Exhibit (a)(1)

            , 2013

Shareholders of ShangPharma Corporation

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of ShangPharma Corporation (the “Company”) to be held on             , 2013, at      a.m. (Hong Kong time), at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof. We hope that you can attend.

On December 21, 2012, we entered into an agreement and plan of merger (the “Merger Agreement”) with ShangPharma Holdings Limited (“Holdings”), ShangPharma Parent Limited (“Parent”) and ShangPharma Merger Sub Limited (“Merger Sub”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to approve and adopt the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

If the Merger Agreement is approved by the requisite vote of the Company’s shareholders and the Merger is completed, each ordinary share of the Company, par value $0.001 per share (“Share”) issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $0.50 and each of the Company’s American depositary shares (“ADSs”), each representing 18 Shares, will be cancelled in exchange for the right to receive $9.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated October 18, 2010 between the Company and JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and all holders of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes. The following Shares of the Company (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares owned immediately prior to the effective time of the Merger by Holdings, Parent, Merger Sub, Mr. Michael Xin Hui, the chairman of the board of directors and the chief executive office of the Company, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, Joint Benefit Group Limited, TPG Star Charisma Limited, TPG Biotech II Charisma Limited and Han Ming Tech Investment Limited (collectively, the “Rollover Shareholders”), which are subject to a contribution agreement whereby such shareholders have agreed to contribute all Shares held by them (including Shares represented by ADSs but, in the case of Han Ming Tech Investment Limited, limited to 1,802,506 Shares held by it) (the “Rollover Shares”) to Holdings, which contributed Rollover Shares will, in connection with and at the effective time of the Merger, ultimately be exchanged for shares of the surviving corporation, (b) Shares beneficially owned by the Company as treasury shares (the “Company Treasury Shares”) and Shares owned by ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited, each an affiliate of Mr. Michael Xin Hui, as are required to fully settle any and all vested but unsettled restricted share units of the Company as of the closing date of the Merger Agreement that were granted under (A) the Founder’s 2008 Equity and Performance Incentive Plan or (B) the Company’s 2010 Share Incentive Plan (the “Founder Plan RSU Shares”), which Company Treasury Shares and Founder Plan RSU Shares will be cancelled and cease to exist for no consideration, and (c) the Shares owned by shareholders who have validly exercised and perfected and not effectively withdrawn or lost their appraisal or other rights pursuant to Section 238 of the Companies Law (2012 Revision) of the Cayman Islands (the “Cayman Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the appraised value thereon in accordance with such holder’s appraisal rights under the Cayman Companies Law.

An independent committee (the “Independent Committee”) of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with any Rollover Shareholder or any of the management members of the Company, reviewed and considered the terms and conditions of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. The Independent Committee unanimously (a) determined that the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, (b) declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (c) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (d) recommended that the board of directors of the Company approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

On December 21, 2012, our board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Independent Committee, (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (b) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (c) recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

The Company’s board of directors recommend that you vote FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. Mr. Michael Xin Hui, the chairman of our board of directors and the chief executive officer of the Company, beneficially owns approximately 55.0% of the total number of outstanding Shares. Mr. Michael Xin Hui, along with his affiliated entities, together with the other Rollover Shareholders, have agreed with Holdings and Parent to contribute to Holdings all of the Shares owned by them (except, in the case of Han Ming Tech Investment Limited, limited to 1,802,506 Shares) pursuant to a contribution agreement, which contributed Shares will, in connection with and at the effective time of the Merger, ultimately be exchanged for shares of the surviving corporation. Han Ming Tech Investment Limited is wholly owned by a related party of Mr. Kevin Penghui Chen, a director of the Company. Mr. Kevin Penghui Chen disclaims any beneficial ownership in Han Ming Tech Investment Limited. The Rollover Shareholders, as a group, beneficially own 224,144,220 Shares, which represent approximately 66.9% of the total number of outstanding Shares.

The accompanying proxy statement includes detailed information about the Merger and the extraordinary general meeting (including additional information regarding certain interests of the Company’s directors and executive officers that may be different from, or in addition to, the interests of our shareholders generally). We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In addition, under certain circumstances more fully described in the accompanying proxy statement, in the event that our board of directors changes its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Merger Agreement has not subsequently been terminated by Parent as a result of such change in recommendation, then, in addition to the vote described above, the affirmative vote of holders of Shares (other than Rollover Shares) representing a majority of the Shares (other than the Rollover Shares) present and voting in person or by proxy at the extraordinary general meeting will also be required. As of the date of this letter, the Rollover Shareholders, as a group, beneficially own approximately 66.9% of the total number of outstanding Shares. Pursuant to the terms of the Merger Agreement and a voting agreement (the “Voting Agreement ”) entered into between the Company, Parent and the Rollover Shareholders party thereto, these Shares will be voted in favor of the approval of the Merger Agreement, the Cayman Plan of Merger and the Merger at the extraordinary general meeting. Based on the shareholdings of the Rollover Shareholders as of the date of this letter, assuming that the Rollover Shareholders comply with the terms of Voting Agreement and that the Company’s board of directors has not changed its recommendation with respect to the Merger Agreement under such circumstances such that the aforementioned majority of the minority vote is required, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder required.

Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2013 at      a.m. (Hong Kong time). Voting by proxy will not prevent you from voting in person if you choose to attend the extraordinary general meeting, but will ensure that your vote will be counted if you are unable to attend. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on             , 2013.

If you own ADSs as at the close of business in New York City on             , 2013, the ADS record date, you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. The ADS Depositary must receive such instructions no later than      p.m. (New York City time) on             , 2013 in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS Depositary will not vote or attempt to exercise the right to vote the Shares underlying your ADSs other than in accordance with those instructions.

If you hold your Shares or ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares or ADSs if you wish to vote (or have the Shares underlying your ADSs be voted) at the extraordinary general meeting.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company’s Investor Relations department by calling at +86 21 5132-0088 or emailing to IR@shangpharma.com or mailing at ShangPharma Corporation, No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

On behalf of ShangPharma Corporation, we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,	Sincerely,
Mr. Yuk Lam Lo On behalf of the Independent Committee	Michael Xin Hui Chairman of the board of directors and chief executive officer

The accompanying proxy statement is dated             , 2013 and is first being mailed to shareholders on or about             , 2013.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2013

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting (the “EGM”) of the shareholders of ShangPharma Corporation, referred to herein alternately as “the Company,” “us,” or “we” and all terms correlative thereto, will be held on             , 2013, beginning at      a.m. (Hong Kong time), at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong.

Only holders of ordinary shares of the Company, par value $0.001 per share (“Shares”), of record on the close of business in the Cayman Islands on             , 2013 or their proxy holders are entitled to vote at the EGM or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

1.	as a special resolution:

THAT the agreement and plan of merger dated December 21, 2012 (the “Merger Agreement”) by and among ShangPharma Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), ShangPharma Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings (“Parent”), ShangPharma Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) (copy of such Merger Agreement and Cayman Plan of Merger being in the form attached to the proxy statement accompanying this notice of EGM, which will also be produced and made available for inspection at the EGM), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;

THAT the directors and the chief financial officer of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement; and

2.	as an ordinary resolution:

THAT, the chairman of the EGM be instructed to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Please refer to the proxy statement, which is attached to and made a part of this notice. A list of the shareholders of the Company will be available at its principal executive offices at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China, during ordinary business hours for the          business days immediately prior to the EGM.

After careful consideration and upon the unanimous recommendation of an independent committee (the “Independent Committee”) of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with Holdings, Parent, Merger Sub (or any of their affiliates) or any of the management members of the Company, the Company’s board of directors approved the Merger Agreement and recommends that you vote FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

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Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the EGM. In addition, under certain circumstances more fully described in the accompanying proxy statement, in the event that our board of directors changes its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Merger Agreement has not subsequently been terminated by Parent as a result of such change in recommendation, then, in addition to the vote described above, the affirmative vote of holders of Shares (other than certain Shares held by affiliates of Parent and certain rollover Shares held by Han Ming Tech Investment Limited) representing a majority of the Shares (other than certain Shares held by affiliates of Parent and certain rollover Shares held by Han Ming Tech Investment Limited) present and voting in person or by proxy at the extraordinary general meeting will also be required.

Even if you plan to attend the EGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, this proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Ms. Elaine Cai) at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, People’s Republic of China no later than             , 2013 at      a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the EGM will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the EGM. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on             , 2013. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or nominee and you wish to vote at the EGM in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted. If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own American depositary shares of the Company, each representing 18 Shares (“ADSs”), as at the close of business in New York City on             , 2013, the ADS record date, you may instruct JPMorgan Chase Bank, N.A. (the “ADS Depositary”), in its capacity as depositary of the ADSs (and as the holder of the Shares underlying the ADSs), how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. The ADS Depositary must receive such instructions no later than      p.m. (New York City time) on             , 2013 in order to vote the underlying Shares at the EGM. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote Shares represented by ADSs other than in accordance with properly executed voting instruction cards. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on             , 2013, and become a holder of Shares by the close of business in the Cayman Islands on             , 2013, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM.

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Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all appraisal procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise appraisal rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company’s Investor Relations department by calling at +86 21 5132-0088 or emailing to IR@shangpharma.com or mailing at ShangPharma Corporation, No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

The Merger Agreement and the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

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Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at least two hours before the commencement of the general meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

Name:

Title:	Director

, 2013

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PROXY STATEMENT

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of ShangPharma Corporation can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card,

or need additional copies of proxy material, please call the Company’s Investor Relations department at

+86 21 5132-0088.

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers About the Extraordinary General Meeting and the Merger,” summarizes the material information contained in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement, and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 117. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to ShangPharma Corporation and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to United States dollars.

The Parties Involved in the Merger

ShangPharma Corporation

ShangPharma Corporation, a Cayman Islands exempted company with limited liability headquartered in Shanghai, China, is a leading China-based pharmaceutical and biotechnology research and development outsourcing company. We provide a broad range of high-quality, integrated services across the drug discovery and development process to international and Chinese pharmaceutical and biotechnology companies. Our services consist of discovery chemistry, discovery biology and preclinical development, pharmaceutical development and biologics services. Our principal executive office is located at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, 201203 Shanghai, PRC. The telephone number of Company’s principle executive office is +86 21 5132 0088.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2012, and Amendment No. 1 thereto, filed with the SEC on May 4, 2012, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 117 for a description of how to obtain a copy of our Annual Report and Amendment No. 1 thereto.

Mr. Michael Xin Hui

Mr. Michael Xin Hui is one of our co-founders. He has served as the chairman of the board of directors and chief executive officer of the Company since the inception of our company in 2002. The business address for Mr. Michael Xin Hui is No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, China. Mr. Michael Xin Hui’s telephone number is +86 21 5132 0088. Mr. Michael Xin Hui is a citizen of the United States.

TPG Entities

TPG Star, L.P. (“TPG Star”) is a Delaware limited partnership with its registered address at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America, and its telephone number is +1 817 871 4000.

TPG Biotechnology Partners II, L.P. (“TPG Biotech” and together with TPG Star, the “TPG Funds”) is a Delaware limited partnership with its registered address at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America, and its telephone number is +1 817 871 4000.

TPG Star Charisma Limited (“TPG Star Charisma” ) is a company incorporated in Hong Kong with its registered address at 57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, and its telephone number is +852 3515 8888. TPG Star, L.P is the sole shareholder of TPG Star Charisma Limited.

TPG Biotech II Charisma Limited (“TPG Biotech Charisma” and together with TPG Star Charisma, “TPG”) is a company incorporated in Hong Kong with its registered address at 57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, and its telephone number is +852 3515 8888. TPG Biotechnology Partners II, L.P. is the sole shareholder of TPG Biotech II Charisma Limited.

Holdings

ShangPharma Holdings Limited (“Holdings”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Holdings is a holding company formed solely for the purpose of holding the equity interest in Parent (as defined below) and arranging and entering into the related investment transactions.

Pursuant to a contribution agreement, dated December 21, 2012 by and among Mr. Michael Xin Hui, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, Joint Benefit Group Limited, Han Ming Tech Investment Limited , TPG Star Charisma and TPG Biotech Charisma (collectively, the “Rollover Shareholders”), Holdings and Parent (the “Contribution Agreement”), prior to the effective time of the Merger (as defined below), the Rollover Shareholders will contribute their Rollover Shares (as defined below) to Holdings in exchange for ordinary shares of Holdings, and, following such contribution, the Rollover Shareholders will beneficially own 100% of Holdings.

The registered office of Holdings is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +1 817 871 4000.

Parent

ShangPharma Parent Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings. Parent is a holding company formed by Holdings solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging and entering into the related investment transactions. The registered office of Parent is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +1 817 871 4000.

Merger Sub

ShangPharma Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the Merger. The registered office of Merger Sub is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +1 817 871 4000.

ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited

Each of ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited is a company incorporated under the laws of the British Virgin Islands and beneficially owned by Mr. Michael Xin Hui and three trusts, of which Mr. Michael Xin Hui and his family members are beneficiaries. The registered office of ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings is located at c/o Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands and their telephone number is +86 21 5132 0088.

Joint Benefit Group Limited

Joint Benefit Group Limited is a company incorporated under the laws of the British Virgin Islands beneficially owned by Hui Family Trust, of which Mr. Michael Xin Hui’s family members are beneficiaries. The registered office of Joint Benefit Group Limited is located at c/o P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its telephone number is +86 21 5132 0088.

Han Ming Tech Investment Limited

Han Ming Tech Investment Limited is a company incorporated under the laws of the British Virgin Islands beneficially owned by a related party of Mr. Kevin Penghui Chen, a director of the Company. Mr. Kevin Penghui Chen disclaims any beneficial ownership in Han Ming Tech Investment Limited. The registered office of Han Ming Tech Investment Limited is located at Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is +1284 494 5296.

The Rollover Shareholders, Holdings, Parent and Merger Sub are collectively referred to in this proxy statement as the “Buyer Group”.

The Merger (Page 84)

The Company, Holdings, Parent, and Merger Sub entered into an agreement and plan of merger (the “Merger Agreement”) on December 21, 2012. Under the terms of the Merger Agreement, and assuming the requisite vote of the shareholders of the Company and the other conditions to completion of the transactions contemplated thereunder are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

•	Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger; and

•

each ordinary share of the Company, par value $0.001 per share (“Share”), issued and outstanding immediately prior to the effective time of the Merger (including Shares represented by American depositary shares (“ADSs”), each representing 18 Shares), will be cancelled and cease to exist and will be converted into and exchanged for the right to receive the consideration further described below, except for the Excluded Shares and the Dissenting Shares (each as defined below).

Following and as a result of the Merger:

•	the Company, as the Surviving Corporation, will do business under the name “ShangPharma Corporation” and will be a direct wholly-owned subsidiary of Parent;

•

the Company’s American depositary share program for the ADSs will be terminated and the Company’s ADSs will cease to be listed on New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of the ADSs in the public market will no longer be available;

•

ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs under the Exchange Act will be terminated;

•

the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the United Sates federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and

•

the Company’s shareholders (other than the Rollover Shareholders) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

If the Merger is approved, the Company will file a plan of merger substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) with the Cayman Islands Registrar of Companies (the “Registrar”) . The Merger will be effective on the date as specified in the Cayman Plan of Merger.

Merger Consideration (Page 84)

Under the terms of the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $0.50 and each of the Company’s ADSs will be cancelled in exchange for the right to receive $9.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement, dated October 18, 2010 between the Company and JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and all holders of ADSs issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes. The following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence:

•

Shares owned immediately prior to the effective time of the Merger by members of the Buyer Group and their affiliates which are subject to the Contribution Agreement (the “Rollover Shares”), each of which Rollover Shares will, in connection with and at the effective time of the Merger, ultimately be exchanged for one ordinary share of the Surviving Corporation;

•

Shares beneficially owned by the Company as treasury shares (the “Company Treasury Shares”) and Shares owned by ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited as are required to fully settle any and all vested but unsettled restricted share units as of the closing date of the Merger Agreement that were granted under (A) the Founder’s 2008 Equity and Performance Incentive Plan or (B) the Company’s 2010 Share Incentive Plan (the “Founder Plan RSU Shares”), which Company Treasury Shares and Founder Plan RSU Shares will be cancelled and cease to exist for no consideration, and

•

Shares owned by shareholders who have validly exercised and perfected and not effectively withdrawn or lost their appraisal or other rights pursuant to Section 238 of the Companies Law (2012 Revision) of the Cayman Islands (the “Cayman Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the appraised value thereon in accordance with such holder’s appraisal rights under the Cayman Companies Law (“Dissenting Shares”).

The Rollover Shares, the Company Treasury Shares and the Founder Plan RSU Shares are collectively referred to in this proxy statement as the “Excluded Shares.”

Treatment of Company Options and Company RSUs (Page 85)

Each option to purchase Shares granted pursuant to the Company’s 2008 Equity and Performance Incentive Plan (as amended and restated) (each, a “Company Option”) that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, within 5 business days after the effective time of the Merger, a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the Merger multiplied by (b) the excess, if any, of $0.50 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes.

Each of the restricted share units (each, a “Company RSU”) granted pursuant to (i) the Founder’s 2008 Equity and Performance Incentive Plan, (ii) the Company’s 2010 Share Incentive Plan, and (iii) the Company’s 2011 Share Incentive Plan (collectively, the “Company Plans”) that is outstanding and vested, but not yet settled for Shares (each, a “Vested Company RSU”), other than any Vested Company RSUs constituting Rollover Shares, will be cancelled and converted into and exchanged for the right to receive a cash amount equal to the product of the number of Shares previously subject to such Vested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50, net of any applicable withholding taxes.

Each Company RSU that is then outstanding and unvested (each, an “Unvested Company RSU”) shall be cancelled and converted into and exchanged for the right to receive a restricted cash award (each, a “RCA”) having an aggregate amount equal to the total number of Shares subject to such Unvested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the Merger.

Record Date and Voting (Page 79)

You are entitled to vote at the extraordinary general meeting if you own Shares as of the close of business in the Cayman Islands on             , 2013, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2013 at      a.m. (Hong Kong time). If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than      p.m. (New York City time) on             , 2013 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on             , 2013, the ADS record date, and become a holder of Shares by the close of business in the Cayman Islands on             , 2013, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Each outstanding Share on the record date entitles the holder thereof to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment or postponement thereof. We expect that, as of the Share record date, there would be 333,200,510 Shares entitled to be voted at the extraordinary general meeting (excluding 3,699,306 Shares represented by ADSs held in brokerage accounts in the Company’s name and 16,700,184 Shares issued to the ADS Depositary in anticipation of the vesting of Company Options and Company RSUs granted under the Company Plans). See “—Voting Information” below.

Shareholder Vote Required to Approve and Adopt the Merger Agreement and the Transactions Contemplated Thereby, Including the Merger (Page 79)

The Merger cannot be completed unless the Merger Agreement is approved and adopted by a special resolution approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, referred to herein as a “special resolution.” In addition to a special resolution, if under the Merger Agreement, the Company’s board of directors is permitted to change its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, the board of directors does change its recommendation based on facts and circumstances existing and unknown prior to the date of the Merger Agreement, and the Merger Agreement has not subsequently been terminated by Parent as a result of such change in recommendation, then, in addition to the special resolution described above, the affirmative vote of holders of Shares (other than Rollover Shares) representing a majority of the Shares (other than the Rollover Shares) present and voting in person or by proxy at the extraordinary general meeting, which we refer to as the “majority of the minority” vote, will also be required. The circumstances where the Company’s board of directors are permitted to make such a change in recommendation under the Merger Agreement are limited and are further described under the heading “The Agreement and Plan of Merger - No Solicitation of Company Acquisition Proposals and No Change of Recommendation,” beginning on page 94. The Company’s board of directors has no present intention to make any change in recommendation (nor is it presently aware of any facts or circumstances which, standing along or together with other circumstances, would permit it under the Merger Agreement or require it under applicable law to make a change of recommendation), and accordingly the only vote currently required by the Company’s shareholders to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, is a special resolution (without a majority of the minority vote) adopting the resolutions specified in this proxy statement.

Based on the number of Shares expected to be outstanding on the record date, approximately 222,133,674 Shares must be voted in favor of the proposal to approve the Merger Agreement and approve the transactions contemplated thereby, including the Merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group, as a group, beneficially owns 224,144,220 Shares (including Shares represented by ADSs), which represent approximately 66.9% of the total outstanding Shares. Pursuant to the terms of the Merger Agreement as well as a voting agreement entered into between Joint Benefit Group Limited, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, Han Ming Tech Investment Limited, TPG Star Charisma and TPG Biotech Charisma (collectively, the “Voting Shareholders”), Parent and the Company on December 21, 2012 (the “Voting Agreement”), these Shares (the “Voting Shares”) will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting of the Company. Based on the shareholdings of the Buyer Group as of the date of this proxy statement, assuming the Voting Shareholders comply with the terms of Voting Agreement and that the Company’s board of directors has not changed its recommendation with respect to the Merger Agreement under circumstances such that a majority of the minority vote is required, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder being required. The voting obligations of the Voting Shareholders contained in the Voting Agreement terminate upon the earlier to occur of (i) the effective time under the Merger Agreement and (ii) the valid termination of the Merger Agreement in accordance with its terms. See “Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting” beginning on page 72 for additional information on such voting arrangements and how they may impact the approval and adoption of the merger agreement and the transactions contemplated thereby at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or nominee, your broker, bank or nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 78)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy is             , 2013 at      a.m. (Hong Kong time). If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

Our board of directors recommends that you vote for the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

If you own ADSs as of the close of business in New York City on             , 2013, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than      p.m. (New York City time) on             , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on             , 2013. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on             , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Bank N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders (Page 105)

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise appraisal rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Purposes and Effects of the Merger

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Rollover Shareholders) will be cashed out in exchange for $0.50 per Share (or $9.00 per ADS). Please see “Special Factors—Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

ADSs representing Shares of the Company are currently listed on the NYSE under the symbol “SHP”. Following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. After the Merger, the Shares will cease to be listed on the NYSE, and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, registration of the Company’s Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. Please see “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of the Parent and beneficially owned by the Buyer Group. The Company will no longer be subject to the Exchange Act, or the NYSE compliance and reporting requirements and accordingly will not incur the related direct and indirect costs and expenses associated with being subject to the Exchange Act and NYSE compliance and reporting requirements.

The Buyer Group has advised the Company that, except for the transactions contemplated by the Merger Agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a Merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendation of the Independent Committee and Our Board of Directors (Page 41)

The Independent Committee unanimously (a) determined that the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, (b) declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (c) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (d) recommended that the board of directors of the Company approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. Based in part on the unanimous recommendation of the Independent Committee, our board of directors determined that the Merger is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT, THE CAYMAN PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS AND THE CHIEF FINANCIAL OFFICER OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN OR POSTPONE THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

The primary benefits of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the fact that the per ADS merger consideration represents a 30.8% premium over the closing price of $6.88 per ADS as quoted by the NYSE on July 5, 2012, the last trading day prior to the Company’s announcement on July 6, 2012 that it had received a “going private” proposal, and a 44.8% and 34.2% premium to the volume-weighted average closing price of the Company’s ADSs during the 30 and 60 trading days prior to July 6, 2012, respectively.

The primary detriments of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the fact that the Company will no longer exist as an independent public company and its shareholders will forgo any future increase in value that might result from possible growth after the closing of the Merger; and

•

the fact that since the Company became publicly listed in October 2010, the highest historical closing price of its ADSs ($13.98 per ADS) exceeds the Merger Consideration offered to the Company’s unaffiliated shareholders and ADS holders.

The foregoing summary of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the Independent Committee in determining to recommend the approval of the Merger Agreement and the approval of the transactions contemplated thereby and in determining that the Merger is substantively and procedurally fair to our unaffiliated shareholders and ADS holders, see “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 41 and “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness of the Merger (Page 45)

Each member of the Buyer Group believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 45.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Financing of the Merger (Page 63)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately $             million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will, in connection with and at the effective time of the Merger, ultimately be exchanged for shares of the Surviving Corporation, or the Company Treasury Shares and Founder Plan RSU Shares, which will be cancelled for no consideration at the effective time of the Merger. This amount is expected to be funded through one or a combination of the following: (a) debt financing of $40.0 million in term loan facilities to be funded by Standard Chartered Bank (Hong Kong) Limited, pursuant to a debt financing commitment letter (until such time as the parties thereto enter into the debt financing agreement) executed by Standard Chartered Bank (Hong Kong) Limited; and (b) equity financing of up to $25.0 million to be funded by the TPG Funds and Joint Benefit Group Limited. See “Special Factors—Financing” beginning on page 64 for additional information.

Limited Guaranty (Page 66)

Mr. Michael Xin Hui, TPG Star, L.P. and TPG Biotechnology Partners II, L.P. (collectively, the “Guarantors”) have agreed to guarantee 69.62%, 20.25% and 10.13%, respectively, of the obligations of Parent under the Merger Agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 112)

As of the date of this proxy statement, Mr. Michael Xin Hui, the chairman of the Company’s board of directors and chief executive officer of the Company, beneficially owns approximately 55.0% of the total outstanding Shares, and our directors and executive officers (other than Mr. Michael Hui Xin) collectively beneficially own 3,692,808 Shares (including Shares represented by ADSs), or approximately 1.1% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 112 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

Pursuant to the Merger Agreement, provided that there is no change of recommendation by our board of directors, Parent has agreed to use its reasonable best efforts to cause all of the Rollover Shares to appear at the extraordinary shareholder meeting or otherwise be counted as present thereat for purpose of determining whether a quorum is present and be voted in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Pursuant to the Voting Agreement, each of the Voting Shareholders has agreed to (i) appear or otherwise cause the Voting Shares to be counted as present for purpose of calculating a quorum and vote or otherwise cause to be voted all of their Voting Shares (x) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof and (y) against any other acquisition proposal and (ii) not enter into at any time prior to the termination of the voting agreement, any voting trust agreement or any other contract (other than the Contribution Agreement) with respect to any Voting Shares.

Opinion of Financial Advisor to the Independent Committee (Page 50)

On December 21, 2012, J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) rendered its oral opinion to the Independent Committee (which was confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date), as to the fairness, from a financial point of view, of the $0.50 per Share merger consideration to be received by the holders of Shares and the $9.00 per ADS merger consideration to be received by holders of the ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger, as of December 21, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion.

J.P. Morgan’s opinion was addressed to the Independent Committee for its benefit and use in evaluating the Merger and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and ADSs (other than holders of Excluded Shares and/or Dissenting Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of J.P. Morgan’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion. We encourage holders of the Shares and ADSs to carefully read the full text of J.P. Morgan’s written opinion. However, neither J.P. Morgan’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Independent Committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the Merger or any related matter. Please see “Special Factors—Opinion of J.P. Morgan, the Independent Committee’s Financial Advisor” beginning on page 50 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 68)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executives have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally. These interests include, among others:

•

the beneficial ownership of equity interests in Parent by Mr. Michael Xin Hui and by Han Ming Tech Investment Limited (after the contribution closing), which is owned by a related party of Mr. Kevin Penghui Chen, a director of the Company. Mr. Kevin Penghui Chen disclaims any beneficial ownership in Han Ming Tech Investment Limited;

•

the potential enhancement or decline of the share value of Parent, in which Mr. Michael Xin Hui and Han Ming Tech Investment Limited will have beneficial ownership as a result of the Merger, and future performance of the Surviving Corporation;

•	cash-out of in-the-money Company Options and Vested Company RSUs held by certain of the Company’s directors and executive officers;

•	conversion of Unvested Company RSUs held by certain of the Company’s directors and executive officers into the right to receive RCAs;

•

continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of the Company;

•

the compensation of members of the Independent Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger) at a rate of $10,000 per month (the “monthly stipend”) for each member of the Independent Committee (provided that the aggregate amount of the monthly stipend shall not exceed $60,000 for each member of the Independent Committee) and a lump sum payment of $60,000 (less the total amount of monthly stipend already paid to such member) if the Merger is completed or terminated before such member has received aggregate monthly stipend payments of $60,000; and

•	the continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions.

As of the date of this proxy statement, our directors and executive officers (other than Mr. Michael Xin Hui) collectively beneficially own 3,692,808 Shares (including Shares represented by ADSs), or, approximately 1.1% of the total outstanding Shares. The maximum amount of cash payments our directors and executive officers (other than Mr. Michael Xin Hui) may receive in respect of their Shares, Company Options and Company RSUs if the Merger is consummated is approximately $0.8 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

The Independent Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for additional information.

Limitation on Solicitation and Considering Acquisition Proposals (Page 94)

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their respective representatives may not:

(a)	initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any acquisition proposal (as defined in the Merger Agreement);

(b)	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;

(c)	(i) withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, the board of directors’ recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal, (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (iv) fail to include in this proxy statement the board of director’s recommendation in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereunder, including the Merger, or (v) publicly announce its intention to take any of the actions described in foregoing;

(d)	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the Merger Agreement);

(e)	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under the Merger Agreement or breach its obligations thereunder;

(f)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

(g)	propose or agree to do any of the foregoing.

At any time after the date of the Merger Agreement and prior to the time the Company’s shareholders approve the Merger Agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitutes or may reasonably be expected to lead to a superior proposal (as defined under the Merger Agreement), the Company may, subject to a customary confidentiality agreement satisfying the requirements of the Merger Agreement, furnish information and data with respect to the Company and its subsidiaries to, and participate, through the Independent Committee, in discussions or negotiations regarding such acquisition proposal with, a person and its representatives who has made such proposal, provided that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was no previously or concurrently provided or made available to Parent.

No Change of Recommendation (Page 94)

Prior to the time the Company’s shareholders approve the Merger Agreement, the board of directors of the Company (upon recommendation of the Independent Committee which has made its determination in good faith and after consultation with its outside legal counsel and financial advisors) may, subject to certain notice requirements, (a) make a change of recommendation if the Independent Committee determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the Independent Committee determines constitutes a superior proposal, make a change of recommendation or authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement.

Termination of the Merger Agreement (Page 100)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(a)	by mutual written consent of the Company and Parent; or

(b)	by either of the Company or Parent, if:

•

the Merger is not completed by 6 months after the date of the Merger Agreement, provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the termination date;

•	the shareholders of the Company do not authorize, approve and adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, provided that (i) each of the parties has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and (ii) such termination right shall not be available to any party whose breach of its obligations under the Merger Agreement in any material respect in any manner has been the proximate cause of, or resulted in such order.

(c)	by Parent, if:

•	at any time prior to the time the shareholders’ approval is obtained, if the board or directors of the Company or the Independent Committee has made a change of recommendation; or

•

at any time prior to the shareholders’ meeting, if the Company has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days (in case of breach of the covenants and agreements in connection with solicitation of acquisition proposals, superior proposals and change of recommendation, 10 business days) after written notice thereof is given by Parent to Company or (ii) 5 business days prior to the termination date, provided that Parent is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied.

(d)	by the Company:

•

at any time prior to the date of the extraordinary general meeting, based on the recommendation of the Independent Committee, subject to complying with the terms of the Merger Agreement in connection with acquisition proposals and payment of the termination fees, in order to enter into an alternative acquisition agreement relating to a superior proposal immediately prior to or substantially concurrently with the termination of the Merger Agreement;

•

at any time prior to the effective time of the Merger, if any of Holdings, Parent or Merger Sub has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by Holdings, Parent or Merger Sub under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied; or

•

at any time prior to the effective time of the Merger, if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holding’s, Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within 5 business days after the delivery of such notice.

Termination Fee and Reimbursement of Expenses (Page 101)

The Company is required to pay Parent a termination fee of $2,550,000 in the event the Merger Agreement is terminated:

•

by either Parent or the Company if (i) the Merger is not consummated by the end date, or the shareholder approval of the Merger Agreement is not obtained, (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn (in the case where termination is for the shareholder approval not being obtained, such acquisition proposal must have been made prior to the shareholders’ meeting), and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•

by Parent if (i) Company has breached any of its representation, warranty, covenant or agreement under the Merger Agreement (other than its “no-shop” and “no-change-of-recommendation” obligations), or any representation or warranty made by it under the Merger Agreement will have become untrue after the date of the Merger Agreement, (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn, and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•

by Parent if the board of directors of the Company or the Independent Committee makes a change of recommendation, or if the Company has breached its “no-shop” and “no-change-of-recommendation” obligations under the Merger Agreement in any material respect; or

•

by the Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the Merger.

The Company is required to pay reasonably documented fees and expenses incurred by Parent and its affiliates of up to $850,000 in the event the Merger Agreement is terminated:

•	by either Parent or the Company if the majority of the minority vote is required to be obtained under the Merger Agreement and such vote is not obtained;

•

by Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the Merger; or

•

by Parent if (i) the board or directors of the Company or the Independent Committee has made a change of recommendation, or (ii) the Company has breached any representation, warranty, covenant or agreement under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, in each case, if, after notice, the corresponding condition to closing could not be satisfied.

Parent is required to pay a reverse termination fee of $5,950,000 in the event that the Merger Agreement is terminated by the Company for the following reasons:

•

if any of Holdings, Parent or Merger Sub has breached any of its representation, warranty, covenant or agreement under the Merger Agreement, or any representation or warranty made by it under the Merger Agreement will have become untrue after the date of the Merger Agreement such that the applicable conditions precedent could not be satisfied after Holdings, Parent or Merger Sub has had the opportunity to cure such breach; or

•

if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within five business days after the delivery of such notice.

Material U.S. Federal Income Tax Consequences (Page 73)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 73. The tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 75)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger or through the exercise of appraisal rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger or the exercise of appraisal rights to you, including any PRC tax consequences. Please see “Special Factors—Material PRC Income Tax Consequences” beginning on page 75 for additional information.

Material Cayman Islands Tax Consequences (Page 75)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 75 for additional information.

Regulatory Matters (Page 72)

The Company does not believe that any material federal, state or non-U.S. regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Conditions to the Merger (Page 99)

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement and Merger being approved by the shareholders at the extraordinary general meeting; and

•

no order of governmental or regulatory authority, agency, court, or other judicial body, commission or other governmental body of competent jurisdiction is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Holdings, Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement being true and correct as of the date thereof and as of the closing date or, if applicable, as of a specified earlier date, provided that (i) the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect, and (ii) representations and warranties of the Company in connection with its capital structure will be true and correct in all respects except for inaccuracies that do not, individually or in the aggregate, require payments of merger consideration at or after the closing in excess of $100,000;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing date of the Merger;

•	there having not occurred a material adverse effect (as such term is defined in the Merger Agreement) since the date of the Merger Agreement;

•	Parent having received a certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions under the Merger Agreement described above; and

•	shareholders holding no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Holdings, Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date or, if applicable, as of a specified earlier date, except where the failure of such representations and warranties to be true and correct does not prevent, materially delay or materially impede the performance by Holdings, Parent or Merger Sub of its obligations under the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby;

•	each of Holdings, Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

•

Company having received a certificate signed by a designated director of each of Holdings, Parent and Merger Sub certifying as to the satisfaction of the conditions under the Merger Agreement described above.

Market Price of the ADSs (Page 76)

The closing price of the Shares on the NYSE on July 5, 2012, the last trading date immediately prior to the Company’s announcement on July 6, 2012 that it had received a going private proposal, was $6.88 per ADS. The merger consideration of $9.00 per ADS to be paid in the Merger represents a premium of approximately 30.8% over that closing price.

Fees and Expenses (Page 72)

All expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be borne by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Remedies (Page 103)

The Company’s right to receive the reverse termination fee from Parent (or the Guarantors pursuant to the Limited Guaranty (as defined below)) and certain reimbursement and indemnification payments from Parent will be, subject to the relevant provisions in the Merger Agreement and equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company against Holdings, Parent, Merger Sub, the Guarantors, the Rollover Shareholders, the financing sources of the debt financing or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount no such related party shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Parent’s right to receive payment from the Company of the termination fee and certain reimbursement of Parent expenses will be, subject to the relevant provisions in the Merger Agreement and equitable relief, including specific performance, described below, the sole and exclusive remedy of Holdings, Parent and Merger Sub (and the other related parties described in the preceding paragraph) against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of the Company, any of the Company’s subsidiaries or any of their respective related parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby.

The Company, Holdings, Parent and Merger Sub are each entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the Merger Agreement. However, the Company’s right to enforce specifically the obligation of Holdings, Parent and Merger Sub to draw down the equity commitments from the TPG Funds and Joint Benefit Group Limited is subject to (i) each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement having been satisfied, (ii) Holdings, Parent and Merger Sub having failed to complete the closing of the Merger by the date specified in the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) having been funded in accordance with the terms thereof or will be funded at the closing of the Merger if the TPG Funds’ and Joint Benefit Group Limited’s equity commitments are funded at the closing of the Merger, and (iv) the Company having irrevocably confirmed in writing that if specific performance is granted and the TPG Funds’ and Joint Benefit Group Limited’s equity commitments and the debt financing are funded, then the closing of the Merger will occur.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On December 21, 2012, we entered into the Merger Agreement with Holdings, Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q:	What is the proposed transaction?

A:	The Merger is a going private transaction pursuant to which Parent will acquire the Company. Once the Merger Agreement is approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation after the Merger. If the Merger is completed, the Company will continue its operations as a privately held company wholly owned by Parent, and as a result of the Merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?

A:	If you own Shares immediately prior to the effective time of the Merger and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive $0.50 in cash, without interest and net of any applicable withholding taxes, for each Share you own (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Companies Law with respect to the Merger, in which event you will be entitled to the value of each Share appraised pursuant to the Cayman Companies Law).

If you own ADSs immediately prior to the effective time of the Merger and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive $9.00 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own.

Please see “Special Factors—Material United States Federal Income Tax Consequences,” “Special Factors—Material PRC Income Tax Consequences” and “Special Factors—Material Cayman Islands Tax Consequences” beginning on page 73 for a more detailed description of the tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Options be treated in the Merger?

A:	If the Merger is completed, each Company Option that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, within 5 business days after the effective time of the Merger, a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the Merger multiplied by (b) the excess, if any, of $0.50 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes.

Q:	How will the Company RSUs be treated in the Merger?

A:	If the Merger is completed, each Vested Company RSU, other than any Vested Company RSUs constituting Rollover Shares, will be cancelled and converted into and exchanged for the right to receive a cash amount equal to the product of the number of Shares previously subject to such Vested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50, net of any applicable withholding taxes.

Each Unvested Company RSU shall be cancelled and converted into and exchanged for the right to receive a RCA having an aggregate amount equal to the total number of Shares subject to such Unvested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the Merger.

Q:	After the Merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares immediately prior to the effective time of the Merger and are not a member of the Buyer Group, promptly after the effective time of the Merger (in any event within five (5) business days after the effective time of the Merger), a paying agent appointed by Parent will mail to you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates (or affidavit and indemnity of loss in lieu of the share certificates) in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates (or affidavit and indemnity of loss in lieu of the share certificates), you will receive an amount equal to the number of your Shares multiplied by $0.50 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee if the share certificates (if any) which immediately prior to the effective time of the Merger represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the cash for my ADSs?

A:	If you are not a member of the Buyer Group and your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the effective time of the Merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time of the Merger), the ADS Depositary will send you the per ADS merger consideration of $9.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, and will be converted into and exchanged for the cancellation of your ADRs after the completion of the Merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the effective time of the Merger, the ADS Depositary will automatically send you the per ADS merger consideration of $9.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the Merger.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS Depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2013, beginning at a.m., (Hong Kong time), at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;

•	to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement; and, if necessary

•

to instruct the chairman of the extraordinary meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	The Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, must be approved and adopted by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In addition to a special resolution, if under the Merger Agreement, the Company’s board of directors is permitted to change its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, the board of directors does change its recommendation based on facts and circumstances existing and unknown prior to the date of the Merger Agreement, and the Merger Agreement has not subsequently been terminated by Parent as a result of such change in recommendation, then, in addition to a special resolution, the affirmative vote of holders of Shares (other than Rollover Shares) representing a majority of the Shares (other than the Rollover Shares) present and voting in person or by proxy at the extraordinary general meeting will also be required. The circumstances where the Company’s board of directors are permitted to make such a change in recommendation under the Merger Agreement are limited and are more further described under the heading “Merger Agreement - No Solicitation of Company Acquisition Proposals and No Change of Recommendation,” beginning on page 94. The Company’s board of directors has no present intention to make any change in recommendation (nor is it presently aware of any facts of circumstances which, standing along or together with other circumstances, would permit it under the Merger Agreement or require it under applicable law to make a change of recommendation), and accordingly the only vote currently required by the Company’s shareholders to approve and adopt the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, is a special resolution (without a majority of the minority vote) adopting the resolutions specified in this proxy statement.

At the close of business in the Cayman Islands on             , 2013, the Share record date for the extraordinary general meeting,                  Shares were outstanding and entitled to vote at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group, as a group, beneficially owns 224,144,220 Shares, which represent approximately 66.9% of the total outstanding Shares. Pursuant to the terms of the Merger Agreement and the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the Merger at the extraordinary general meeting of the Company. Based on the shareholdings of the Buyer Group as of the date of this proxy statement, assuming the Voting Shareholders comply with the terms of Voting Agreement and that the Company’s board of directors has not changed its recommendation with respect to the Merger Agreement under such circumstances such that a majority of the minority vote is required, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder required. The voting obligations of the Voting Shareholders contained in the Voting Agreement terminate upon the earlier to occur of (i) the effective time of the Merger and (ii) the valid termination of the Merger Agreement in accordance with its terms. See “Special Factors—Voting by the Buyer Group at the Extraordinary General Meeting” beginning on page 72 for additional information on such voting arrangements and how they may impact the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Independent Committee, our board of directors recommends that you vote:

•	FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;

•	FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement; and

•

FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 41 for a discussion of the factors that our Independent Committee and board of directors considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of our Independent Committee and board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2013 in the Cayman Islands. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment or postponement thereof. The record date for ADS holders entitled to instruct the ADS Depositary to vote at the extraordinary general meeting is , 2013 in New York City. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2013 and become a holder of Shares by the close of business in the Cayman Islands on , 2013, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the first quarter or second quarter of 2013. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Options or Company RSUs receive payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances, the Company may be required to pay Parent a termination fee and reimburse Parent or its designees for its and its affiliates’ expenses in connection with the Merger, or Parent may be required to pay the Company a termination fee and reimburse the Company and its affiliates for their expenses in connection with enforcing the payment of such fee and in connection with the financing assistance provided by the Company to Parent, Holdings and Merger Sub, in each case, as described under the caption “The Agreement and Plan of Merger—Termination Fee” beginning on page 101.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card is , 2013 at a.m. (Hong Kong time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card and do not indicate how you want to vote in your proxy card, the Shares represented by your proxy will be voted FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2013, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than p.m. (New York City time) on , 2013. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares represented by such ADSs, evidenced by ADRs related to those ADSs, in accordance with the instructions in the voting instruction cards received from holders of ADSs as of the close of business in New York City on , 2013, the ADS record date. The ADS Depositary must receive such voting instruction cards no later than p.m. (New York City time) on , 2013. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Notwithstanding the foregoing, pursuant to the Deposit Agreement (as defined in the Merger Agreement), if the ADS Depositary timely receives your voting instructions which fail to specify the manner in which the ADS Depositary is to vote the Shares underlying your ADS(s), the ADS Depositary will deem you to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on             , 2013 and become a holder of Shares by the close of business in the Cayman Islands on             , 2013, the Share record date. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on             , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Bank N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•

First, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to No.5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai 201203, the People’s Republic of China, Attention: Ms. Elaine Cai;

•

Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•

Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to      p.m. (New York City time) on             , 2013. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares of the Company after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $0.50 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The record date of ADSs for the extraordinary general meeting is             , 2013 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $9.00 in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Am I entitled to appraisal rights?

A:	Shareholders electing to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any appraisal rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS Depositary, pay the applicable ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on             , 2013, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2013. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Section 238 of the Cayman Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 105 as well as “Annex C—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Q:	If I own ADSs and seek to exercise appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS Depositary’s office at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401. Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS Depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS Depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS Depositary for these purposes is the close of business in New York City on             , 2013.

You must become a registered holder of your Shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 68 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors vote on the proposal to adopt the merger agreement?

A:	Pursuant to the Voting Agreement, Joint Benefit Group Limited, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, each of which is a company controlled and/or beneficially owned by Michael Xin Hui, and Han Ming Tech Investment Limited, a company beneficially owned by a related party of Mr. Kevin Penghui Chen, a director of the Company, have agreed to vote all of the Shares (including Shares represented by ADSs) beneficially owned by them in favor of the approval and authorization of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. Mr. Kevin Penghui Chen disclaims any beneficial ownership in Han Ming Tech Investment Limited. In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs) has informed us that, as of the date of this proxy statement, he intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, our directors and executive officers (other than Mr. Michael Xin Hui) beneficially owned, in the aggregate, 3,692,808 Shares, or, collectively, approximately 1.1% of the outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 112 for additional information.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company’s Investor Relations department by calling at +86 21 5132-0088 or emailing to IR@shangpharma.com or mailing at ShangPharma Corporation, No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must request no later than five business days prior to the extraordinary general meeting.

.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, has considered strategic alternatives that may be available to the Company.

On or about March 13, 2012, a representative of TPG met with Mr. Michael Xin Hui, the chairman of our board of directors and the chief executive officer of the Company, in his individual capacity, and informally raised the possibility of a potential going private transaction with him. Mr. Michael Xin Hui and representatives of TPG also spoke during the weeks prior to March 13, 2012 to discuss various other matters regarding the Company.

Between March 13, 2012 and the last week of April 2012, Mr. Michael Xin Hui and representatives of TPG held a number of preliminary discussions to explore the feasibility of a possible going private transaction with respect to the Company. During this period and leading up to the delivery of the July 6 Proposal (as defined below), representatives of TPG also communicated at various points with Mr. Michael Xin Hui through Mr. Kevin Penghui Chen, a director of the Company, who was acting as a representative of Mr. Michael Xin Hui.

Between the last week of April 2012 and the last week of June 2012, Mr. Michael Xin Hui, Mr. Chen and representatives of TPG held discussions regarding the key commercial terms for a potential going private transaction.

Between the last week of June 2012 and July 5, 2012, Mr. Michael Xin Hui, Mr. Chen and representatives of TPG held discussions regarding drafts of the consortium agreement and the proposal letter to be submitted to the board of directors of the Company. On July 3, 2012, the Consortium appointed Ropes & Gray LLP (“Ropes”) as U.S. counsel to the Consortium. On July 5, 2012, Mr. Michael Xin Hui appointed Latham & Watkins LLP (“Latham”) as his U.S. counsel.

On July 6, 2012, Mr. Michael Xin Hui and TPG finalized and exchanged signature pages to the consortium agreement and the proposal letter.

On the same date, Mr. Michael Xin Hui and TPG delivered to our board of directors the proposal letter (the “July 6 Proposal”) to acquire all of the outstanding shares of the Company not currently owned by them or their affiliates in a going private transaction for between $8.50 and $9.50 per ADS in cash, subject to certain conditions. In the July 6 Proposal, Mr. Michael Xin Hui and TPG, among other things, (a) outlined their intention to move expeditiously to complete the proposed transaction as soon as practicable, (b) stated their expectation that the transaction would be financed with a combination of debt and equity capital and definitive commitments for the required debt and equity funding would be in place when the definitive agreements in connection with the transaction are signed, (c) requested a timely opportunity to conduct customary due diligence on the Company, and (d) expected that the independent members of the board of the Company to consider the proposed transaction. Mr. Michael Xin Hui and TPG made it clear in the July 6 Proposal that they were interested only in acquiring the Shares not already owned by them and they expected to roll over their shares in the transaction. The July 6 Proposal further noted that Mr. Michael Xin Hui and TPG have entered into a consortium agreement to work exclusively together to pursue the acquisition.

At a board meeting convened the same date, our board of directors decided that it was in the best interests of the Company to form an independent committee, consisting of the three independent non-executive directors, Mr. Julian Ralph Worley, Mr. Yuk Lam Lo and Mr. Benson Tsang, to consider and attend to all matters in connection with the July 6 Proposal from Mr. Michael Xin Hui and TPG and the transactions contemplated thereby.

Also on July 6, 2012, the Company issued a press release regarding its receipt of the July 6 Proposal and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K. The closing price of the Company’s ADSs on July 6, 2012 after the Company publicly announced receipt of the July 6 Proposal was $7.75, representing an increase of approximately 15.5% from the closing price of the Company’s ADSs on July 5, 2012 of $6.88, the last trading day before the Company announced receipt of the July 6 Proposal.

Between July 7, 2012 and July 17, 2012, the Independent Committee interviewed a number of law firms to choose its legal counsel, and after consideration of their qualifications, retained O’Melveny & Myers LLP (“O’Melveny”) as its U.S. legal counsel. The Independent Committee also elected Mr. Yuk Lam Lo chairman of the Independent Committee. On July 17, 2012, the Company issued a press release announcing that Mr. Yuk Lam Lo had been appointed as the chairman of the Independent Committee and O’Melveny had been retained as U.S. legal counsel to the Independent Committee to assist in evaluating the proposal from the Buyer Group.

Beginning on July 7, 2012, representatives of the Buyer Group held preliminary discussions on debt financing for the Merger with Standard Chartered Bank (Hong Kong) Limited (“Standard Chartered Bank”), Credit Suisse AG, Singapore Branch (“Credit Suisse AG”), DBS Bank Ltd., Hong Kong Branch (“DBS Bank”) and other potential sources of debt financing.

On July 16, 2012, each of Mr. Michael Xin Hui and TPG filed with the SEC a Schedule 13D announcing the execution and submission of the July 6 Proposal to the board of directors of the Company and the execution of the consortium agreement.

On July 16, 2012, Ropes circulated a draft confidentiality agreement and a legal due diligence request list to the Independent Committee and the Company. O’Melveny reviewed the confidentiality agreement and provided comments to Ropes on July 20, 2012. Following further negotiations between Ropes and O’Melveny, the confidentiality agreement was executed by the Company and TPG on July 25, 2012.

During the second half of July and first week of August 2012, Mr. Kevin Penghui Chen, speaking on behalf of Han Ming Tech Investment Limited, a company beneficially owned by a related party of Mr. Chen, held various discussions with Mr. Michael Xin Hui and TPG regarding the possibility of Han Ming Tech Investment Limited joining the Buyer Group and having a portion of the Shares held by it become Rollover Shares because such related party was interested in participating in the potential future growth and value of the Company. During these discussions, the Buyer Group indicated that in light of the fact that rolling over such Shares would lower the aggregate consideration payable to the Company’s unaffiliated shareholders, it would be willing to consider adding Han Ming Tech Investment Limited to the Buyer Group, subject to its definite confirmation of its desire to join.

After July 17, 2012, the Independent Committee began the process of identifying a financial advisor with the help of O’Melveny.

On July 20, 2013, the Independent Committee held a telephonic meeting with representatives of O’Melveny to discuss, among other things, the process for selecting and engaging an independent financial advisor to the special committee. At the meeting, representatives of O’Melveny advised the Independent Committee (a) of the key issues, best practices, typical steps and general timing with respect to a Rule 13e-3 going private transaction under the U.S. securities laws, including the Independent Committee’s evaluation of the fairness of the transaction to the non-affiliated shareholders, and (b) to ensure that the special committee engaged in a process free of influence from the Buyer Group or the management of the Company, and (c) of the importance of retaining a financial advisor that is independent, which would require the special committee to review prior retentions by the Buyer Group and the Company. The Independent Committee also authorized representatives of O’Melveny to send to the management of the Company the memorandum prepared by O’Melveny which set forth the responsibilities of the Independent Committee and management during the pendency of the going private transaction, as well as the communication guidelines between the management, the Independent Committee and the Buyer Group. Representatives of O’Melveny also highlighted to the Independent Committee that in the July 6 Proposal the Buyer Group specifically stated that it had no intention of selling its shares, thereby eliminating, as a practical matter, the possibility of a third party proposing an alternative transaction given the Buyer Group’s beneficial ownership of approximately 65.3% of the total outstanding Shares (as of July 6, 2012) and its consequent ability to block any alternative transaction by voting against it. Representatives of O’Melveny recommended that the Independent Committee confirm with the Buyer Group its stated intention not to sell its Shares and its willingness to terminate exclusivity, since the Independent Committee’s consideration of whether to seek alternative buyers would require the Buyer Group’s willingness to sell its shares and terminate exclusivity.

By the end of July 2012, the Independent Committee had received proposals from 13 global investment banks to act as the Independent Committee’s financial advisor. Following its review of detailed proposals from each of these global investment banks and discussions with representatives of O’Melveny regarding the experience, qualifications and reputation of these investment banks, the Independent Committee shortlisted four banks as the financial advisor candidates and requested revised fee proposals from each of these four banks.

On July 29, 2011 the Independent Committee interviewed, for approximately one hour each, four global investment banks which had submitted their qualifications and revised fee proposals to act as the Independent Committee’s financial advisor.

After these interviews, and further deliberations on the experience, qualifications and reputation of these four investment banks, the Independent Committee decided to retain J.P. Morgan Securities (Asia Pacific) Limited (“J.P. Morgan”) as its exclusive financial advisor on July 29, 2012, and authorized O’Melveny to negotiate the engagement letter with J.P. Morgan on behalf of the Independent Committee. The Independent Committee’s decision to appoint J.P. Morgan as its exclusive financial advisor was based on, among other factors, J.P. Morgan’s extensive experience in merger and acquisition transactions, including going-private transactions, its familiarity with the ongoing process of the proposed transaction, its leading healthcare investment banking franchise, its history of successfully representing Asia-based companies, and its ability to communicate effectively in both English and Mandarin.

On August 3, 2012, the Independent Committee and the Company formally executed an engagement letter with J.P. Morgan. On the same date, the Company issued a press release announcing that J.P. Morgan had been retained as financial advisor to the Independent Committee to assist in evaluating the proposal from the Buyer Group.

Also on August 3, 2012, the Independent Committee held a telephonic meeting with representatives of O’Melveny and J.P. Morgan. At this meeting, the Independent Committee and representatives of O’Melveny and J.P. Morgan discussed, among other things, J.P. Morgan’s plan with respect to its financial due diligence and evaluation of the fairness of the July 6 Proposal from a financial point of view. The Independent Committee authorized Mr. William Dai, the chief financial officer of the Company, to prepare and provide the due diligence materials and financial projections to J.P. Morgan for its financial due diligence on the Company.

On August 7, 2012, representatives of O’Melveny and J.P. Morgan on behalf of the Independent Committee had a telephonic meeting with representatives of TPG and Ropes to discuss (i) the estimated time needed by TPG and its advisors to complete legal and financial due diligence, (ii) the need for financing by the Buyer Group to consummate the going private transaction and whether it can close the transaction without debt financing, (iii) whether any member of the Buyer Group could potentially become a seller in the transaction, (iv) the possibility that any third party will join the Buyer Group, and (v) the exclusivity arrangement between Mr. Michael Xin Hui and TPG with respect to the transaction. During the meeting, TPG indicated that (a) Han Ming Tech Investment Limited intended to join the Buyer Group, (b) currently no member of the Buyer Group intended to sell its Shares in the transaction, and (c) the Buyer Group expected the transaction to be financed with a combination of debt and equity funding. Representatives of O’Melveny and J.P. Morgan delivered the Independent Committee’s positions that the debt financing should not be a condition to the consummation of the transaction, and failure to obtain debt financing should not in any way delay or impede the closing of the transaction. Representatives of O’Melveny also informed TPG that the Independent Committee intended to condition TPG’s access to the due diligence materials of the Company on the termination of the existing exclusivity arrangement between Mr. Michael Xin Hui and TPG. Representatives of TPG responded that it would be unlikely for TPG or Mr. Michael Xin Hui to agree to terminate the exclusivity, but they would discuss further internally. After the meeting, representatives of Ropes confirmed with O’Melveny that neither Mr. Michael Xin Hui nor TPG was willing to terminate the exclusivity arrangement with each other.

On August 8, 2012, the Independent Committee held a telephonic meeting with representatives of O’Melveny and J.P. Morgan. At this meeting, representatives of O’Melveny and J.P. Morgan updated the Independent Committee on their discussion with TPG and Ropes on August 7, 2012, including the possibility of Han Ming Tech Investment Limited joining the Buyer Group, and Mr. Michael Xin Hui’s and TPG’s intention of not becoming a seller in the transaction. The Independent Committee deliberated on the desirability of Mr. Michael Xin Hui and TPG terminating their exclusivity arrangement, and considered the resistance to such requirement by Mr. Michael Xin Hui and TPG. After deliberations and giving considerations to its advisors, the Independent Committee resolved to grant the Buyer Group and its advisors access to due diligence materials, and determined that it would again consider the issue of termination of exclusivity prior to the execution of any definitive agreements with respect to the July 6 Proposal. During the meeting, the Independent Committee noted that the management was ready to provide legal due diligence materials to Ropes in response to its legal due diligence request list, and expected to receive a detailed financial due diligence request list from TPG. The Independent Committee authorized the management to provide the Buyer Group and its advisors with the due diligence materials as requested.

On August 10, 2012, Ropes sent a comprehensive financial and commercial due diligence request list to J.P. Morgan. J.P. Morgan then forwarded the due diligence request to the Company on behalf of the Independent Committee.

To facilitate the process of the Buyer Group’s due diligence, an online data room was established by the Company and opened to the Buyer Group and its advisors on August 10, 2012. The Buyer Group and its advisors subsequently commenced legal and financial due diligence.

On September 6, 2012, the Independent Committee held a meeting that was attended by all three members of the Independent Committee and representatives of J.P. Morgan and O’Melveny. During the meeting, representatives of O’Melveny and J.P. Morgan updated the Independent Committee on (a) J.P. Morgan’s due diligence status on the Company’s financial projections, (b) Buyer Group’s status on its legal and financial due diligence, and (c) overall timing of the potential transaction. At the meeting. J.P. Morgan also reviewed with the Independent Committee the financial projections provided by the management on August 30, 2012, including key revenue and gross margin drivers, key projected financials and comparisons with the latest broker forecasts. After further discussion with Mr. William Dai, the Independent Committee authorized J.P. Morgan to share the updated financial projections with the Buyer Group. After this meeting, the Independent Committee and the management had further discussions on the projections, and the Company provided updated financial projections to J.P. Morgan, which was primarily driven by anticipated ramp-up of utilization rate of the Company’s research manufacturing facilities.

At the same meeting, the Independent Committee also discussed the necessity and desirability of a potential “market check” to seek alternative transactions that may be available to the Company and its shareholders. The Independent Committee carefully considered the pros and cons of the options with respect to a “market check”, including (i) conducting a “market check” prior to execution of the Merger Agreement with the Buyer Group, (ii) conducting a “market check” after execution of the Merger Agreement, and (iii) not conducting any “market check” either before or after execution of the Merger Agreement. Following discussions with representatives of O’Melveny and J.P. Morgan, the Independent Committee determined not to initiate a “market check” at this stage of negotiations because (a) the fact that the Buyer Group’s beneficial ownership of approximately 65.3% of the total outstanding Shares (as of July 16, 2012) meant that no alternative transaction could go forward without the support of the Buyer Group, which had previously stated on several occasions, including in the July 6 Proposal, that it would not consider any transaction other than the proposed transaction, (b) conducting a “market check” might seriously delay or even prevent the transaction with the Buyer Group, (c) the Company and the Independent Committee had not received any indication of real interest from any third party with respect to an alternative transaction, and (d) the Independent Committee would insist upon the right to terminate any definitive agreement that the Company entered into with the Buyer Group (or its affiliates) for a superior proposal.

On September 20, 2012, the Independent Committee held a telephonic meeting with representatives of O’Melveny and J.P. Morgan. During the meeting, O’Melveny and J.P. Morgan updated the Independent Committee that, based on what the Buyer Group has communicated to them, the Buyer Group and its advisors were in a position to wrap up their due diligence, and expected to deliver the first draft of the Merger Agreement in the first week of October.

On October 5, 2012, Ropes on behalf of the Buyer Group provided an initial draft of the Merger Agreement to the Independent Committee and O’Melveny.

Beginning in October 2012, Standard Chartered Bank, Credit Suisse AG and DBS Bank conducted due diligence on the Company in relation to their discussions with representatives of the Buyer Group over the provision of debt financing for the Merger. The discussions with DBS Bank and Credit Suisse AG ceased during the last week of October and around the middle of November, respectively, due to agreement not being reached on the debt financing terms between the Buyer Group and these banks. Then, between November 13, 2012 and December 15, 2012, the Buyer Group and Standard Chartered Bank negotiated the terms of the debt commitment letter and other documents related to the debt financing for the Merger with assistance from their legal counsels.

On October 8, 2012, O’Melveny provided to the Independent Committee an issues list based on its review of the draft Merger Agreement.

On October 10, 2012, the Independent Committee held a telephonic meeting with O’Melveny and J.P. Morgan. At the meeting, O’Melveny explained to the Independent Committee the structure and key terms of the draft Merger Agreement, and the Independent Committee, O’Melveny and J.P. Morgan then discussed the key issues identified in the draft Merger Agreement and the proposed position of the Independent Committee as to the key issues. Among other things, the Independent Committee and its advisors discussed (a) the treatment of options and restricted share units of the Company, (b) whether TPG should deliver equity commitment letters in respect of 100% of the merger consideration, (c) whether it was advisable to accept the “force the vote” provision which requires the Company to hold a shareholders meeting for shareholders to vote on the Merger even if the Independent Committee or the board has changed its recommendation, (d) whether and in what circumstances the Merger should be conditioned on a “majority of the minority” vote requirement, (e) the Company’s rights and limitations in dealing with any competing proposals from third parties, including the “no-shop” limitations and “fiduciary out” exceptions, (f) the circumstances where the break-up fee and reverse break-up fee are payable and the amounts of such fees, and (g) whether the Company should be entitled to seek a remedy of specific performance. After a lengthy discussion with its advisors, the Independent Committee instructed O’Melveny to seek certain terms in the Merger Agreement including, among other things, (i) a “majority of the minority” approval requirement, (ii) the right of the Company to seek a remedy of specific performance, and (iii) TPG’s agreement to deliver equity commitment letters in respect of 100% of the merger consideration.

At the same meeting, the Independent Committee also instructed that J.P. Morgan should request the Buyer Group to provide a definitive offer price or narrow down its offer price range, and O’Melveny should hold off responding to the draft Merger Agreement until the Independent Committee received a definite offer price or a price range that was within the range of fair values of the Shares as determined by the Independent Committee.

On October 12, 2012, representatives of J.P. Morgan on behalf of the Independent Committee held a telephonic meeting with TPG at which TPG indicated that they would be able to revert on price within days.

On or about October 18, 2012, Han Ming Tech Investment Limited confirmed that it would join the Buyer Group and commit certain Shares held by it as Rollover Shares under the contribution agreement.

On October 21, 2012, representatives of TPG informed J.P. Morgan that it would narrow the offer price range down to between $8.70 and $8.80 per ADS, as compared to the range of between $8.50 and $9.50 provided in the July 6 Proposal. On the same date, J.P. Morgan updated the Independent Committee and O’Melveny on the revised price range. The closing price of the Company’s ADSs on October 22, 2012 was $7.86, and the closing price of the Company’s ADSs on October 19, 2012, the last trading day before representatives of TPG informed J.P. Morgan that it would narrow the offer price range, was $7.79.

On October 22, 2012, representatives of TPG informed J.P. Morgan of the Buyer Group’s proposal that the Unvested Company RSUs of the Company would be substituted with restricted share units of the Surviving Corporation which would represent equivalent economic value as the restricted share units being substituted and continue to vest on the same vesting schedule. On the same date, J.P. Morgan updated the Independent Committee and O’Melveny on such proposal.

On October 23, 2012, O’Melveny provided a proposed markup of the draft Merger Agreement to the Independent Committee and J.P. Morgan based on the meeting with the Independent Committee on October 10 and the comments from J.P. Morgan and Skadden, Arps, Slate, Meagher & Flom (“Skadden”), the Company’s outside counsel.

On October 24, 2012, the Independent Committee held a telephonic meeting with O’Melveny and J.P. Morgan. At the meeting, the Independent Committee discussed how it should respond to the Buyer Group regarding the revised price range, and how the price would be interrelated with other material terms of the proposed transaction including the deal protection provisions. After careful deliberations and consultation with J.P. Morgan and O’Melveny, the Independent Committee instructed J.P. Morgan to try to obtain a higher offer price from Buyer Group.

At the same meeting, the Independent Committee discussed the Buyer Group’s proposal with respect to treatment of Unvested Company RSUs of the Company, and certain other options of treating the Unvested Company RSUs. After discussion, the Independent Committee determined that all the Unvested Company RSUs should be cashed out at the closing of the transaction, and instructed O’Melveny to reflect such treatment in the revised draft Merger Agreement.

Also on October 24, 2012, O’Melveny circulated to Ropes a revised draft Merger Agreement reflecting the Independent Committee’s positions on the key terms and comments from the Company’s management and Skadden. The revised draft Merger Agreement provided that, among other terms, (a) TPG was required to provide equity commitment for 100% of the merger consideration, provided its obligations under the commitment letter can be offset on a dollar-for-dollar basis for any funds received from any debt financing sources, (b) the Merger was conditioned on the receipt of the “majority of the minority” approval, (c) the break-up fee payable to the Buyer Group in the event that the Company terminates the Merger Agreement for a superior proposal would be net of any economic benefits received by the Buyer Group in the superior proposal over the per share consideration in the Merger, (d) the Surviving Corporation should pay fees and expenses of the ADS Depositary (including ADS cancellation fees) in connection with this transaction, (e) the Company could seek specific performance to cause the equity financing to be funded and to enforce the other covenants of the buyer group set forth in the Merger Agreement, and (f) Parent would have no right to terminate the Merger Agreement or claim any damage for any breach of the Merger Agreement by the Company if the Buyer Group has prior knowledge of such breach or such breach is the proximate result of action or inaction taken by the Company at the direction of the Buyer Group (the “anti-sandbagging provision”).

Following the October 24, 2012 meeting with the Independent Committee, representatives of J.P. Morgan held various discussions with representatives of TPG on price and communicated to TPG among other things, that (a) the Independent Committee wanted a revised offer price range that reflected the Buyer Group’s best and final offer, and (b) the Unvested Company RSUs should be paid in cash which would represent equivalent economic value as such Unvested Company RSUs at the effective time of the Merger.

On November 6, 2012, Ropes provided a revised draft of the Merger Agreement to O’Melveny. In the revised draft Merger Agreement, the Buyer Group rejected the proposals relating to (a) TPG’s obligation to provide equity commitment for 100% of the merger consideration, (b) the “majority of the minority” vote requirement, (c) the Company’s right to seek specific performance to cause the equity financing to be funded and to enforce the other covenants of the buyer group set forth in the Merger Agreement, (d) the Surviving Corporation’s obligation to pay the ADS cancellation fee, and (e) the anti-sandbagging provision. The revised draft Merger Agreement also substantially reverted to the initial draft with respect to the break-up fee and reverse break-up fee, and the treatment of the Unvested Company RSUs.

On November 7, 2012, O’Melveny provided to the Independent Committee an issue list based on its review of the revised draft Merger Agreement provided by Ropes and subsequently on November 8, 2012, held a telephonic meeting with the Independent Committee and J.P. Morgan. At the meeting, the Independent Committee discussed the issue list prepared by O’Melveny and noted that the Buyer Group reverted to their original positions with respect to most of the key terms. The Independent Committee instructed O’Melveny and J.P. Morgan to negotiate the key terms of Merger Agreement with the Buyer Group and Ropes and report back to the Independent Committee.

On November 9, 2012, representatives of O’Melveny, Ropes and Latham had a telephonic meeting to discuss certain key issues in the revised draft of the Merger Agreement. During the discussion, Ropes and Latham indicated that the Buyer Group (a) was not willing to provide equity commitment for 100% of the merger consideration, (b) intended to agree to the Company’s limited right to specific performance where all the closing conditions to the Merger were satisfied or waived and the debt financing was available, (c) intended to increase the reverse break-up fee to an unspecified amount, (d) was willing to give up the “force the vote” provision if the Independent Committee dropped the “majority of minority” voting condition, (d) was considering to substitute the unrestricted share units with restricted cash awards subject to the same terms including vesting, and (e) could accept some form of an anti-sandbagging provision.

After the U.S. markets had closed on Saturday, November 17, 2012, during the day, China time, TPG informed J.P. Morgan that it proposed to increase its offer price to $9.00 per ADS from the previous price range of between $8.70 and $8.80 per ADS, and indicated that based on the Buyer Group’s due diligence and review of the latest operating results of the Company $9.00 per ADS was the best price the TPG could offer. On the same date, J.P. Morgan updated the Independent Committee and O’Melveny on the revised offer price. The closing price of the Company’s ADSs on November 19, 2012, the first trading day after representatives of TPG informed J.P. Morgan that it proposed to increase its offer price to $9.00 per ADS, was $7.26, and the closing price of the Company’s ADSs on November 16, 2012, the last trading day before representatives of TPG informed J.P. Morgan that it proposed to increase its offer price to $9.00 per ADS, was $7.75.

On November 19, 2012, Ropes circulated a further revised draft of the Merger Agreement to O’Melveny, and O’Melveny forwarded the revised draft to the Independent Committee and J.P. Morgan on the same day. The latest draft Merger Agreement included (a) an anti-sandbagging provision, and (b) the Company’s right of specific performance to force TPG to draw down its equity financings and the Buyer Group to close the transaction when the debt financing was available and the shares of the Buyer Group had been contributed to Parent. However, the latest draft Merger Agreement contained substantially the same terms as the November 6 draft with respect to ADSs cancellation fee, treatment of Unvested Company RSUs, equity and debt financing commitments and the shareholders’ vote required for the approval of the transaction. The draft did not propose an amount for either the break-up fee or the reverse break-up fee.

On November 21, 2012, O’Melveny provided to the Independent Committee an issue list based on its review of the latest draft Merger Agreement provided by Ropes.

On November 21, 2012, the Independent Committee held a telephonic meeting with O’Melveny and J.P. Morgan. At the meeting, the Independent Committee discussed the price position of the Buyer Group, and J.P. Morgan stated that the price of $9.00 per ADS was within the range of fair prices based on the preliminary financial analysis conducted by J.P. Morgan. The Independent Committee asked J.P. Morgan whether it believed (based on its discussions with representatives of TPG) that the price of $9.00 per ADS was the Buyer Group’s best and final offer, to which representatives of J.P. Morgan stated that representatives of TPG had indicated to them that TPG and the other members of the Buyer Group would not be willing to increase the offer price above $9.00 per ADS. Following discussions regarding the revised offer price, representatives of O’Melveny then reviewed the key outstanding issues on the latest draft Merger Agreement with the Independent Committee and J.P. Morgan, and indicated that substantial progress had been made on the key terms of the Merger Agreement. The key issues discussed during the meeting include, among others, (a) whether the Surviving Corporation should bear the ADSs cancellation fee, (b) the treatment of Unvested Company RSUs, (c) whether TPG should provide a signed facility agreement with respect to the debt financing at the time of signing, (d) amounts of the break-up fee and the reverse break-up fee, and (e) whether the Company’s right of specific performance as currently formulated was acceptable. The Independent Committee instructed O’Melveny and J.P. Morgan to deliver a package of reasonable compromise positions and counterproposals back to the Buyer Group with respect to the key open issues based on the discussions during the meeting. After discussion, the Independent Committee instructed representatives of O’Melveny and J.P. Morgan to continue to negotiate the Merger Agreement with the Buyer Group on the basis that the Independent Committee conditioned its acceptance of the revised offer price of $9.00 per ADS on satisfactory resolution of the other outstanding issues, particularly the treatment of Unvested Company RSUs, the amount of the reverse break-up fee and the Company’s right to specifically enforce the Buyer Group’s obligations under the Merger Agreement under certain circumstances.

On November 26, 2012, O’Melveny provided a revised draft of the Merger Agreement to Ropes, which provided that, among other terms, (a) the Surviving Corporation should bear the ADSs cancellation fee, (b) the unrestricted share units would be substituted with restricted cash awards subject to the same terms including vesting schedule, (c) Parent should enter into a debt facility agreement by the time of signing and use reasonable best efforts to obtain the debt financing by the time of closing, (d) the Company may seek specific performance, subject to certain limitations relating to its ability to require Parent to (i) draw down the equity financings and consummate the Merger if all the closing conditions to the Merger were satisfied or waived and the debt financing was available, and (ii) seek the enforcement of the debt financing against the bank providing the debt financing when all the conditions to the debt financing were satisfied or waived.

On November 28, 2012, the Company provided updated financial projections to J.P. Morgan which reflected its actual results of operations for the third quarter of 2012. In these updated projections, the Company revised the previously estimated full year 2012 results of operations to reflect its actual results of operations for the first three quarters of the year and management’s better visibility into full year results with the end of the year approaching. No change was made to projected results of operations for 2013 to 2017 contained in the September 6, 2012 projections.

On November 30, 2012, Ropes circulated a further revised draft Merger Agreement to O’Melveny and the initial draft ancillary documents including a limited guaranty to be executed by Mr. Michael Xin Hui and the TPG Funds in favor of the Company and an equity commitment letter between Holdings and the TPG Funds. O’Melveny forwarded the revised draft Merger Agreement and draft ancillary documents to the Independent Committee and J.P. Morgan on the same date.

On December 3, 2012, representatives of O’Melveny had discussions with Ropes to discuss the outstanding issues on the Merger Agreement.

On December 4, 2012, Ropes provided to O’Melveny the initial draft voting agreement to be entered into by and among Parent, the Company and the Voting Shareholders, and the initial draft contribution agreement to be entered into by and among Holdings, Parent and the rollover shareholders.

After review, O’Melveny provided its comments on the draft limited guaranty, equity commitment letter, voting agreement and contribution agreement to Ropes on December 7 and December 8.

On December 11, 2012, the Independent Committee held a telephonic meeting with O’Melveny and J.P. Morgan to discuss the key terms of the latest draft merger agreement and the proposed position of the Independent Committee as to those terms. The Independent Committee and its advisors further discussed (a) the offer price, (b) the ability of the Company to specifically enforce the merger agreement, (b) the amount of the reverse termination fee and the triggering events for the termination fee and the reverse termination fee, (c) certainty of closing the proposed transaction, (d) the merits of the “force the vote” provision proposed by the Buyer Group, which would require an extraordinary general meeting of shareholders to be held and, given the Buyer Group’s beneficial ownership of approximately 66.9% of the total outstanding Shares (as of December 11, 2012), would assure that the Merger Agreement be approved regardless of any action of the Independent Committee or the Company’s board of directors subsequent to the execution of the merger agreement, and whether, if the Buyer Group insisted on a “force the vote” provision, a “majority of the minority” voting provision, which is not required under Cayman Islands law, would ensure a meaningful shareholder vote, (e) the fact that the Buyer Group’s beneficial ownership of approximately 66.9% of the total outstanding Shares (as of December 11, 2012) meant that no alternative transaction could go forward without the support of the Buyer Group, which had previously stated on several occasions, including in the July 6 Letter, that it would not consider any transaction other than the proposed transaction, and (f) the Buyer Group’s proposed financing, including its intention to execute a debt commitment letter with Standard Chartered Bank at the time the merger agreement was executed rather than a fully negotiated debt facility agreement.

Shortly following the December 11, 2012 meeting, O’Melveny provided a revised draft of the Merger Agreement to Ropes reflecting the Independent Committee’s positions including, among other things, that where the board of directors has effected a change of recommendation and the Company does not have the right to terminate the Merger Agreement, the Company would present the Merger Agreement to the shareholders for approval but only on the condition that the approval of the Merger Agreement would then be subject to the majority of the minority vote requirement (in addition to approval by special resolution).

On or about December 11, 2012, Han Ming Tech Investment Limited confirmed that 1,802,506 Shares beneficially owned by it would be Rollover Shares, with the remainder (representing less than 1.0% of the Company’s total outstanding Shares) to be treated as non-Excluded Shares and accordingly cashed out for the per Share merger consideration along with other Shares held by unaffiliated holders.

On December 15, 2012, a copy of the debt financing commitment letter executed by Standard Chartered Bank and the term sheet of the facility agreement in connection with the debt financing of the Merger were received by the Buyer Group and circulated to the Independent Committee and O’Melveny. The debt financing commitment letter was subsequently re-executed by Standard Chartered Bank on December 21, 2012 to extend the acceptance date.

On December 18, 2012 the Independent Committee held a telephonic meeting with O’Melveny and J.P. Morgan. Representatives of O’Melveny explained the outstanding issues in the draft merger agreement, including whether the Company would have the right to terminate the merger agreement prior to the receipt of shareholder approval if the Company’s board of directors determined (upon recommendation of the Independent Committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, or in circumstances where the Company’s board of directors had changed its recommendation with respect to the Merger Agreement, whether a majority of the minority vote would then apply. Representatives of O’Melveny and J.P. Morgan conveyed to the Independent Committee the message that had been delivered to them by Ropes, which indicated that the Buyer Group was not prepared to accept the request of the Independent Committee that it drop the “force the vote” requirement.

Between December 12 and December 20, 2012, O’Melveny and Ropes continued to negotiate with respect to the terms of the Merger Agreement and the various ancillary documents including the voting agreement, the contribution agreement, the limited guaranty, and the debt and equity commitment letters. On December 20, 2012, Representatives of O’Melveny, Ropes and Latham held a number of meetings to discuss the open issues in the transaction documents. During these meetings, the parties reached substantial resolution on all of the open issues, including issues relating to the amount of the reverse break-up fee and the “majority of the minority” vote requirement in the event that the Company’s board of directors has made a change of the recommendation under certain circumstances.

On December 21, 2012, a telephonic meeting of the entire Independent Committee was held with representatives of J.P. Morgan and O’Melveny. Representatives of O’Melveny first presented to the members of the Independent Committee their fiduciary duties in evaluating and negotiating the proposed transaction, and then reviewed the terms of the draft Merger Agreement with the Independent Committee and reported on the resolutions of the open issues previously discussed with the Independent Committee. Specifically, representatives of O’Melveny noted that the proposed transaction would be subject to the “majority of the minority” vote requirement if the Company’s board of directors (upon recommendation of the Independent Committee) has made a change of the recommendation based on facts and circumstances existing prior to the date of the Merger Agreement that were not known to the Independent Committee as of such date. Representatives of J.P. Morgan then reviewed and discussed with the Independent Committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Excluded Shares) at a purchase price of $0.50 per Share and $9.00 per ADS. At the request of the Independent Committee, J.P. Morgan then rendered its oral opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of its written opinion to the Independent Committee dated the same date) to the effect that, as of December 21, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its written opinion, the $0.50 per Share merger consideration to be received by holders of the Shares and the $9.00 per ADS merger consideration to be received by holders of the ADSs (in each case, other than holders of the Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger was fair, from a financial point of view, to such holders. Please see “—Opinion of J.P. Morgan, the Independent Committee’s Financial Advisor” beginning on page 50 for additional information regarding the financial analyses performed by J.P. Morgan and the opinion rendered by J.P. Morgan to the Independent Committee. The full text of the written opinion of J.P. Morgan to the Independent Committee, dated December 21, 2012, is attached as Annex B to this proxy statement.

Following a comprehensive and detailed discussion of the updated terms of the draft Merger Agreement, J.P. Morgan’s financial presentation and financial opinion, as well as a variety of potential positive and negative factors with respect to the Merger, the Independent Committee unanimously resolved to recommend that the board of directors of the Company approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following the meeting of the Independent Committee, based upon the unanimous recommendation of the Independent Committee, our board of directors on the same date adopted resolutions approving the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and adopted resolutions recommending that the Company’s shareholders vote for the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Also on December 21, 2012, Holdings, Parent, Merger Sub and the Company executed the Merger Agreement (with Mr. Yuk Lam Lo, as a director of the Company, executing the Merger Agreement on behalf of the Company). Simultaneously, the voting agreement, the limited guaranty, the contribution agreement, the equity commitment letters and the debt commitment letter were executed by the parties thereto, respectively. Prior to the opening of the U.S. financial markets on December 21, 2012, the Company issued a press release announcing the execution of the Merger Agreement. On December 24, 2012, the Company furnished the press release and the Merger Agreement as exhibits to its Current Report on Form 6-K.

On December 26, 2012, each of Mr. Michael Xin Hui and TPG filed with the SEC an amendment to its Schedule 13D announcing the execution of the Merger Agreement and certain ancillary agreements.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

The Independent Committee and the Company’s board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

The Independent Committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the Merger and terminate the registration of the ADSs at this time because the limited trading volume of the Company’s ADSs on the NYSE does not justify the costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other US federal securities laws. For the year ended December 31, 2011, such costs totaled approximately $1.3 million, including fees and expenses relating to consulting services associated with Sarbanes–Oxley compliance, fees and expenses of public accountants and fees and expenses of U.S. securities counsel. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations, the Company’s board of directors has concluded that it is more beneficial to the Company to undertake the Merger and become a private company as a result of the Merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the Independent Committee, which Independent Committee acted with the advice and assistance of our management (other than Mr. Michael Xin Hui), and its financial and legal advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on December 21, 2012, the Independent Committee unanimously recommended that our board of directors adopt resolutions that:

•

determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;

•	approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger; and

•

recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger.

At a meeting on December 21, 2012, our board of directors approved the resolutions recommended by the Independent Committee.

In the course of reaching their respective determinations, the Independent Committee and our board of directors considered the following substantive factors and potential benefits of the Merger, each of which the Independent Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•

the business, competitive position, strategy and prospects of the Company, the risk that it will not successfully implement its strategy and achieve its prospects, the competitive position of current and likely competitors in the industry in which the Company competes, and current industry, economic, and market conditions;

•

as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

•

as a SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company and as a result, the Company’s actual or potential competitors, customers, lenders and vendors all have ready access to this information which may help them compete against the Company and make it more difficult for the Company to negotiate favorable terms with them, as the case may be;

•

the annual costs of remaining a public company, including the cost of consulting and auditing services associated with compliance with the Sarbanes-Oxley Act of 2002 and U.S. federal securities laws and fees and expenses of the Company’s securities counsel and the Company’s investor relations firm, and these costs are ongoing and difficult to reduce;

•

the current and historical market prices of the Company’s ADSs, including the fact that the per ADS merger consideration represents a 30.8% premium over the closing price of $6.88 per ADS as quoted by the NYSE on July 5, 2012, the last trading day prior to the Company’s announcement on July 6, 2012 that it had received a “going private” proposal, and a 44.8% and 34.2% premium to the volume-weighted average closing price of the Company’s ADSs during the 30 and 60 trading days prior to July 6, 2012, respectively;

•

estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;

•

the financial analysis reviewed and discussed with the Independent Committee by representatives from J.P. Morgan, as well as the oral opinion of J.P. Morgan that the merger consideration was fair, from a financial point of view, to the shareholders of the Company (other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as of the date of the meeting, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion;

•

the fact that the consideration would be paid all in cash, which will allow the Company’s unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their ordinary shares or ADSs;

•	the limited trading volume of the Company’s ADSs on the NYSE;

•

the possible alternatives to the Merger (including the possibility of continuing to operate the Company as a publicly-held company), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•

our board’ belief that it was unlikely that any transaction with a third party could be completed at this time given that the Buyer Group’s beneficial ownership of approximately 66.9% of the total outstanding shares of the Company (as of December 21, 2012) and the express intention of the Buyer Group not to sell or offer to sell its ordinary shares or ADSs to any third party;

•

the fact that no prospective buyers had approached the Company, the Independent Committee or their advisors during the negotiation process and indicated their interest in pursuing an alternative transaction with the Company;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the Merger Agreement;

•

the likelihood and anticipated timing of completing the Merger in light of the scope of the limited conditions to completion that were negotiated, including the absence of any significant required regulatory approvals;

•

the Company’s ability to seek specific performance, subject, in the case of the Company’s ability to cause Holdings and Parent to draw down the equity financings and to consummate the Merger, to the availability of the debt financing;

•

the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $5,950,000 (which represents approximately 3.5% of the implied Company equity value), the payment of which is guaranteed by the Guarantors; and

•

the fact that Holdings and Parent had obtained committed debt and equity financing for the Merger, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the Independent Committee, increases the likelihood of such financing being completed;

•

the availability of appraisal rights to the shareholders who comply with all of the required procedures under the Cayman Islands law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares as determined by the Grand Court of the Cayman Islands;

•

our board’s ability to terminate the Merger Agreement and enter into an alternative acquisition agreement with respect to a superior proposal (on the condition that the Company shall pay Parent a termination fee of $2,550,000 (which represents approximately 1.5% of the implied Company equity value) and reimburse Parent for its out-of-pocket fees and expenses up to $850,000);

•

the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Independent Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand; and

•	our board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

The Independent Committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•

the fact that the Company will no longer exist as an independent public company and its shareholders will forgo any future increase in value that might result from possible growth after the closing of the Merger;

•

the fact that since the Company became publicly listed in October 2010, the highest historical closing price of its ADSs ($13.98 per ADS) exceeds the Merger Consideration offered to the Company’s unaffiliated shareholders and ADS holders;

•	the risks and contingencies related to the announcement and pendency of the Merger, including the impact of the Merger on customers, employees, suppliers, and relationships with other third parties;

•

the risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if the debt or equity financing is not obtained, as Parent does not on its own possess sufficient funds to complete the Merger;

•

the conditions to Parent’s obligation to complete the Merger and the right of Parent to terminate the Merger Agreement in certain circumstances, including for breaches by the Company of its representations, warranties, covenants and agreements in the Merger Agreement;

•

the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•

the fact that, pursuant to the Merger Agreement, the Company must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to closing of the Merger or termination of the Merger Agreement, which may delay or prevent it from pursuing business opportunities that may arise or preclude actions that would be advisable if the Company were to remain an independent company;

•

the fact that approval of the Merger Agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated shares (other than in the event, under certain circumstances, that there is a change of recommendation and the Merger Agreement has not been subsequently terminated by Parent), and the expectation that the Buyer Group would have sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the Merger Agreement at the extraordinary general meeting; and

•

the Company will be required to, under certain circumstances, pay Parent a termination fee of $2,550,000, and reimburse Parent’s expenses of up to $850,000, in connection with the termination of the Merger Agreement.

The foregoing discussion of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the Independent Committee and our board of directors. In view of the wide variety of factors considered by the Independent Committee and our board of directors, neither the Independent Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Independent Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Independent Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

Neither the Independent Committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Independent Committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. The Independent Committee and the Company’s board of directors considered the weighted-average purchase price per ADS of $8.23 that the Company paid for market purchases made pursuant to the Company’s share repurchase program in 2011 and 2012, and the weighted-average purchase price per ADS of $8.24 paid by Mr. Michael Xin Hui and his affiliates in connection with their purchases of Shares and ADSs during the past two years, as described under the caption “Transactions in the Shares and ADSs” beginning on page 110. Each of the Independent Committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the Independent Committee and the board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 76.

Neither the Independent Committee nor the Company’s board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company as a factor. The Independent Committee and the Company’s board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2011 was $0.3965. Net book value does not take into account the future prospects of the Company, market conditions, trends in the pharmaceutical and biotechnology research and development outsourcing industry, or the business risks inherent in competing with larger companies in that industry. The Independent Committee and the Company’s board of directors are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the Merger Agreement and recommend the approval of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Independent Committee and the factors examined by the Independent Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his or its belief as to the fairness of the Merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group does not rely on or adopt the analysis of the Independent Committee or J.P. Morgan in considering the fairness of the Merger to the unaffiliated shareholders and ADS holders of the Company. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders and ADS holders of the Company by virtue of their continuing interests in the Surviving Corporation after the completion of the Merger. These interests are described under “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 68.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the Independent Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Independent Committee regarding, and did not receive any advice from the Independent Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders.

Based on its knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Independent Committee and the board of directors of the Company discussed under “—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 41, the Buyer Group believes that the Merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•

the merger consideration of $9.00 per ADS represents a premium of 30.8% over the Company’s closing price as quoted by the NYSE on July 5, 2012, the last trading day prior to the Company’s announcement on July 6, 2012 that it had received a going private proposal, and a premium of 44.8% and 34.2% over the Company’s volume-weighted average price as quoted by the NYSE over the 30 and 60 trading days prior to July 6, 2012, respectively;

•	the Company’s ADSs traded as low as $5.81 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement;

•

the merger consideration of $9.00 per ADS represents a premium over the average price per ADS of approximately $8.23 paid by the Company in its share repurchase program announced on August 12, 2011 as described under “Transactions in the Shares and ADSs—Purchases by the Company” beginning on page 110;

•

the members of the Independent Committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and Independent Committee compensation (which are not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•

the Independent Committee and, based in part upon the unanimous recommendation of the Independent Committee, the Company’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company’s unaffiliated shareholders and ADS holders;

•

notwithstanding that the Buyer Group may not rely upon the opinion provided by J.P. Morgan to the Independent Committee, the Independent Committee received an opinion from J.P. Morgan stating that, as of the date of the Merger Agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion, the $0.50 per Share merger consideration to be received by the holders of Shares and $9.00 per ADS merger consideration to be received by holders of the ADSs (in each case, other than holders of the Excluded Shares and/or the Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger was fair, from a financial point of view, to such holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement; and

•

the consideration to be paid to the Company’s unaffiliated shareholders and ADS holders in the Merger is all cash, allowing the Company’s unaffiliated shareholders and ADS holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.

The Buyer Group did not establish, and did not consider, a going concern value for the Shares and ADSs as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $9.00 per ADS represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties during the past two years for (a) a Merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) the purchase of all or a substantial portion of the Company’s securities that would enable such person to exercise control of the Company.

The Buyer Group did not receive any independent reports, opinions or appraisals from any third party related to the fairness of the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the Merger to the unaffiliated shareholders and ADS holders.

The Buyer Group believes that the Merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

•

the Independent Committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger;

•

the members of the Independent Committee do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and Independent Committee compensation (which are not contingent upon the completion of the Merger or Independent Committee’s or board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•

the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Independent Committee or the negotiating positions of the Independent Committee;

•

the Independent Committee and the Company’s board of directors had no obligation to recommend the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger;

•

the Independent Committee retained and was advised by independent legal counsel and an independent financial advisor, both of whom are experienced in advising committees such as the Independent Committee in similar transactions;

•

the merger consideration and other terms and conditions of the Merger Agreement were the result of negotiations over an extended period of time between the Buyer Group and the Independent Committee and their respective legal and financial advisors;

•	the Merger was unanimously approved by the Independent Committee;

•

under the terms of the Merger Agreement, in certain circumstances prior to obtaining shareholder approval of the Merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the Merger Agreement;

•

the ability of the Company to terminate the Merger Agreement under the terms of the Merger Agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the Merger Agreement;

•

Mr. Michael Xin Hui and the TPG Funds have agreed to guarantee the obligations of Parent under the Merger Agreement to pay a reverse termination fee to the Company and reimburse certain expenses of the Company if the Merger Agreement is terminated under certain circumstances; and

•

the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands law does not require, and the Merger Agreement is not subject to (except under limited circumstances upon a change of recommendation), approval by a majority of the unaffiliated shareholders and ADS holders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the Merger Agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the Merger, the Company’s management provided certain financial projections for fiscal years 2012 through 2017 to the Independent Committee, the Company’s board of directors and J.P. Morgan. See “—Background of the Merger.” J.P. Morgan’s financial analysis below contains material portions of these financial projections. These financial projections, which were based on the Company’s management’s projection of the Company’s future financial performance as of the date provided, were prepared for internal use and to assist J.P. Morgan with their financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles, or U.S. GAAP.

In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, gross profit, EBITDA and net income. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to completion of the Merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of adoption of the Merger Agreement or to elect not to seek appraisal for his or her shares.

The following is the projected financial information provided by the Company to J.P. Morgan on August 30, 2012:

	Management Projections(1) Fiscal Year Ending December 31,
($ millions)	2012E(2)	2013E	2014E	2015E	2016E	2017E
Revenue	131.7	150.2	167.6	185.2	205.1	227.7
Gross Profit(3)	40.2	46.3	48.9	51.9	54.0	56.9
EBITDA(3)(4)	25.9	31.6	33.6	36.3	38.2	40.5
Net Income(3)	11.9	15.0	14.5	14.9	14.4	14.3

The following is the projected financial information provided by the Company to J.P. Morgan on November 28, 2012:

	Management Projections(1) Fiscal Year Ending December 31,
($ millions)	2012E(2)	2013E	2014E	2015E	2016E	2017E
Revenue	126.5	150.2	167.6	186.8	209.8	235.5
Gross Profit(4)	38.2	46.3	48.9	52.4	55.4	59.3
EBITDA(4)(5)	25.4	31.6	33.6	36.7	39.3	42.3
Net Income(4)	12.0	15.0	14.4	15.1	15.2	15.7

(1)	In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business, including, primarily, that (i) our top customers would remain stable and revenues from our top customers would continue to represent a large portion of our total revenues, (ii) revenues from our newer service offerings including biologics services, discovery biology and preclinical development services and pharmaceutical development services would continue to have two-digit increases while revenues from discovery chemistry services would have single digit increases in the projected years, (iii) major cost items would increase in line with our revenue increase, (iv) capital expenditures from 2013 to 2017 would be approximately 11-12% of our annual revenues, and (v) our blended tax rate from 2013 to 2017 would be approximately 15%. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” on page 115 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.
(2)	At the time these projections were prepared, our fiscal year ended December 31, 2012 had not yet ended. Accordingly, management estimates for our fiscal year ended December 31, 2012 may vary materially from our audited financial statements.
(3)	Financial projections are made on a non-GAAP basis. Non-GAAP financials are calculated by excluding share-based compensation expenses from Gross Profit, EBITDA and Net Income.
(4)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” on page 115 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of J.P. Morgan, the Independent Committee’s Financial Advisor

Pursuant to an engagement letter dated August 3, 2012, the Independent Committee of the Company retained J.P. Morgan as its financial advisor to deliver a fairness opinion in connection with the Merger. J.P. Morgan is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Independent Committee on December 21, 2012, J.P. Morgan rendered its oral opinion to the Independent Committee that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 21, 2012 oral opinion by delivering its written opinion to the Independent Committee, dated as of December 21, 2012, that, as of such date, the per Share merger consideration to be paid to the holders of the Shares and the per ADS Merger Consideration to be paid to the holder of ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Independent Committee of the Company upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated December 21, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Independent Committee of the Company (in its capacity as such), is directed only to the per Share merger consideration and the per ADS merger consideration to be paid in the Merger and does not constitute a recommendation to any shareholder of the Company (including any holder of Shares represented by ADSs) as to how such shareholder should vote with respect to the Merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s ADSs and certain publicly traded securities of such other companies;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with J.P. Morgan by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company and the Buyer Group with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and the Buyer Group or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or any member of the Buyer Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this proxy statement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Holdings, Parent and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis and that the Company will have no exposure under any indemnification obligations contained within the Merger Agreement or the related agreements in any amount material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The financial projections furnished to J.P. Morgan for the Company and used in connection with its analysis of the Merger were prepared by or at the direction of the management of the Company. The Company informed J.P. Morgan that it does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were prepared in connection with the Merger and not with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holder of the ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration paid in connection with the Merger to, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the per Share merger consideration to be paid to the holders of the Shares and the per ADS merger consideration to be paid to the holder of the ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger or with respect to the fairness of any such compensation.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Unless the context indicated otherwise, all market data used by J.P. Morgan in its analyses was as of December 19, 2012. Accordingly, this information may not reflect current or future market conditions. Estimates of calendar year 2013 net income on a non-GAAP basis with share-based compensation adjusted (“non-GAAP net income”) for the Company were based on estimates provided by the Company’s management. Estimates of calendar year 2013 earnings per share for the selected companies listed below were calculated based on selected Wall Street research institutions. In addition, as each ADS represents 18 underlying ordinary shares of the Company, all calculations of Equity Value per ADS or implied Equity Value per ADS below represent the value attributable to 18 ordinary shares of the Company.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the Company’s business. The company selected by J.P. Morgan was

•	WuXi PharmaTech (Cayman) Inc.

WuXi PharmaTech (Cayman) Inc. was selected, among other reasons, because it represents the only major publicly traded peer for early stage development in the China CRO sector listed in the U.S. with operations and businesses, including but not limited to its line of businesses, operation location, currency exposure and cost structures, that, for purpose of J.P. Morgan’s analysis, may be considered similar to that of the Company. Other companies selected by J.P. Morgan for reference were

•	Covance Inc.

•	Charles River Laboratories International, Inc.

•	Biocon Limited

•	Jubilant Life Sciences Limited

•	Albany Molecular Research, Inc.

These companies were selected for reference, among other reasons, because they represent the main publicly traded peers for early stage development in the global CRO sector with operations and businesses that, for purpose of J.P. Morgan’s analysis, may be considered similar to that of the Company. The criteria for selecting the comparable companies were consistently applied. However, none of the selected companies, including WuXi PharmaTech (Cayman) Inc., reviewed is identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s and other factors that could affect the public trading value of the selected companies and the Company.

For each of these companies, J.P. Morgan calculated the following implied multiples: (a) the ratios of market capitalization to estimated Non-GAAP net income for calendar year 2013, referred to as the Non-GAAP P/E Multiple; and (b) the ratio of firm value to estimated EBITDA on a non-GAAP basis with share-based compensation adjusted (“Non-GAAP EBITDA”) for calendar year 2013, referred to as the Non-GAAP FV/EBITDA Multiple. For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of December 19, 2012 plus the value of such company’s indebtedness and minority interests, minus such company’s cash, cash equivalents and marketable securities.

To calculate the range of multiples, J.P. Morgan used (a) non-GAAP net income projections and non-GAAP EBITDA reported by publicly available research analyst reports and closing trading prices of equity securities with respect to each selected company as of December 19, 2012, and (b) estimated financial data of the Company was based on the financial forecasts and estimates prepared by the Company’s management.

The selected comparable companies indicated the following ranges and averages

	Non-GAAP P/E Multiple		Non-GAAP FV/EBITDA Multiple
	2013E		2013E
WuXi PharmaTech (Cayman) Inc.	10.7	x	6.3	x
Other reference comparables
Low	6.3	x	5.2	x
High	22.0	x	9.6	x
Mean	14.8	x	7.1	x
Median	12.9	x	6.7	x

Based on the results of the foregoing analyses of WuXi PharmaTech (Cayman) Inc., other reference comparable companies and the Company and on qualitative judgments involving non-mathematical considerations, including but not limited to historical trading discount between the Company and WuXi PharmaTech (Cayman) Inc. and the common valuation metric in the China CRO sector, J.P. Morgan determined the 2013 Non-GAAP P/E Multiple range of 8.0x to 11.0x to be the most relevant metric. J.P. Morgan applied multiples ranging from 8.0x to 11.0x to estimated 2013 Non-GAAP net income of the Company of $15.0 million, based on financial forecasts prepared by the Company’s management, which indicated the following implied per ADS reference range for the Company

Non-GAAP P/E Multiple
Calendar Year Ending	Range	Implied Price Per ADS (US$)
2013E	8.0x – 11.0x	$6.22 – $8.55

No company in the selected public trading comparables analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristic and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies and determining the implied multiple ranges, J.P. Morgan reviewed a variety of publicly available business and information, and made judgments and assumptions, with related to historical trading prices, industry performance, general business, economic, market and financial conditions and other matters.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per ADS for the ADSs of the Company. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during the fourth quarter of fiscal years 2012 through 2017 based upon financial projections prepared by the management of the Company. J.P. Morgan also calculated a range of terminal values of the Company at the end of the projection period ending 2017 by applying a perpetual growth rate ranging from 2.0% to 4.0% of the unlevered free cash flow of the Company. The perpetual growth rate range was determined based on a combination of macroeconomic factors, such as general industry trends and expected inflation rates, and the professional judgment of J.P. Morgan. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 10.0% to 12.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal values were then adjusted by adding total cash and cash equivalents outstanding and restricted cash, subtracting indebtedness and minority interests and adding equity interests as of September 30, 2012. Based on these assumptions, the discounted cash flow analysis indicated a range of equity values of between $6.76 and $9.49 per ADS as compared to the per ADS merger consideration.

Historical ADS Price Information. J.P. Morgan also reviewed the 52-week trading range of the ADSs ending December 19, 2012. During that period, the range of closing prices of the ADSs was $5.92 to $9.17. J.P. Morgan also observed that the volume weighted average closing prices of the ADSs for the 52-weeks, 60-days and 30-days prior to the Company’s announcement of receipt of the Merger Proposal, dated July 6, 2012, were $8.59, $6.71, and $6.21, respectively. J.P. Morgan noted that this review of historical ADS trading is not a valuation methodology but was presented merely for informational purposes.

Selected Transaction Premium Analysis. Using publicly available information, J.P. Morgan observed that since January 1, 2010 privatization premiums for all completed Cayman-incorporated China-based companies publicly listed in the U.S. going private transactions over the last trading day prior to public announcement of a privatization offer ranged from 17% to 34%, which implied an equity value per ADS range of $8.05 to $9.22 when applied to the closing price of the ADSs of $6.88 on July 5, 2012, the last trading day prior to the announcement by the Company of the offer. Precedent privatization premiums for Cayman-incorporated China-based companies publicly listed in the U.S. over the 30-day volume weighted average closing price prior to public announcement of a privatization offer ranged from 22% to 39%, which implied an equity value per ADS range of $7.58 to $8.64 when applied to the volume weighted average closing price for the 30 consecutive trading days up to and including July 5, 2012 of $6.21, the last trading day prior to the announcement by the Company of the offer. J.P. Morgan noted that this review of selected transaction premium analysis is not a valuation methodology but was presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the Merger fail to be consummated, the future value of the ADSs, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Company’s Independent Committee with respect to the Merger on the basis of such experience and its familiarity with the Company.

For its service, the Company has agreed to pay J.P. Morgan (1) a fee of $1.5 million upon delivery of the Opinion (the “Opinion Fee”), (2) nonrefundable fee of $1.5 million (less the amount of the Opinion Fee paid pursuant to (1) above), payable upon the consummation of the Merger, and (3) a discretionary fee of $500,000, payable in the sole discretion of the Independent Committee at the end of the Merger process. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had, and may continue to have, commercial and/or investment banking relationships with affiliates of certain members of the Buyer Group, for which it and such affiliates received customary compensation. Such services for the affiliates of certain members of the Buyer Group during such period have included providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the Buyer Group. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the Buyer Group, for which it received aggregate fees of approximately $77.0 million for such services during the two years preceding the date of the opinion. As of September 28, 2012, J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Securities (Asia Pacific) Limited, held an aggregate number of ADSs representing approximately 5.4% of the outstanding Shares as of September 30, 2012 as reported in the Company’s Form 6-K filing on November 23, 2012. In addition, in the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Buyer Group for its own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Purpose of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going private transactions, each member of the Buyer Group may be deemed to be engaged in a going private transaction and, therefore, required to express his or its reasons for the Merger to the Company’s unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent to acquire 100.0% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Excluded Shares and the Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) will be cashed out in exchange for $0.50 per Share or $9.00 per ADS, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow the Buyer Group to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” below and at the same time enable Mr. Michael Xin Hui to maintain a leadership role with the Company.

The Buyer Group believes the operating environment has become more challenging since the Company’s initial public offering. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Holdings and Parent were able to obtain debt and equity financing in connection with the Merger. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effects of the Merger on the Company

Private Ownership

ADSs of the Company are currently listed on the NYSE under the symbol “SHP.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly approximately 69.14% by Mr. Michael Xin Hui, 30.17% by TPG and 0.69% by Han Ming Tech Investment Limited, on a fully diluted basis. These ownership percentages are subject to adjustment pursuant to the terms and conditions of the equity commitment letters. Following the completion of the Merger, the ADSs will cease to be listed on the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide.

Upon completion of the Merger, each outstanding Share and ADS, except for the Excluded Shares and the Dissenting Shares (please see “Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $0.50 per Share or $9.00 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. The Rollover Shares outstanding immediately prior to the effective time of the Merger will, in connection with and at the effective time of the Merger, ultimately be exchanged for the ordinary shares of the Surviving Corporation and the Company Treasury Shares and the Founder Plan RSU Shares will be cancelled for no consideration. At the effective time of the Merger, each outstanding ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, our shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the Merger, each Company Option that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, within 5 business days after the effective time of the Merger, a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the Merger multiplied by (b) the excess, if any, of $0.50 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes.

At the effective time of the Merger, each Vested Company RSU, other than any Vested Company RSUs constituting Rollover Shares, will be cancelled and converted into and exchanged for the right to receive a cash amount equal to the product of the number of Shares previously subject to such Vested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50, net of any applicable withholding taxes.

At the effective time of the Merger, each Unvested Company RSU shall be cancelled and converted into and exchanged for the right to receive a RCA having an aggregate amount equal to the total number of Shares subject to such Unvested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the Merger.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the effective time of the Merger, Article I of the memorandum and articles of association of the Surviving Corporation will be amended to read as follows: “The name of the corporation is ShangPharma Corporation”) until thereafter changed or amended as provided therein or by applicable law. In addition, the directors of Merger Sub at the effective time of the Merger, unless otherwise determined by Parent prior to the effective time of Merger, will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the receipt by such shareholders and ADS holders of $0.50 per Share or $9.00 per ADS in cash, representing a premium of 44.8% and 34.2% over the Company’s volume-weighted average price over the 30 and 60 trading days prior to July 6, 2012, the last trading day prior to the Company’s announcement on July 6, 2012 that it had received a going private proposal, respectively; and

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

•

in general, the receipt of cash pursuant to the Merger or through the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

The primary benefits of the Merger to the Buyer Group include the following:

•

if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

•	the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and

•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;

•	an equity investment in the Surviving Corporation by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the Merger, there will be no trading market for the Surviving Corporation’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group before and immediately after the Merger, based on the historical net book value of the Company as of December 31, 2011 and the historical net earnings of the Company for the year ended December 31, 2011.

	Ownership Prior to the Merger (1)				Ownership After the Merger (2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$	%	$	%	$	%	$	%
Mr. Michael Xin Hui and his affiliated entities (3)	73,224,240	55.04%	6,117,614	55.04%	91,982,630	69.14%	7,684,808	69.14%
Investment funds affiliated with TPG, represented by TPG Star Charisma Limited and TPG Biotech II Charisma Limited	14,860,370	11.17%	1,241,529	11.17%	40,137,633	30.17%	3,353,351	30.17%

(1)	The ownership percentages are based on 333,200,510 Shares outstanding as of the date of this proxy statement, the reference date used in the Merger Agreement (excluding 3,699,306 Shares represented by ADSs held in brokerage accounts in the Company’s name and 16,700,184 Shares issued to the Depositary in anticipation of the vesting of Company Options and Company RSUs granted under the Company Plans).
(2)	The ownership percentages are subject to adjustment pursuant to the terms and conditions of the equity commitment letters.
(3)	Including 1,800,000 Shares held by Mr. Michael Xin Hui in the form of Vested Company RSUs.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a Merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the Merger, the Company’s management and board of directors will continuously evaluate and review the Company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors — Purpose of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Independent Committee was formed on July 6, 2012, in response to the receipt of the July 6 Proposal. In light of the Buyer Group’s express intention not to sell its Shares or ADSs to any third party and its combined beneficial ownership of approximately 65.3% of the total outstanding Shares (as of July 6, 2012), the Independent Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the July 6 Proposal, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The Independent Committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee of $2,550,000 and reimbursement of Parent’s expenses of up to $850,000 to the extent provided in the Merger Agreement. In this regard, the Independent Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

The Independent Committee did not consider any other form of transaction such as a scheme of arrangement or reverse stock split because the Independent Committee believed that the proposed transaction was the most direct and least confusing to unaffiliated shareholders in terms of deal structure.

Effects on the Company if the Merger is not Completed

If the Company’s shareholders do not adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders and ADS holders will not receive any merger consideration pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Company’s ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Company’s Shares and ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Agreement and Plan of Merger—Termination Fee” beginning on page 101. From time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $        , assuming no exercise of appraisal rights by shareholders of the Company. The Buyer Group expects this amount to be provided through a combination of the proceeds of: (a) cash equity investments by Joint Benefit Group Limited, an affiliate of Mr. Michael Xin Hui, and the TPG Funds of $3.0 million and $22.0 million, respectively, pursuant to their respective equity commitment letters with Holdings; (b) contribution of the Rollover Shares to Holdings (aggregating approximately 62.9% of the outstanding Shares as of March 31, 2013 (based on pro forma information prepared by the Company),which is the equivalent of a $107,582,027 investment based upon the per share merger consideration of $0.50) immediately prior to the effective time of the Merger by the Rollover Shareholders pursuant to the Contribution Agreement; and (c) debt financing of $40.0 million in Term Facilities (as defined below) from Standard Chartered Bank pursuant to its debt commitment letter.

Equity Financing

Concurrently with the execution of the Merger Agreement, the TPG Funds and Joint Benefit Group Limited, each entered into an equity commitment letter with Holdings, pursuant to which the TPG Funds and Joint Benefit Group Limited have committed, at or prior to the effective time of the Merger, that they would purchase, or cause the purchase of, equity interests of Holdings for a maximum aggregate amount equal to $22.0 million by the TPG Funds and $3.0 million by Joint Benefit Group Limited, which amounts are to be used by Holdings and/or Parent solely for the purpose of funding a portion of the funds required to be paid by Holdings and Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement and payment of a portion of the fees and expenses in connection with the Merger and the debt financing or other transactions related thereto. The equity commitment amounts are subject to reduction in accordance with the terms of the equity commitment letters in the event that Holdings and/or Parent does not require an amount equal to the maximum aggregate amount of the TPG Funds’ and Joint Benefit Group Limited’s equity commitments in order to consummate the Merger.

The equity commitments are conditioned upon (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver (to the extent permitted under applicable law) at the closing of the Merger of each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) having been funded in accordance with the terms thereof or will be funded at the closing of the Merger if the TPG Funds’ and Joint Benefit Group Limited’s equity commitments are funded at the closing of the Merger, and (iv) the contemporaneous consummation of the closing of the Merger.

The obligation of the TPG Funds and Joint Benefit Group Limited to fund their respective equity commitments will automatically terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to its terms, (ii) the closing of the Merger (subject to performance of the TPG Funds’ and Joint Benefit Group Limited’s obligations under their respective equity commitment letters), (iii) the Company or a duly authorized person accepting all or any portion of Parent’s reverse termination fee pursuant to the Merger Agreement or accepting any payment from the Guarantors under the limited guaranty, and (iv) the Company or any of its affiliates asserting a claim against certain specified non-recourse parties under or in connection with the Merger Agreement, other than certain specified retained claims.

The Company is an express third-party beneficiary of each of the equity commitment letters of the TPG Funds and Joint Benefit Group Limited having the right to enforce the TPG Funds’ and Joint Benefit Group Limited’s obligations to fund their respective equity commitments, but only in the event that (i) each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement has been satisfied, (ii) Holdings, Parent and Merger Sub have failed to complete the closing of the Merger by the date specified in the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded in accordance with the terms thereof or will be funded at the closing of the Merger if the TPG Funds’ and Joint Benefit Group Limited’s equity commitments are funded at the closing of the Merger, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the TPG Funds’ and Joint Benefit Group Limited’s equity commitments and the debt financing are funded, then the closing of the Merger will occur.

Rollover Financing

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Contribution Agreement with Holdings and Parent pursuant to which the Rollover Shareholders have agreed, among other things, to contribute to Holdings the Rollover Shares (aggregating approximately 62.9% of the outstanding Shares as of March 31, 2013 (based on pro forma information prepared by the Company), which is the equivalent of a $107,582,027 investment based upon the per Share merger consideration of $0.50) immediately prior to the closing of the Merger and such Rollover Shares will not be converted into and exchanged for the right to receive the merger consideration. As consideration, each of the Rollover Shareholders will receive a certain equity interest in Holdings at a value equal to (a) the total number of the Rollover Shares contributed by such Rollover Shareholder multiplied by (b) the per Share merger consideration of $0.50 (or per ADS merger consideration of $9.00, if applicable) under the Merger Agreement. Immediately following receipt by Holdings of the Rollover Shares, Holdings will contribute the Rollover Shares to Parent in exchange for newly issued ordinary shares of Parent.

In addition, from the date of the Contribution Agreement until termination thereof, the Rollover Shareholders will not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares (other than the Voting Agreement and the Consortium Agreement), (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the Contribution Agreement untrue or incorrect or have the effect of preventing, disabling or delaying such Rollover Shareholder from performing any of his, her, or its obligations under the Contribution Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in (i) through (iv).

The consummation of the contribution by each Rollover Shareholder of the Rollover Shares held by it is subject to the satisfaction in full (or waiver) of each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement. Subject to the foregoing, the closing of the contribution shall take place no later than one business day prior to the closing of the Merger. The Contribution Agreement will terminate immediately upon the valid termination of the Merger Agreement pursuant to its terms.

Debt Financing

In connection with its entry into the Merger Agreement, Parent received a debt commitment letter (the “Debt Commitment Letter”), dated December 21, 2012, from Standard Chartered Bank . The Debt Commitment Letter provides an aggregate of $49,000,000 in debt financing to Parent, consisting of (i) a senior amortizing term loan facility in an aggregate amount of $25,000,000 (“Facility A”); (ii) a senior term loan facility in an aggregate amount of $15,000,000 (“Facility B”, together with Facility A, the “Term Facilities”); (iii) a senior revolving credit facility to be used outside of the PRC in an aggregate amount of $4,000,000 (the “Offshore Revolving Facility”) and (iv) an uncommitted and on demand revolving facility to be used in the PRC in an aggregate amount of $5,000,000 (the “Onshore Revolving Facility”, together with the Offshore Revolving Facility, the “Revolving Facilities” and together with the Term Facilities, the “Facilities”). The Term Facilities are to be used to finance the Merger and related transactions and the payment of associated fees, costs and expenses. The Revolving Facilities are to be used to finance the general corporate and working capital purposes of Parent and its subsidiaries after the Merger.

The Facilities. Interest under the Facilities (other than in relation to loans drawn under the Onshore Revolving Facility in RMB) will be payable at a rate of LIBOR plus margin and will be payable at the end of each interest period set forth in the credit agreement (but at least every six months). The margin in respect of each of Facility A, the Offshore Revolving Facility and loans drawn under the Onshore Revolving Facility in a currency other than RMB will be 4.25% per annum. The margin in respect of Facility B will be 2.00% per annum for the first three months after the Merger has become effective and 4.25% per annum at all times thereafter. Interest in relation to loans drawn in RMB under the Onshore Revolving Facility shall be equal to 115% of the People’s Bank of China rate. The borrower under the Term Facilities will be Parent. The borrowers under the Offshore Revolving Facility will be Parent and Merger Sub and, following the consummation of the Merger, the Company and its direct subsidiaries incorporated in Hong Kong. The borrower under the Onshore Revolving Facility will be Shanghai ChemPartner Co., Ltd., an indirect wholly-owned subsidiary of the Company. The term of each of Facility A and the Offshore Revolving Facility is three years and the term of Facility B is six months, in each case from the date of consummation of the Merger. The Onshore Revolving Facility is an uncommitted on demand facility.

Guarantees/Collateral. The Term Facilities and the Offshore Revolving Facility will be guaranteed on a joint and several basis by Parent and Merger Sub and (following the consummation of the Merger) the Company and the existing and future direct and indirect offshore subsidiaries of the Company other than certain immaterial subsidiaries. The Onshore Revolving Facility will be guaranteed only by Chengdu ChemPartner Co., Ltd., an indirect wholly-owned subsidiary of the Company. The Term Facilities and the Offshore Revolving Facility will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all the assets of Parent, Merger Sub and each subsidiary guarantor and, additionally, by the shares in Parent held by ShangPharma Holdings Limited and any intercompany loans made by ShangPharma Holdings Limited to Parent.

Conditions:

The Facilities contemplated by the Debt Commitment Letter are subject to certain closing conditions, including, without limitation:

•	the execution and delivery of definitive documentation with respect to the Facilities consistent with the terms of the Debt Commitment Letter;

•

Standard Chartered Bank , as “facility agent”, having received (or waived) all of the documentary conditions precedent required under Schedule 1 of the term sheet as set out in the Debt Commitment Letter. Such documentary conditions precedent include the constitutional documents of Parent and the guaranteeing parties under the facility agreement, board resolutions of each borrower and guarantor and certain legal opinions;

•

no major default (as defined in the Debt Commitment Letter) is continuing or would result from the proposed borrowing. Major default is defined with reference to Holdings Parent and Merger Sub only, and includes non-payment of amounts payable, insolvency, unlawfulness and invalidity and repudiation and rescission of agreements;

•

all of the major representations (as defined in the Debt Commitment Letter) are true. Major representations are defined with reference to Holdings Parent and Merger Sub only, and include customary representations relating to status, the binding nature of obligations, non-conflict with other obligations and the power and authority to enter into the facility agreement and related finance documents;

•

delivery to the facility agent of copies of certain documents in respect of the Merger, including (within 10 business days of the submission of the Cayman Plan of Merger to the Registrar of Companies of the Cayman Islands) the certificate of Merger to be issued by the Registrar of Companies of the Cayman Islands;

•	the consummation of the equity financing by the TPG Funds and Joint Benefit Group Limited; and

•	the payment of applicable fees, costs and expenses.

The final termination date for the Debt Commitment Letter is March 31, 2013.

Other Terms. The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, capital expenditure, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default.

Although the debt financing described in this proxy statement is not subject to a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

To date Parent has not made any plans to refinance the Facilities.

Limited Guaranty

Concurrently with the execution of the Merger Agreement, the Guarantors entered into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which the Guarantors absolutely, irrevocably and unconditionally, severally but not jointly, guaranteed, subject to certain conditions, (a) Parent’s obligation under the Merger Agreement to pay a reverse termination fee, (b) Parent’s obligation under the Merger Agreement to reimburse costs and expenses (and interest thereon) incurred by the Company in connection with a lawsuit to obtain payment of the reverse termination fee if it is not promptly paid by Parent, and (c) Parent’s obligation under the Merger Agreement to indemnify the Company and reimburse certain expenses of the Company in connection with the arrangement of the financing of the Merger; provided that each Guarantor’s payment obligation under the limited guaranty will not exceed certain threshold as set forth therein.

The Limited Guaranty will terminate as of the earliest of: (i) the effective time of the Merger; (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where Parent’s reverse termination fee is not payable; and (iii) in the case of a termination of the Merger Agreement for which Parent’s reverse termination fee is payable, the date falling 180 days after such termination unless the Company has previously made a claim under the Limited Guaranty prior to such date, in which case the Limited Guaranty will terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantors of any obligations finally determined or agreed to be owed by the Guarantors, consistent with the terms of the limited guaranty. However, if the Company or any of its affiliates asserts a claim other than as permitted under the Limited Guaranty, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the Limited Guaranty will immediately terminate and become null and void, the Guarantors will be entitled to recover and retain all payments previously made pursuant to the limited guaranty and none of the Guarantors and certain specified non-recourse parties will have any liability under the Limited Guaranty, the Merger Agreement, the equity commitment letters or any other related documents, or any of the transactions contemplated by the limited guaranty, the Merger Agreement, the equity commitment letters or any other related documents.

Liability Cap and Limitation on Remedies

Subject to the relevant provisions in the Merger Agreement and any equitable remedies the Company may be entitled to, our right to receive (i) payment of a reverse termination fee of $5,950,000 and (ii) reimbursement from Parent in connection with commencement of a lawsuit to enforce the payment of such reverse termination fee and interest on such amount and reimbursement from Holdings, Parent and Merger Sub for expenses in connection with financing assistance (subject to a cap of $425,000 in aggregate under the Limited Guaranty), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.

Subject to the relevant provisions in the Merger Agreement and any equitable remedies Holdings, Parent or Merger Sub may be entitled to, Holdings’, Parent’s and Merger Sub’s right to receive payment of a termination fee of $2,550,000 and reimbursement from the Company in connection with commencement of a lawsuit to enforce the payment of such termination fee and interest on such amount, and/or Holdings’, Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $850,000) incurred in connection with the Merger from us, is the sole and exclusive remedy of Holdings, Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.

The maximum aggregate liabilities of Holdings, Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the termination fee, the reverse termination fee, and reimbursement of expenses, as the case may be.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. However, the Company’s right, prior to the closing, to seek an injunction or specific performance or other equitable relief to cause Holdings, Parent and/or Merger Sub to draw down the full proceeds of the equity financing and to cause Holdings, Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement is subject to (i) each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement having been satisfied; (ii) Holdings, Parent and Merger Sub having failed to complete the closing of the Merger by the date specified in the Merger Agreement, (iii) the debt financing (or any alternative financing) as permitted under the Merger Agreement) having been funded in accordance with the terms thereof or will be funded at the closing of the Merger if the TPG Funds’ and Joint Benefit Group Limited’s equity commitments are funded at the closing of the Merger, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the TPG Funds’ and Joint Benefit Group Limited’s equity commitments and the debt financing are funded, then the closing of the Merger will occur. Under no circumstances will the Company be entitled to receive both (x) a grant of injunction, specific performance or other equitable relief that results in the closing of the Merger and (y) monetary damages, including all or any portion of the reverse termination fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the Independent Committee and our board of directors with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and Independent Committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that our shareholders vote in favor of approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Interest of the Buyer Group

As the result of the Merger, Parent will own 100% of the equity interest in the Surviving Corporation immediately following the completion of the Merger. Holdings will own 100% of the equity interest in Parent immediately following the completion of the Merger. Mr. Michael Xin Hui, TPG and Han Ming Tech Investment Limited will hold approximately 69.14%, 30.17% and 0.69% of the equity interest, respectively, on a fully diluted basis, in Holdings immediately following the completion of the Merger. These ownership percentages are subject to adjustment pursuant to the terms and conditions of the equity commitment letters. Because of Parent’s equity interest in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Shares, Company Options and Company RSUs, including those Held by Directors and Executive Officers

At the effective time of the Merger, each Company Option that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive, within 5 business days after the effective time of the Merger, a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the Merger multiplied by (b) the excess, if any, of $0.50 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes.

Each of the Vested Company RSU will be cancelled and converted into and exchanged for the right to receive a cash amount equal to the product of the number of Shares previously subject to such Vested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50, net of any applicable withholding taxes.

Each of the Unvested Company RSUs shall be cancelled and converted into and exchanged for the right to receive a RCA having an aggregate amount equal to the total number of Shares subject to such Unvested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the Merger.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (1) the number of Shares owned, (2) the cash payment that will be made in respect of the Shares at the effective time of the Merger, (3) the number of Shares underlying the Company Options, whether vested or unvested, (4) the cash payment that will be made in respect of the Company Options at the effective time of the Merger, (5) the number of Shares underlying the Vested Company RSUs, (6) the cash payment that will be made in respect of the Vested Company RSUs at the effective time of the Merger, (7) the number of Shares underlying the Unvested Company RSUs, (8) the aggregate cash value of RCAs that may be made in respect of the Unvested Company RSUs, (9) the total cash payment such person may receive in respect of all payments described in this table if the Merger is consummated (in all cases before applicable withholding taxes).

Name of Directors and Executive Officers	Shares		Company Options (1)		Vested Company RSUs		Unvested Company RSUs		Total Cash Payments
	Shares beneficially Owned	Cash Payment thereof at the Closing	Shares Underlying	Cash Payment therefor at the Closing	Shares Underlying	Cash Payment therefor at the Closing	Shares Underlying	Restricted Cash Award therefor
Kevin Penghui Chen	—	—	—	—	17,046	$8,523	141,732	$70,866	$79,398
Julian Ralph Worley	—	—	99,990	—	105,480	$52,740	88,884	$44,442	$97,182
Yuk Lam Lo	—	—	99,990	—	87,894	$43,947	74,088	$37,044	$80,991
Benson Tsang	—	—	99,990	—	106,452	$53,226	55,512	$27,756	$80,982
William Dai	—	—	1,800,000	—	456,606	$232,803	450,144	$225,072	$457,875

(1)	All options are out of money.

Indemnification and Insurance

Pursuant to the Merger Agreement, Holding, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the Merger will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.

•

The memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as presently in effect, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•

From and after the effective time of the Merger, the Surviving Corporation will (and will cause its subsidiaries to) comply with the Company’s obligations to indemnify and hold harmless the current or former directors, officers or employees of the Company or any of its subsidiaries against liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to (i) the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries; (ii) any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger, including (A) the approval of the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement and (B) actions to enforce any indemnification or advancement right of the indemnified person; or (iii) such persons’ services as an officer, director, or other fiduciary of the Company or its subsidiaries, or services performed by such persons at the request or for the benefit of the Company or its subsidiaries.

•

The Surviving Corporation will maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance for a period of six (6) years after the effective time of the Merger on terms with respect to coverage and amount no less favorable than such insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time of the Merger on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Independent Committee

On July 6, 2012, our board of directors established the Independent Committee to consider the July 6 Proposal. The Independent Committee is composed of our three independent directors, including Mr. Julian Ralph Worley, Mr. Yuk Lam Lo and Mr. Benson Tsang. Mr. Yuk Lam Lo serves as the chairman of the Independent Committee. Other than their receipt of board and independent committee compensation (which are not contingent upon the consummation of the Merger or the Independent Committee’s or board’s recommendation of the Merger), their indemnification and liability insurance rights under the Merger Agreement and their right to receive merger consideration for the Shares, Company Options, and Company RSUs held by them upon the closing of the Merger, none of the members of the Independent Committee has a financial interest in the Merger or any of transactions contemplated thereby and none of them is related to any of the Buyer Group. Our board of directors did not place any limitations on the authority of the Independent Committee regarding its investigation and evaluation of the Merger.

We compensate the members of the Independent Committee in exchange for their service in such capacity at a rate of $10,000 per month as monthly stipend for each member of the Independent Committee. The aggregate amount of the monthly stipend shall not exceed $60,000 for each member of the Independent Committee. Each member of the Independent Committee will receive a lump sum payment of $60,000 (less the total amount of monthly stipend already paid to such member) if the Merger is completed or terminated before such member has received aggregate monthly stipend payments of $60,000.

Position with the Surviving Corporation

After completion of the Merger, Mr. Michael Xin Hui expects to continue to serve as chairman of the board of directors and chief executive officer of the Surviving Corporation. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions.

Related Party Transactions

Since April 2007, LabPartner (Shanghai) Co., Ltd., a company 50%-owned by immediate family members of Mr. Michael Xin Hui, has become the Company’s largest supplier for reagents and other raw materials. LabPartner follows the same bidding and selection process as all of the Company’s other suppliers. In the first half of 2007, the Company had four PRC subsidiaries, each of which entered into a separate framework service outsourcing agreement with LabPartner for a five year term, which may be terminated by either party upon six months’ notice. Under the framework agreements, each of these subsidiaries entered into additional agreements with LabPartner, including a purchase and sales agreement and a warehousing and logistics agreement, for the supply of reagents and other raw materials, logistics management, equipment purchase and maintenance and customs clearance. The Company purchases raw materials from LabPartner at prices determined through a competitive bidding process with other third party vendors. The Company pays LabPartner purchase prices and service fees on a monthly basis. In August 2011, all the equity interests originally owned by the immediate family members of Mr. Michael Xin Hui was disposed to a third party and Labpartner ceased to be the Company’s related party since then, although the volumes and amounts of the Company’s purchase from LabPartner remained significant. The purchase prices and service fees charged by Labpartner amounted to $6.1 million, $8.5 million and $4.0 million in 2009, 2010 and seven months ended July 2011, respectively.

Shanghai Kehui Catering Management Co., Ltd., a company wholly-owned by immediate family members of Mr. Michael Xin Hui, provides employee lunches, dinners and other catering services in the Company’s cafeteria. The services fee charged by Shanghai Kehui Catering Management Co., Ltd. amounted to $0.8 million, $0.9 million and $1.1 million in 2009, 2010 and 2011, respectively.

The Company leases five buildings at the Company’s headquarters in Shanghai Zhangjiang Hi-Tech Park from Shanghai PharmValley Corp., a company 20%-owned by immediate family members of Mr. Michael Xin Hui. These buildings are used for office space and research activities and have an aggregate gross floor area of approximately 242,000 square feet. The office rent, utility and service fee charged by Shanghai PharmValley Corp. amounted to $2.0 million, $2.3 million and $ 3.0 million in 2009, 2010 and 2011, respectively.

The Company started to render certain laboratory services to Shanghai Yunyi Health Management Consultancy Co., Ltd., a company wholly-owned by Mr. Michael Xin Hui and his immediate family members since 2011. The revenues generated from Shanghai Yunyi Health Management Consultancy Co., Ltd. amounted to $0.5 million in 2011.

For a complete description of our related party transactions, see our Annual Report on Form 20-F for the year ended December 31, 2011. See “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$
Legal fees and expenses	$
Independent Committee fees	$
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, ADS cancellation and surrender fees)	$
Total	$

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement shall pay such costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Voting Agreement, each of the Voting Shareholders has agreed to (i) appear or otherwise cause the Voting Shares to be counted as present for purpose of calculating a quorum and vote or otherwise cause to be voted all of their Voting Shares (x) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof and (y) against any other acquisition proposal and (ii) not enter into at any time prior to the termination of the voting agreement, any voting trust agreement or any other contract (other than the Contribution Agreement) with respect to any Voting Shares. Based on the shareholdings of the Buyer Group as of the date of this proxy statement, assuming the Voting Shareholders comply with the terms of Voting Agreement and that the Company’s board of directors has not changed its recommendation with respect to the Merger Agreement under circumstances such that a majority of the minority vote is required, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder being required.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues”.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger and notice of merger published in the Cayman Islands Gazette.

Appraisal Rights

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 105.

Material United States Federal Income Tax Consequences

The following is a discussion of material United States federal income tax consequences to U.S. Holders (defined below) of ADSs or ordinary shares upon the exchange of ADSs or ordinary shares for cash pursuant to the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings, and decisions thereunder as of the date hereof, and such authorities are subject to differing interpretations and may be replaced, revoked, or modified, possibly with retroactive effect.

This discussion is for information purposes only and does not discuss all aspects of United States federal income taxation that may be relevant to particular holders in light of their individual circumstances, including holders subject to special tax rules (for example, banks, financial institutions, insurance companies, regulated investment companies, mutual funds, real estate investment trusts, brokers or dealers in securities or currencies, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations), certain former citizens or residents of the United States, holders who own (directly, indirectly, or constructively) 10% or more of the our voting stock, holders who acquired (or have the right to acquire) ADSs or ordinary shares pursuant to any employee share option or incentive plan or otherwise as compensation, holders that hold ADSs or ordinary shares as part of a straddle, hedge, conversion transaction, constructive sale or other integrated transaction for United States federal income tax purposes, retirement plans, individual retirement accounts or other tax-deferred accounts, persons subject to alternative minimum tax or holders that have a functional currency other than the United States dollar), all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion assumes that holders hold their ADSs or ordinary shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

In addition, this discussion does not discuss any state, local, excise or estate or gift tax considerations and, except for the limited instances where PRC tax law and potential PRC taxes are discussed below, does not discuss any non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the exchange of ADSs or ordinary shares for cash pursuant to the Merger

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or incorporated under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of ADSs or ordinary shares, the tax treatment of the partnership and its partners generally will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisor regarding the exchange of ADSs or ordinary shares for cash pursuant to the Merger.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

A U.S. Holder that receives cash, either as consideration in the Merger or as a result of such U.S. Holder exercising its Dissenters’ Rights (as described under “Dissenters’ Rights”), in exchange for its ADSs or ordinary shares will generally recognize taxable gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ADSs or ordinary shares exchanged is greater than one year at the effective time of the Merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of ADSs or ordinary shares at different times or different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of ADSs or ordinary shares.

        Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. If, contrary to our expectation (see “Special Factors—Material PRC Tax Consequences”), we are deemed to be a PRC “resident enterprise” under the PRC tax law, gains from the disposition of the ADSs or ordinary shares may be subject to tax in the PRC. In that event, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC source income for foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

A non-United States corporation, such as the Company, will be treated as a “passive foreign investment company” (a “PFIC”), for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “Income Test”) or (ii) 50% or more of the quarterly average of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and a company’s unbooked intangibles associated with active business activities may generally be categorized as active assets. In estimating the value of its unbooked intangibles, the Company has taken into account its market capitalization. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. A non-United States corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon an analysis of our income and assets, we do not believe that we were a PFIC for our taxable year ended December 31, 2011 and we do not believe we will be a PFIC for the current taxable year. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs or ordinary shares and the U.S. Holder has not made a valid “deemed sale” election, mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of ADSs or ordinary shares generally would be allocated ratably over such U.S. Holder’s holding period for the ADSs or ordinary shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its ADSs or ordinary shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs or ordinary shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the ADSs or ordinary shares, reporting gains realized with respect to the Company. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences of the Merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held ADSs or ordinary shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Material PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such shares and ADSs that are not PRC residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”, Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, if the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was located in a tax jurisdiction that: (a) has an effective tax burden less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise shall be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, consider that the non-resident enterprise has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the offshore share transfer transaction and as a result, gains derived from such offshore share transfer transaction may be subject to PRC withholding tax at the rate of up to 10%. There is uncertainty as to the application of Circular 698. While it appears that Circular 698 was not intended to apply to stock transfers of publicly traded companies and does not apply to individual transferors, there is very little guidance and practical experience regarding its application. Circular 698 may be determined by the tax authorities to be applicable to the Merger where non-resident corporate shareholders or ADS holders were involved, if the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, the non-resident corporate shareholders or ADS holders may become at risk of being taxed under Circular 698. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (ii) registration fees will be payable to the Registrar of Companies to register the Cayman Plan of Merger.

MARKET PRICE OF THE ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low closing prices for our ADSs, each representing 18 Shares, on the NYSE under the symbol “SHP”, for (1) the years 2010 (from October 19, 2010—the first day our ADSs were traded on the NYSE), 2011 and 2012 (through December 28, 2012), (2) the one quarter of 2010, the four quarters of 2011 and the three quarters of 2012, and (3) each of the past six months (through December 28, 2012):

	Sales Price (US$)
	High	Low
2010
Fourth quarter	13.95	11.25
2011
Full year	13.98	7.27
First quarter	13.98	11.70
Second quarter	12.70	9.60
Third quarter	12.25	7.70
Fourth quarter	9.82	7.27
2012
Full year (through December 28, 2012)	9.17	5.92
First quarter	9.17	7.65
Second quarter	8.37	5.92
Third quarter	7.98	6.53
June	6.81	5.92
July	7.97	6.53
August	7.98	7.35
September	7.67	7.50
October	8.00	7.56
November	8.08	7.26
December (through December 28, 2012)	8.58	7.91

On July 5, 2012, the last trading day prior to the announcement by the Company’s board of directors that it had received a “going private” proposal, the reported closing sales price of our ADSs on the NYSE was $6.88 per ADS. The proposed merger consideration of $9.00 per ADS, or $0.50 per Share, represents a premium of approximately 30.8% to the closing trading price of $ 6.88 per ADS, or $0.3822 per Share, on July 5, 2012 and a 34.2% premium over the 60-day volume-weighted average closing price as quoted by the NYSE on July 5, 2012, the last trading day prior to the Company’s announcement on July 6, 2012 that it had received a “going private” proposal. On             , 2013, the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our ADSs was US$ and $        , respectively, or $         and $         per Share. You are urged to obtain a current market price quotation for your ADSs in connection with voting your Shares.

Dividend Policy

The Company has not paid any dividends in the past two years. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future, and under the terms of the Merger Agreement, is prohibited from doing so.

The Company’s board of directors has significant discretion on whether to distribute dividends. Even if the Company’s board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of the Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Company’s Shares, if any, will be paid in U.S. dollars.

THE EXTRAORDINARY GENERAL MEETING

The Company is furnishing this proxy statement to you, as a holder of the Company’s Shares or ADSs, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Company will hold the extraordinary general meeting (the “EGM”) on             , 2013, at     a.m., (Hong Kong time), at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;

THAT the directors and the chief financial officer of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement; and

•	as an ordinary resolution:

THAT, the chairman of the EGM be instructed to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

If the Merger is completed, each Share, including Shares represented by ADSs, issued and outstanding immediately prior to the effective time of the Merger, other than the Excluded Shares and the Dissenting Shares, shall be cancelled in exchange for the right to receive the per Share merger consideration of $0.50 per Share in cash without interest. Each ADS issued and outstanding immediately prior to the effective time of the Merger, other than ADSs representing the Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive the per ADS merger consideration of $9.00 per ADS in cash without interest (less $0.05 per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement) pursuant to the terms and conditions set forth in the Merger Agreement. At the effective time of the Merger, all of the Shares will cease to be outstanding, shall be cancelled and shall cease to exist. Each Share (other than the Excluded Shares and the Dissenting Shares) will thereafter represent only the right to receive the per Share merger consideration without interest, and each Dissenting Shares will thereafter represent only the right to receive the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law.

The Rollover Shares outstanding immediately prior to the effective time of the Merger will, in connection with and at the effective time of the Merger, ultimately be exchanged for one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation. The Company Treasury Shares and the Founder Plan RSU Shares will be surrendered and cancelled, cease to be outstanding without payment of any consideration or distribution therefor. At the effective time of the Merger, each ordinary share, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Independent Committee:

•

determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;

•	approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger; and

•

recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger, and FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the EGM if you own Shares at the close of business in the Cayman Islands on             , 2013, the Share record date for voting at the EGM. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2013 at     a.m. (Hong Kong time). If you own American depositary shares of the Company (“ADSs”) representing Shares, you cannot vote at the EGM directly, but you may instruct JPMorgan Chase Bank, N.A., the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than     p.m. (New York City time) on             , 2013 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on             , 2013, and become a holder of Shares by the close of business in the Cayman Islands on             , 2013. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the EGM and any adjournment or postponement thereof. See “Procedures for Voting” below.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. Two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative and representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum for the EGM.. The Company expects, as of the Share record date, there will be 333,200,510 Shares entitled to be voted at the EGM. In the event that a quorum is not present at the EGM, the Company currently expects that it will adjourn or postpone the EGM to solicit additional proxies in favor of the adoption of the Merger Agreement.

Vote Required

Under the Cayman Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Cayman Plan of Merger must be approved by a special resolution of the Company passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the EGM If this vote is not obtained, the Merger will not be completed.

According to the Merger Agreement, solely in the event that under the Merger Agreement, the Company’s board of directors is permitted to change its recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, the board of directors does change its recommendation based on facts and circumstances existing and unknown prior to the date of the Merger Agreement, and the Merger Agreement has not subsequently been terminated by Parent as a result of such change in recommendation, then, in addition to the vote described above, the affirmative vote of holders of Shares (other than Rollover Shares) representing a majority of the Shares (other than the Rollover Shares) present and voting in person or by proxy at the extraordinary general meeting will also be required.

Pursuant to the Merger Agreement, provided that there is no change of recommendation, Parent shall use its reasonable best efforts to cause all of the Rollover Shares to (i) appear at the EGM (including any adjournments or postponement thereof) or otherwise be counted as present thereat for purposes of determining whether a quorum is present and (ii) be voted in favor of the authorization and approval of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

The Buyer Group, as a group, beneficially owns 224,144,220 Shares as of the date of this proxy statement, which represents approximately 66.9% of the total outstanding Shares. Pursuant to the terms of the Merger Agreement and the Voting Agreement, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions completed thereby, including the Merger, at the EGM. Based on the shareholdings of the Buyer Group as of the date of this proxy statement, assuming the Voting Shareholders comply with the terms of Voting Agreement and that the Company’s board of directors has not changed its recommendation with respect to the Merger Agreement based on facts and circumstances existing and unknown prior to the date of the Merger Agreement such that a majority of the minority vote is required, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, without any further vote of any other shareholder required.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on             , 2013, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the EGM or any adjournment or postponement thereof. Each Share carries one vote. Shareholders intending to vote by proxy should submit their proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge the proxy card is             , 2013 at     a.m. (Hong Kong time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Company’s Investor Relations department by calling at +86 21 5132-0088 or emailing to IR@shangpharma.com or mailing at ShangPharma Corporation, No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

ADSs

If you own American depositary shares of the Company (“ADSs”) representing Shares, you cannot vote at the EGM directly, but you may instruct JPMorgan Chase Bank, N.A., the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than     p.m. (New York City time) on             , 2013 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on             , 2013, and become a holder of Shares by the close of business in the Cayman Islands on             , 2013. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. The ADS Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by ADSs in accordance with your voting instructions. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on             , 2013, together with (1) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (2) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to you. If you cancel your ADSs and vote your Shares at the EGM, any instruction to the ADS Depositary on how to vote those ADSs will be disregarded.

If the ADS Depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder is deemed to have instructed the ADS Depositary to vote FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the EGM in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and the chief financial officer of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the EGM unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the EGM and to obtain required votes described in “Vote Required.”

Brokers or other nominees who hold the Company’s Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non–votes will be counted toward a quorum but will not be treated as voted at the EGM.

Banks, brokers and other nominees who hold the Company’s ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of the Company’s ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

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First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the EGM before the EGM commences. Any written notice revoking a proxy should be sent to No.5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai 201203, the People’s Republic of China, Attention: Ms. Elaine Cai;

•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the EGM; or

•	Third, a registered shareholder may attend the EGM and vote in person. Attendance, by himself or herself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the EGM.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of the Company’s ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time no later than     p.m. (New York City time) on     , 2013. A holder of the Company’s ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

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Second, a holder of ADSs can complete, date and submit a new voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS Depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise appraisal rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2013 , AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2013 . THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, you can contact the Company’s Investor Relations department, by calling at +86 21 5132-0088, emailing to IR@shangpharma.com or mailing ShangPharma Corporation at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

Solicitation of Proxies

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Company’s Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

The Company is not currently aware of any business to be acted upon at the EGM other than the matters discussed in the notice convening the meeting.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary.

Structure and Completion of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the first business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective at the date agreed by Parent and the Company as specified in the plan of merger in accordance with the Cayman Companies Law.

We expect that the Merger will be completed during the first or second quarter of 2013, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. However, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

At the effective time of the Merger, the memorandum and articles of association of Merger Sub then in effect at the effective time of the Merger will be the memorandum and articles of association of the Company as the Surviving Corporation (except that at the effective time of the Merger, Article I of the memorandum and articles of association of the Surviving Corporation will be amended to be and read as follows: “The name of the corporation is ShangPharma Corporation”) until thereafter changed or amended as provided therein or by applicable law. The rights and restrictions attached to the shares in the capital of the Surviving Corporation will be set out in the memorandum and articles of association thereof.

The directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the Surviving Corporation and the officers of the Company immediately prior to the effective time of the Merger will remain the officers of the Surviving Corporation.

Merger Consideration

Each Share issued and outstanding immediately prior to the effective time of the Merger, other than the Excluded Shares and the Dissenting Shares, will be cancelled and converted into and exchanged for the right to receive $0.50 and each ADS, each representing 18 Shares, will be cancelled in exchange for the right to receive $9.00 (less $0.05 per ADS cancellation fees), in each case, in cash, without interest and net of any applicable withholding taxes.

Each of the Rollover Shares outstanding immediately prior to the effective time of the Merger will, in connection with and at the effective time of the Merger, ultimately be exchanged for one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

Each of the Company Treasury Shares will, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding and will be surrendered for cancellation without payment of any consideration or distribution therefore. Each ADS that represents a Rollover Share or Company Treasury Share immediately prior to the effective time of the Merger shall be surrendered to the ADS Depositary for cancellation without payment of any consideration or distribution therefor, and each of such Rollover Shares and such Company Treasury Shares underlying such cancelled ADS shall be treated the same as above.

Each of the Founder Plan RSU Shares will, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding and cancelled without payment of any consideration or distribution therefor.

Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law.

At the effective time of the Merger, each issued and outstanding ordinary share, par value $0.001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

The merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Parent of their current contact details prior to the effective time of the Merger. A shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company, or (b) on the last 2 consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (ii) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. Any monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Corporation on demand and held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of holders of Dissenting Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of 7 years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the Surviving Corporation. dissenting shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation period should contact the Surviving Corporation.

Treatment of Company Options and Company RSUS

As of the date of this proxy statement, there were outstanding and unexercised Company Options for purchases of an aggregate of 28,609,344 Shares. At the effective time of the Merger, each Company Option will be cancelled and converted into and exchanged for the right to receive, within 5 business days after the effective time of the Merger, a cash amount equal to (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the Merger multiplied by (b) the excess, if any, of $0.50 over the exercise price payable per Share under such Company Option, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, there are 12,520,044 Vested Company RSUs (other than any Vested Company RSUs constituting Rollover Shares) and 8,112,006 Unvested Company RSUs.

At the effective time of the Merger, each of the Vested Company RSUs (other than any Vested Company RSUs constituting Rollover Shares) will be cancelled and converted into and exchanged for the right to receive a cash amount equal to the product of the number of Shares previously subject to such Vested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50, net of any applicable withholding taxes.

At the effective time of the Merger, each of the Unvested Company RSUs shall be cancelled and converted into and exchanged for the right to receive a RCA having an aggregate amount equal to the total number of Shares subject to such Unvested Company RSU immediately prior to the effective time of the Merger multiplied by $0.50. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the Merger.

Exchange Procedures

Prior to the effective time of the Merger, Parent will enter into an agreement with a bank, trust company or other entity to serve as paying agent with respect to the Merger. At the effective time of the Merger, Holdings or Parent will deposit with the paying agent for the benefit of the holders of Shares, ADSs, Company Options and Vested Company RSUs, the exchange fund sufficient for the paying agent to make payments under the Merger Agreement. Promptly after the effective time of the Merger, the paying agent will deliver or mail to each registered holder of Shares (other than holders of the Excluded Shares and Dissenting Shares and the ADS Depositary) (i) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (ii) instructions for effecting the surrender of share certificates in exchange for the per Share merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction, and if reasonably required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such share certificate. Upon the surrender of any share certificates (or an affidavit and indemnity of loss in lieu of share certificates) together with a duly completed and validly executed letter of transmittal, each registered holder of Shares (other than holders of the Excluded Shares and Dissenting Shares) represented by such share certificates and each registered holder of Shares (other than holders of the Excluded Shares and the Dissenting Shares) which are not represented by share certificates will receive an payment in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. The share certificate so delivered will be marked as cancelled.

Meanwhile, promptly after the effective time of the Merger, the paying agent will transmit to the ADS Depositary a cash amount equal to (a) the number of ADSs issued and outstanding (other than the ADSs representing the Excluded Shares and the Dissenting Shares) multiplied by (b) the per ADS merger consideration. The ADS Depositary will distribute the per ADS merger consideration for the ADSs (net of any applicable ADS cancellation fees and related charges and expenses of the ADS Depositary payable by ADS holders pursuant to the terms of the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs.

In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the per Share merger consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the per Share merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the paying agent of such person’s entitlement to the relevant Share and if the person requesting such payment has paid to the paying agent any transfer taxes required by reason of the payment of the per Share merger consideration to a person other than the registered holder of such Shares, or established to the satisfaction of the paying agent that such transfer taxes have been paid or are otherwise not payable.

As promptly as practicable after the effective time of the Merger, the paying agent will transmit to the Surviving Corporation and/or one of its subsidiaries a cash amount equal to the amounts required to be paid to former holders of Company Options and Vested Company RSUs (other than Vested Company RSUs constituting Rollover Shares).

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Holdings, Parent and Merger Sub and representations and warranties made by Holdings, Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by the public disclosures of the Company and its subsidiaries with the SEC since October 18, 2010 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub prior to or simultaneously with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Holdings, Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association, bylaws or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•

the Company’s capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations with respect to the Company and certain specified subsidiaries, grant of options and Company RSUs and the absence of encumbrances on the Company’s ownership of equity interests in its subsidiaries;

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the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

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the recommendation from the Independent Committee, the determination of the fairness of the Merger by the Company’s board of directors, the approval of the Merger and the Merger Agreement by the Company’s board of directors, the recommendation by the Company’s board of directors that shareholders approve the Merger Agreement and submission of the Merger Agreement to shareholders for their approval;

•	the required vote of the Company’s shareholders to approve the Merger Agreement;

•

the absence of violations of, or conflicts with, the organizational documents of the Company and its subsidiaries, applicable law and certain agreements or instruments as a result of the Company’s execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby;

•	required consents and approvals of governmental entities in connection with the transactions contemplated thereby;

•	compliance with applicable laws, licenses and permits;

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the Company’s SEC filings since October 18, 2010 and the financial statements included therein, as well as the Company’s disclosure controls and procedures and internal controls over financial reporting;

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compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder the “Securities Act”) and the Exchange Act;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from December 31, 2011 to the date of the Merger Agreement;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans and labor and employment matters;

•	insurance;

•	personal properties and assets and real property;

•	tax matters;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	intellectual property;

•	environmental matters;

•	material contracts;

•	customers and suppliers;

•	takeover statues;

•	the receipt of an opinion from J.P. Morgan Securities (Asia Pacific) Limited;

•	brokers and finders;

•	good laboratory practices and protection of laboratory animals; and

•	acknowledgement as to absence of any other representations and warranties.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than, subject to certain qualifications, any development, fact, circumstance, condition, event, change, occurrence or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	changes or developments in any of the industries in which the Company or its subsidiaries operate;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof after the date of the Merger Agreement;

•	any change in the price or trading volume of the ADSs (save for the facts or occurrences giving rise to or contributing to such change);

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters;

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any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, save for the facts or occurrences giving rise to or contributing to such failure;

•	the announcement of the Merger Agreement and the transactions contemplated thereby; or

•	the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein.

The representations and warranties made by Holdings, Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;

•	organizational or governing documents being in full force and effect;

•	their capitalization and ownership structure and absence of secured creditors of Merger Sub;

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their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

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the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of legal proceedings and governmental orders against Holdings, Parent and Merger Sub;

•	the accuracy of the information provided by Holdings, Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

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the sufficiency of funds in the financing contemplated by the debt financing commitment letter, debt financing agreement, equity financing commitment letters and contribution agreement to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of vote or consent of shareholders of Holdings or Parent which is necessary to approve the Merger Agreement or the transactions contemplated thereby;

•	solvency of Holdings, Parent and Merger Sub and the Surviving Corporation immediately following completion of the Merger;

•	Holdings’, Parent’s, Merger Sub’s and the Buyer Group’s ownership of Shares;

•	the guaranty being in full force and effect;

•	the absence of any undisclosed agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company; and

•	acknowledgment as to the absence of any other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve substantially intact its business organizations and capital structure, maintain in effect all material licenses and permits required for its businesses, keep available the services of its present officers and key employees, maintain its present relationships with those with which it have significant business relationships. Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by law or regulation, unless Parent otherwise consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or similar governing instruments;

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issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any its subsidiary;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s subsidiaries to the Company or any of its other subsidiaries or enter into any agreement with respect to the voting of its share capital;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares;

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acquire (including by merger, consolidation or acquisition of share or assets or otherwise) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions, that are consistent with past practice and are for consideration not exceeding $500,000 individually and $1,000,000 in the aggregate for all such transactions;

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sell, pledge, mortgage, lease, license (other than for non-exclusive licenses granted in the ordinary course of business), subject to any lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition or stock or assets or otherwise) any of its properties or assets having a current value in excess of $1,000,000 in the aggregate (other than in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets);

•

enter into, terminate, cancel, transfer, assign, license, encumber or materially amend or modify any material contract, or agree to any waiver under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under any material contract;

•

(a) transfer, sell, assign, mortgage, surrender, encumber, grant any security interests in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material intellectual property owned or licensed by the Company or any its subsidiaries, other than cancellation, abandonment, allowing to lapse or expire such intellectual property that is no longer used or useful, (b) grant any material licenses or other contracts to any third party or enter into any covenant not to sue with respect to any its intellectual property, except for non-exclusive licenses granted in the ordinary course of business, (c) disclose to or allow to be disclosed to or discovered by any person any of its material trade secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law, (d) fail to notify Parent promptly of any material infringement, misappropriation, misuse, unauthorized disclosure, or other violation of or conflict with any its intellectual property or trade secrets, or security breach, or breach or non-compliance of or with intellectual property and information security and privacy measures and procedures of the Company or its respective subsidiaries, of which the Company or any its subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such intellectual property and trade secrets, and (e) fail to continue to follow and practice and intellectual property and information security and privacy measures of the Company or its respective subsidiaries consistent with past practice in any material respect;

•

incur, issue, renew, prepay, redeem, otherwise acquire, refinance or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than guarantees of obligations of the Company or any a wholly-owned subsidiary of the Company), or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, except for the incurrence or guarantee of indebtedness under the Company’s or any subsidiary’s existing credit facilities as in effect on the date of the Merger Agreement (including any renewal, extension, refinancing or replacement of such contracts on substantially the same or similar terms) in order to fund working capital needs in the ordinary course of business;

•

except as required pursuant to existing company benefit plans or other contracts in effect on the date of the Merger Agreement or as otherwise required by applicable law, (a) enter into any new employment, severance or other compensatory agreements (including the renewal of any consulting agreement) with any employee, officer, director, shareholder or other service providers of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have a total annual base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (b) grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any its subsidiary (other than annual salary increases to employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB) in the ordinary course of business consistent with past practice), (c) hire (or enter into any employment or other agreements with) any employees or other service providers other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have an annual total base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (d) grant any severance or termination pay, or any retention pay, (e) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any company benefit plan, other than as required by any such company benefit plan or expressly contemplated by the Merger Agreement, (f) amend any employment, consulting or severance agreement or arrangement with any employees, officers, directors, shareholders or other service providers of the Company or any its subsidiary (other than non-material amendments to agreements with employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB)), (g) establish, enter into or adopt any new company benefit plan, or renew, amend or terminate any existing company benefit plan (other than non-material amendments to the Company’s broad-based health and welfare plans), or (h) terminate the employment or services, as applicable, of any of its present directors, officers, employees or independent consultants who have a total annual base salary and incentive compensation opportunity in excess of $100,000 (or an equivalent amount in RMB);

•

offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the debt financing or cause the breach of any provisions of the debt financing commitment letter or cause any condition set forth therein not to be satisfied;

•

make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

enter into or amend any Contract with any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act of 1934, as amended) or any affiliate of the Company other than Contracts solely between the Company and/or its wholly-owned subsidiaries or contracts relating to services with employees or directors of the Company subject to certain provision of the Merger Agreement, in each case, entered into or amended in the ordinary course of business consistent with past practice;

•

(a) make, change or revoke any tax election, (b) enter into any release, assignment, settlement, or compromise of any material tax liability other than releases, assignments, settlements or compromises of non-material tax liability where the Company has provided Parent and Merger Sub reasonable advance notice, (c) file any amended tax return with respect to any material tax or waive any statute of limitations with respect to any tax claim or assessment other than amendments or waivers with respect to non-material taxes where the Company has provided Parent and Merger Sub reasonable advance notice, (d) change (or file a request to make such change) any method of tax accounting or any annual tax accounting period except as required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto so long as advance written notice is provided to Holdings, Parent and Merger Sub prior to such change, (e) enter into or request any closing agreement relating to any tax, (f) surrender any right to claim a Tax refund, (g) request or receive a ruling related to Taxes, (h) fail to duly and timely file all tax returns and other documents required to be filed with any taxing authority (taking into account any extension of time within which to file such tax Return), (i) fail to pay any taxes as they become due and payable, except taxes which are being contested in good faith and that have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the SEC Reports filed prior to the date of the Merger Agreement, or (j) incur an obligation to make any payment of, or in respect of, any material taxes except in the ordinary course of business;

•	settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise is below a specified threshold;

•

except for the Merger Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, Merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiary (other than any Merger or consolidation among its subsidiaries);

•	enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

•

make or authorize capital expenditures except (a) as budgeted in the Company’s current plan approved by the board of directors of the Company that was provided to Parent, and (b) for any single capital expenditure not in excess of $500,000 or capital expenditures for the Company and its subsidiaries not in excess of $1,000,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Shareholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to take all action necessary to convene an extraordinary general meeting of its shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement.

Subject to the provisions of the Merger Agreement discussed under “—No Solicitation of Company Acquisition Proposals and No Change of Recommendation” below, the board of directors of the Company will recommend the approval of the Merger Agreement by the Company’s shareholders.

No Solicitation of Company Acquisition Proposals and No Change of Recommendation

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their respective representatives may not:

(a)	initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any acquisition proposal (as defined in the Merger Agreement);

(b)	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;

(c)	(i) withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, the board of directors’ recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal, (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (iv) fail to include in this proxy statement the board of directors’ recommendation in favor of the approval and adoption of the Merger Agreement and the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger, or (v) publicly announce its intention to take any of the actions described in foregoing;

(d)	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the Merger Agreement);

(e)	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under the Merger Agreement or breach its obligations thereunder;

(f)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

(g)	propose or agree to do any of the foregoing.

At any time after the date of the Merger Agreement and prior to the time the Company’s shareholders approve the Merger Agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitute or may reasonably be expected to lead to a superior proposal (as defined under the Merger Agreement), the Company may, subject to a customary confidentiality agreement satisfying the requirements of the Merger Agreement, furnish information and data with respect to the Company and its subsidiaries to and participate, through the Independent Committee, in discussions or negotiations regarding such acquisition proposal with, a person and its representatives who has made such proposal, provided that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was no previously or concurrently provided or made available to Parent.

Prior to the time the Company’s shareholders approve the Merger Agreement, the board of directors of the Company (upon recommendation of the Independent Committee which has made its determination in good faith and after consultation with its outside legal counsel and financial advisors) may (a) make a change of recommendation if the Independent Committee determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the Independent Committee determines constitutes a superior proposal, make a change of recommendation or authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement. The board of directors of the Company will not be entitled to effect a change of recommendation or authorize the termination of the Merger Agreement unless the Company has provided written notice at least 3 business days in advance to Parent advising Parent that, in the case of a change of recommendation, the Independent Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make such change in recommendation, would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable law or, in the case of termination of the Merger Agreement, that the Company has received an Acquisition Proposal that the Independent Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitute as a superior proposal.

In the event that the basis of such proposed action is in connection with a superior proposal, the Company shall notify the Parent and Merger Sub of the terms and conditions of such superior proposal and provide them with copies of any proposed transaction documents with respect to such superior proposal. Within 3 business days following receipt by Parent of such notice, the Company and its representatives shall negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the Financing Documents (as defined below) so that such proposal ceases to constitute a superior proposal and following the end of this 3 business day period, the board of directors of the Company and the Independent Committee will determine in good faith after consultation with their outside legal counsel and financial advisors, taking into account any changes to the Merger Agreement and the Financing Documents irrevocably proposed in writing by Parent in response to such notice or otherwise, that such proposal constitute a superior proposal.

In the event that the basis of a proposed change of recommendation is not the result of a superior proposal, the Company shall notify the Parent and Merger Sub of the reasons and findings for such proposed change of recommendation. Within 3 business days following receipt by Parent and Merger Sub of such notice, the Company and its representatives shall negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement that would obviate the need for such change of recommendation and, following the end of this 3 business day period, the board of directors of the Company and the Independent Committee shall determine in good faith after consultation with their outside legal counsel and financial advisors, taking into account any changes to the Merger Agreement and the Financing Documents irrevocably proposed in writing by Parent in response to such notice or otherwise, that no change has been made that would obviate the need for such change of recommendation and that the reasons for such change of recommendation continue to be applicable.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification by and among the Company and its directors and certain executive officers, as in effect at the effective time of the Merger will survive the Merger and may not be amended or modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•

The memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of 6 years from the effective time of the Merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•

From and after the effective time of the Merger, the Surviving Corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the current or former directors, officers or employees of the Company or any subsidiaries against all kinds of liabilities arising out of or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•

The Surviving Corporation will, and Parent will cause the Surviving Corporation to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance for a period of 6 years after the effective time of the Merger on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time of the Merger on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If a “tail” prepaid policy has been obtained by the Company prior to the closing, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

Financing and financing assistance

As of the date of the Merger Agreement, Parent has delivered to the Company a true, complete and correct copy of the executed debt financing commitment letter from Standard Chartered Bank pursuant to which (until such time as the parties thereto enter into the debt financing agreement on the terms set out in the debt financing commitment letter, in which case thereafter, pursuant to such debt financing agreement), Standard Chartered Bank has committed to provide debt financing to Parent in an aggregate amount set forth therein, subject to the terms and conditions set forth therein for the purposes of financing the transactions contemplated by the Merger Agreement and related fees and expenses.

As of the date of the Merger Agreement, Parent has delivered to the Company true, complete and correct copies of the executed equity commitment letters (together with the debt financing commitment letters (until such time as the parties thereto enter into the debt financing agreement), the debt financing agreement and the equity financing commitment letters, the “Financing Documents”) from the TPG Funds and Joint Benefit Group Limited, respectively, pursuant to which each of them has committed, subject to the terms and conditions set forth therein, to invest directly or indirectly in Holdings the cash amounts set forth therein.

As of the date of the Merger Agreement, Parent has delivered to the Company a true, complete and correct copy of an executed contribution agreement pursuant to which the parties thereto have agreed, subject to the terms and conditions set forth therein, that (i) ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, TPG Star Charisma Limited, TPG Biotech II Charisma Limited, Joint Benefit Group Limited and Han Ming Tech Investment Limited shall contribute the Rollover Shares to Holdings in exchange for newly issued shares of Holdings, and (ii) Holdings shall contribute the Rollover Shares to Parent, in each case, prior to the consummation of the Merger.

Each of Holdings and Parent will use its reasonable best efforts to obtain the equity and debt financing and any alternative financing for the Merger on the terms and conditions described in the Financing Documents, including using reasonable best efforts to:

•

negotiate and enter into the debt financing agreement with respect to, and on the terms and conditions contained in the term sheet set out in the debt financing commitment letter as promptly as reasonably practicable after the date of the Merger Agreement, the terms and conditions of which shall not impose new or additional conditions, or otherwise enhance or expand upon or adversely modify the conditions to the closing of the debt financing contained in the debt financing commitment letter;

•	maintain in effect the Financing Documents;

•	satisfy on a timely basis all conditions applicable to Holdings, Parent and Merger Sub in the Financing Documents and otherwise comply with its obligations thereunder;

•	consummate the debt and equity financing at or prior to the closing;

•	seek to enforce its rights (including through litigation pursued in good faith) under the debt financing commitment letter and debt financing agreement; and

•	cause the financing sources and other persons providing debt financing to fund the Merger and the other transaction contemplated by the Merger Agreement.

Each of Holdings and Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under any Financing Document, provided, however, that Holdings, Parent and Merger Sub may replace, amend or supplement the debt financing commitment letter and the debt financing agreement, if such replacements, amendment, or supplements would not (i) impose new or additional conditions, or otherwise enhance or expand upon or adversely modify the conditions precedent to the debt financing as set forth in the debt financing commitment letter or the debt financing agreement (as the case may be) in any way, (ii) prevent or impair the availability of the financing or materially delay the financing under the debt financing commitment letter or the debt financing agreement (as the case may be) or the consummation of the transactions contemplated by the Agreement, or (iii) adversely impact the ability of Holdings, Parent or Merger Sub to enforce its rights against the other parties to the debt financing commitment letter or the debt financing agreement.

Holdings, Parent and Merger Sub will give the Company prompt notice: (i) of any material breach or default by any party to any Financing Document which would result in any condition of the Financing Documents not to be satisfied or the termination of any Financing Document, of which Holdings, Parent or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any party to any Financing Document with respect to any alleged or potential material breach, default, termination or repudiation by any party to any Financing Document or any provisions of the Financing Document which would result in any condition of the Financing Documents not to be satisfied or the termination of any Financing Document, (iii) of any material dispute or disagreement between or among any parties to the Financing Documents, and (iv) if Holdings, Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Document.

In the event that any portion of the debt financing becomes unavailable (after compliance by Holdings, Parent and Merger Sub of their relevant obligations under the Merger Agreement), Parent will use its reasonable best efforts to arrange and obtain alternative financing, when added to the portion of the financing that is available, in an amount sufficient to consummate the Merger with terms and conditions not less favorable, taken as a whole, to Holdings, Parent and Merger Sub (as determined in the reasonable judgment of Parent) than those in the debt financing commitment letter or the debt financing agreement as promptly as reasonably practicable following such occurrence but no later than 5 business days immediately prior to the closing date. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative financing and shall deliver to the Company as promptly as practicable (and no later than two business days) after such execution, true and complete copies of all contracts or other arrangements (including fee letters) pursuant to which any such financing sources shall have committed to provide any such alternative financings.

The Company will use its reasonable best efforts to provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the financing, including:

•	assisting with the preparation of materials required in connection with the financing;

•

executing and delivering any pledge and security documents or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral; provided that such documents will not take effect until immediately prior to or at the effective time of the Merger; and

•	furnishing Parent and the lender as promptly as practicable with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent.

Certain Inaccuracies

Neither Holdings or Parent will have any right to terminate the Merger Agreement, or claim any damage or seek any other remedy for any breach of or inaccuracy in any representation or warranty made by the Company to the extent (i) both (A) Mr. Michael Xin Hui and (B) TPG Star Charisma Limited and TPG Biotech II Charisma Limited or any of their respective affiliates had actual knowledge of such breach of or inaccuracy in such representation or warranty as of the date of the Merger Agreement, or (ii) if such breach of alleged breach is the proximate result of action or inaction taken by the Company at the direction of both (A) Mr. Michael Xin Hui and (B) TPG Star Charisma Limited and TPG Biotech II Charisma Limited or any of their respective affiliates without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Holdings, Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•

access by Parent and its respective representatives to the Company’s officers, personnel, employees, systems, properties, offices and other facilities, books and records between the date of the Merger Agreement and the effective time of the Merger and provision to Parent of all financial, operating and other data analyses, projections and plans reasonably requested by Parent in writing(subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	resignation of the Company’s directors;

•	Parent’s participation in the defense and settlement of any shareholder litigation relating to the transactions contemplated by the Merger Agreement;

•	public announcements related to the Merger Agreement and the transactions contemplated thereby;

•	matters relating to state takeover statutes; and

•	expenses.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement and Merger being approved by the shareholders at the extraordinary general meeting; and

•

no order of governmental or regulatory authority, agency, court, or other judicial body, commission or other governmental body of competent jurisdiction is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Holdings, Parent and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the Merger Agreement being true and correct as of the date thereof and as of the closing date or, if applicable, as of a specified earlier date; provided that (i) the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect, and (ii) representations and warranties of the Company in connection with its capital structure will be true and correct in all respects except for inaccuracies that do not, individually or in the aggregate, require payments of merger consideration at or after the closing in excess of $100,000;

•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing date of the Merger;

•	there having not occurred a material adverse effect (as such term is defined in the Merger Agreement) since the date of the Merger Agreement;

•	Parent having received a certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions under the Merger Agreement described above; and

•	shareholders holding no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Holdings, Parent and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date, or, if applicable, as of a specified earlier date, except where the failure of such representations and warranties to be true and correct does not prevent, materially delay or materially impede the performance by Holdings, Parent or Merger Sub of its obligations under the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby;

•	each of Holdings, Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

•

Company having received a certificate signed by a designated director of each of Holdings, Parent and Merger Sub certifying as to the satisfaction of the conditions under the Merger Agreement described above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(a)	by mutual written consent of the Company and Parent; or

(b)	by either of the Company or Parent, if:

•

the Merger is not completed by 6 months after the date of the Merger Agreement, provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the termination date;

•	the shareholders of the Company do not authorize, approve and adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, provided that (i) each of the parties has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and (ii) such termination right shall not be available to any party whose breach of its obligations under the Merger Agreement in any material respect in any manner has been the proximate cause of, or resulted in such order.

(c)	by Parent, if:

•	at any time prior to the time the shareholders’ approval is obtained, if the board or directors of the Company or the Independent Committee has made a change of recommendation; or

•

at any time prior to the shareholders’ meeting, if the Company has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days (in case of breach of the covenants and agreements in connection with solicitation of acquisition proposals, superior proposals and change of recommendation, 10 business days) after written notice thereof is given by Parent to Company or (ii) 5 business days prior to the termination date, provided that Parent is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied;

(d)	by the Company:

•

at any time prior to the date of the extraordinary general meeting, based on the recommendation of the Independent Committee, subject to complying with the terms of the Merger Agreement in connection with acquisition proposals and payment of the termination fees, in order to enter into an alternative acquisition agreement relating to a superior proposal immediately prior to or substantially concurrently with the termination of the Merger Agreement;

•

at any time prior to the effective time of the Merger, if any of Holdings, Parent or Merger Sub has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by Holdings, Parent or Merger Sub under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied; or

•

at any time prior to the effective time of the Merger, if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holding’s, Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within 5 business days after the delivery of such notice.

Termination Fee

The Company is required to pay Parent a termination fee of $2,550,000 in the event the Merger Agreement is terminated:

•

by either Parent or the Company if (i) the Merger is not consummated by the end date, or the shareholder approval of the Merger Agreement is not obtained, (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn (in the case where termination is for the shareholder approval not being obtained, such acquisition proposal must have been made prior to the shareholders’ meeting), and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•

by Parent if (i) Company has breached any of its representation, warranty, covenant or agreement under the Merger Agreement (other than its “no-shop” and “no-change-of-recommendation” obligations), or any representation or warranty made by it under the Merger Agreement will have become untrue after the date of the Merger Agreement; (ii) prior to termination, an acquisition proposal, whether or not conditional, has been made public and not withdrawn, and (iii) within 12 months of such termination, the Company enters into, agrees to or consummates an acquisition proposal (whether or not such acquisition proposal is the same acquisition proposal first referred to in this paragraph);

•

by Parent if the board of directors of the Company or the Independent Committee makes a change of recommendation, or if the Company has breached its “no-shop” or “no-change-of-recommendation” obligations under the Merger Agreement in any material respect; or

•

by the Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the Merger.

The Company is required to pay Parent fees and expenses incurred by Parent and its affiliates of up to $850,000 in the event the Merger Agreement is terminated:

•	by either Parent or the Company if the “majority of the minority” is required to be obtained under the Merger Agreement and such vote is not obtained;

•

by Company if the board of directors of the Company authorizes the Company to enter into an alternative acquisition agreement relating to a superior proposal, prior to the receipt of the shareholders’ approval of the Merger; or

•

by Parent if (i) the board or directors of the Company or the Independent Committee has made a change of recommendation, or (ii) the Company has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, in each case, if, after notice, the corresponding condition to closing could not be satisfied.

Parent is required to pay a reverse termination fee of $5,950,000 in the event that the Merger Agreement is terminated:

•

by the Company if any of Holdings, Parent or Merger Sub has breached any of its representation, warranty, covenant or agreement under the Merger Agreement, or any representation or warrant made by it under the Merger Agreement will have become untrue after the date of the Merger Agreement such that the applicable conditions precedent could not be satisfied after Holdings, Parent or Merger Sub has had the opportunity to cure such breach; or

•

by the Company if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holding’s, Parent’s and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within five business days after the delivery of such notice.

Fees and Expenses

All expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be borne by the party incurring such expenses except as otherwise provided in the Merger Agreement.

In the Merger Agreement, promptly upon termination of the Merger Agreement, Holdings and Parent will reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the Company’s reasonable cooperation reasonably requested by Parent that is necessary in connection with the financing and, if applicable, the alternative financing relating to the Merger.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties hereto with the approval of the respective boards of directors of the parties (in case of the Company, its board of directors acting upon the recommendation of the Independent Committee in writing) at any time, provided that after any such adoption of the Merger Agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders.

At any time before the effective time of the Merger, each of the parties to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Remedies

Subject to the relevant provisions in the Merger Agreement and any equitable remedies the Company may be entitled to, our right to receive (i) payment of a reverse termination fee of $5,950,000 and (ii) reimbursement from Parent in connection with commencement of a lawsuit to enforce the payment of such reverse termination fee and interest on such amount and reimbursement from Holdings, Parent and Merger Sub for expenses in connection with financing assistance (subject to a cap of $425,000 in aggregate under the Limited Guaranty), is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.

Subject to the relevant provisions in the Merger Agreement and any equitable remedies Holdings, Parent or Merger Sub may be entitled to, Holdings’s, Parent’s and Merger Sub’s right to receive payment of a termination fee of $2,550,000 and reimbursement from the Company (i) in connection with commencement of a lawsuit to enforce the payment of such termination fee and interest on such amount, and/or (ii) Holdings’s, Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $850,000) incurred in connection with the Merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.

The maximum aggregate liabilities of Holdings, Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Agreement are limited to the termination fees, the reverse termination fee, and reimbursement of expenses, as the case may be.

The Company, Holdings, Parent and Merger Sub are each entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the Merger Agreement. However, the Company’s right to enforce specifically the obligation of Holdings, Parent and Merger Sub to draw down the equity commitments from the TPG Funds and Joint Benefit Group Limited is subject to (i) each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement having been satisfied, (ii) Holdings, Parent and Merger Sub having failed to complete the closing of the Merger by the date specified in the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) having been funded in accordance with the terms thereof or will be funded at the closing of the Merger if the TPG Funds’ and Joint Benefit Group Limited’s equity commitments are funded at the closing of the Merger, and (iv) the Company having irrevocably confirmed in writing that if specific performance is granted and the TPG Funds’ and Joint Benefit Group Limited’s equity commitments and the debt financing are funded, then the closing of the Merger will occur.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the Merger, provided that such shareholder follows the procedures summarized below.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•

you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the resolution at the extraordinary general meeting;

•

within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection;

•

within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the dissenting shareholder must give a written notice of his or her decision to dissent (a “Notice of Dissent”) to the Company stating his or her name and address, the number and class of Shares with respect to which he or she dissents and demanding payment of the fair value of his or her Shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of his or her Shares (and the right to participate in court proceedings to determine the fair value of his or her Shares or the right to institute proceedings on the grounds that the Merger is void or unlawful). A dissenting shareholder must dissent in respect of all the Shares which he or she holds;

•

within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase his or her Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, the petition by the Company must be accompanied by a verified list containing the names and address of all shareholders who have not agreed with the Company as to the fair value of the Shares; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing at which dissenting shareholders are entitled to participate in the fair value of the Shares held by those shareholders and the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of shareholders of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to become the holder of record of such Shares, in order to follow the steps summarized above in a timely manner to exercise whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs representing Shares held by the ADS Depositary who wishes to dissent must surrender his or her ADSs to the ADS Depositary before the extraordinary general meeting on             , 2013 and pay any applicable fees to the ADS Depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Companies Law. If you wish to cancel your ADSs, please contact your broker. If your broker needs further instruction, please have your broker contact the ADS Depositary at             .

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the approval of the Merger and the adoption and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to No.5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai 201203, the People’s Republic of China, Attention: Ms. Elaine Cai.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $0.50 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of Shares covered by a Notice of Dissent, the Company and Parent intend to assert that the per Share merger consideration of $0.50 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the Cayman Companies Law, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The Company uses U.S. dollars as its reporting currency in its consolidated financial statements. The Company conducts substantially all of its operations in China. A substantial portion of its sales are denominated in U.S. dollars, while a significant portion of its costs and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this section were made at a rate of RMB6.2939 to $1.00, the exchange rate on December 30, 2011 as set forth in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB or U.S. dollar amounts referred to in this section could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currencies and through restrictions on foreign trade. On December 21, 2012, the certified exchange rate was RMB6.2284 to $1.00.

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2010 and 2011. The historical financial information as of December 31, 2010 and 2011 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, at pages F-1 through F-48, which are incorporated into this proxy statement by reference. Our historical results do not necessarily indicate results expected for any future periods. The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Nine Months Ended September 30,		Years Ended December 31,
	2011 (unaudited)	2012 (unaudited)	2010	2011
	(in millions of US$, except for share, per share, and per ADS data)
Consolidated Statements of Operations Data:
Net revenues	81.1	94.5	90.3	111.6
Cost of revenues	(55.0)	(67.6)	(60.2)	(75.5)
Gross profit	26.1	27.0	30.1	36.1
Operating expenses:
Selling and marketing	(1.7)	(2.3)	(2.3)	(2.6)
General and administrative	(17.1)	(21.4)	(17.4)	(24.0)
Other operating income(1)	0.2	0.7	—	0.4
Other operating expenses(1)	(0.1)	(0.3)	—	(0.2)
Total operating expenses	(18.8)	(23.4)	(19.7)	(26.4)
Profit from operations	7.4	3.6	10.4	9.7
Interest income	—	—	0.1	1.0
Interest expense	—	—	*	*
Other income(1)(2)	3.3	*	4.8	4.0
Other expenses	—	—	(0.2)	(1.1)
Income from operations before income taxes	10.5	3.6	15.1	13.5
Income taxes	(117)	0.1	(2.1)	(2.4)
Net income attributable to ShangPharma Corporation	9.0	3.7	13.0	11.1
Allocation to preferred shareholders	—	—	(2.7)	—
Net income attributable to ShangPharma Corporation’s ordinary shareholders	9.0	3.7	10.3	11.1
Net income attributable to ShangPharma Corporation’s ordinary shareholders per share
Basic	0.03	0.01	0.04	0.03
Diluted	0.03	0.01	0.04	0.03
Net income attributable to ShangPharma Corporation’s ordinary shareholder per ADS(3)
Basic	0.48	0.2	0.79	0.60
Diluted	0.48	0.2	0.78	0.60
Weighted average ordinary shares outstanding
Basic	335,770,002	334,379,214	233,874,361	335,538,405
Diluted	338,899,140	334,596,870	238,000,199	337,885,258

*	Less than US$50,000.
(1)	Other operating income and expenses consist of research and hiring or training related government subsidies and the costs incurred related to such subsidies. Such income and expenses were recorded in other income and cost of revenues or general and administrative expenses, respectively in 2009, 2010 and the first half of 2011. Since the third quarter of 2011, as a result of an accounting policy change, the research and hiring or training related government subsidies were reclassified to other operating income, the costs related to research related subsidies were reclassified from cost of revenues to other operating expenses, and expenses related to hiring or training related subsidies continue to be recorded in general and administrative expenses. Although ASC 250 requires a retrospective application, management determined that a prospective application is deemed reasonable due to the insignificant impact on prior periods.
(2)	Other income for the nine months ended September 30, 2012 included interest income, interest expense and other expenses.
(3)	Each ADS represents 18 ordinary shares.

	As of December 31,		As of September 30,
	2010	2011	2012
Consolidated Balance Sheet Data:
Cash and cash equivalents	49.2	37.8	34.3
Total current assets	73.1	72.3	72.3
Total assets	138.0	166.9	169.8
Total current liabilities	24.4	33.9	26.0
Total liabilities	24.4	33.9	30.1
Series A convertible preferred shares	—	—	—
Total equity (deficit)	113.5	133.0	139.7

Ratio of Earnings to Fixed Charges

	As of September 30,	As of December 31,
	2012	2010	2011
	(unaudited)	(unaudited)	(unaudited)
Ratio of earnings to fixed charges:(1)	—	359.74	377.30

(1)	For purpose of calculating the ratio of earnings to fixed charges, earnings consist of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees. Fixed charges consist of interest expensed and capitalized. The Company had no fixed charges in the nine months ended September 30, 2012.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2011 was $0.3965 based on the weighted average number of outstanding Shares during 2011.

TRANSACTIONS IN THE SHARES AND ADS

Purchases by the Company

The Company publicly announced a share repurchase program on August 12, 2011, pursuant to which the Company is authorized to repurchase up to $10.0 million of the Company’s ADSs within two years from August 24, 2011.

The following table summarizes the repurchase of ADSs by us under the 2011 Share repurchase program:

Period	Total Number of ADS Purchased	Average Price Paid Per ADS(1)	Total Number of ADSs Purchased as Part of Publicly Announced Plan	Approximate Dollar Value of ADSs that May Yet Be Purchased Under the Plan
September 2011	50,143	$8.71	50,143	9,563,417
October 2011	8,533	$8.37	58,676	9,491,983
November 2011	3,769	$8.33	62,445	9,460,596
December 2011	61,841	$8.94	124,286	8,907,725
January 2012	24,659	$8.14	148,945	8,707,116
April 2012	11,529	$8.18	160,474	8,612,844
May 202	11,384	$8.19	171,858	8,519,630
June 2012	32,679	$6.24	204,537	8,315,860
July 2012	980	$6.55	205,517	8,309,441
Total	205,517	$8.23	205,517	8,309,441

(1)	Each ADS represents 18 ordinary shares.

Purchases by Mr. Michael Xin Hui and His Affiliates

The following table summarizes the purchase of Shares and ADSs by Mr. Michael Xin Hui and his affiliates during the past two years:

Transaction Date	Total Number of ADSs purchased	Price Paid per ADS
14-Mar-12	7,800	$8.3597
15-Mar-12	1,230	$8.4509
16-Mar-12	3,100	$8.1471
19-Mar-12	2,800	$8.1161
20-Mar-12	1,300	$8.0854
21-Mar-12	247	$8.1821
22-Mar-12	2,300	$8.1078
23-Mar-12	450	$8.1422
26-Mar-12	6,109	$8.2458
27-Mar-12	400	$8.23
28-Mar-12	857	$8.17
29-Mar-12	4,322	$8.2703
30-Mar-12	800	$8.1092
Total	31,715

Purchases by Other Members of Buyers’ Group

There have been no purchases in Shares or ADSs by Holdings, Parent, Merger Sub, TPG Star Charisma Limited or TPG Biotech II Charisma Limited at any time during the past two years.

Prior Public Offerings

On October 19, 2010, we sold 3,200,000 ADSs, representing 57,600,000 Shares, and our selling shareholders sold an aggregate of 2,600,000 ADSs, representing 46,800,000 Shares pursuant to an underwritten public offering at a price of $15.00 per ADS (or $0.83 per Share). We raised approximately $48.0 million in net proceeds from this offering, or approximately $41.0 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

Transactions in Prior 60 Days

There have been no transactions in the Company’s Shares during the past sixty days by us, any of our officers or directors, Mr. Michael Xin Hui, Holdings, Parent, Merger Sub, any of Merger Sub’s officers or directors, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our outstanding Shares.

As of the date of this proxy statement, we have 333,200,510 ordinary shares outstanding (excluding 3,699,306 Shares represented by ADSs held in brokerage accounts in the Company’s name and 16,700,184 Shares issued to the ADS Depositary in anticipation of the vesting of the Company’s options and RSUs granted under the Company’s share incentive plans). Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Michael Xin Hui(1)	184,367,700	55.0
Kevin Penghui Chen	*	*
Julian Ralph Worley	*	*
Yuk Lam Lo	*	*
Benson Tsang	*	*
William Dai	*	*
All Directors and Executive Officers as a Group	188,060,508	55.5

Principal Shareholders:
ChemExplorer Investment Holdings Ltd.(2)	77,993,837	23.4
ChemPartner Investment Holdings Limited(3)	104,002,993	31.2
Investment funds affiliated with TPG, represented by TPG Star Charisma Limited and TPG Biotech II Charisma Limited(4)	37,234,014	11.2
Ameriprise Financial, Inc.(5)	23,171,490	7.0

Notes:

*	Less than 1% of our total outstanding shares.
(1)	Includes (i) 77,993,837 Shares owned by ChemExplorer Investment Holdings Ltd., (ii) 104,002,993 Shares owned by ChemPartner Investment Holdings Limited, (iii) 31,715 ADSs representing 570,870 Shares held by Joint Benefit Group Limited, and (iv) 1,800,000 Shares owned by Mr. Michael Xin Hui in the form of Vested Company RSUs. Each of ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited is a British Virgin Islands company beneficially owned by Mr. Michael Xin Hui and three trusts, of which Mr. Michael Xin Hui and his family members are beneficiaries. Mr. Michael Xin Hui is a director of ChemExplorer Investment Holdings Ltd. and ChemPartner Investment Holdings Limited. Mr. Michael Xin Hui disclaims beneficial ownership with respect to the above shares except to the extent of his pecuniary interest therein. The business address of Mr. Michael Xin Hui is No. 5 Building, 998 Halei Road, Zhangjiang Hi-tech Park, Pudong New Area, Shanghai, China, 201203.

(2)	ChemExplorer Investment Holdings Ltd. is a British Virgin Islands company beneficially owned by Mr. Michael Xin Hui and three trusts, of which Mr. Michael Xin Hui and his family members are beneficiaries.
(3)	ChemPartner Investment Holdings Limited is a British Virgin Islands company beneficially owned by Mr. Michael Xin Hui and three trusts, of which Mr. Michael Xin Hui and his family members are beneficiaries.
(4)	Includes 24,836,549 ordinary shares held by TPG Star Charisma Limited and 12,397,465 ordinary shares held by TPG Biotech II Charisma Limited. Each of TPG Star Charisma Limited and TPG Biotech II Charisma Limited is a company incorporated in Hong Kong with its registered address at 57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, and their telephone number is +852 3515 8888.
(5)	Based on a Schedule 13G jointly filed on February 14, 2012 by Ameriprise Financial, Inc., which listed its business address as 145 Ameriprise Financial Center, Minneapolis, MN 55474, and Columbia Management Investment, which listed its business address as 225 Franklin St., Boston, MA 02110.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the Merger is not completed, we plan to hold an annual general meeting later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummation of the Merger, including the approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•

debt financing may not be obtained on or prior to the effective time of the Merger because of the failure of the Buyer Group to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption in “Item 3D. Risk Factors” in our Annual Report on Form 20–F for the year ended December 31, 2011. See “Where You Can Find More Information” on page 117.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. Risks, uncertainties and assumptions include: uncertainties as to how the Company’s shareholders will vote at the extraordinary general meeting; the possibility that competing offers will be made; the possibility that debt financing may not be available; the possibility that various closing conditions for the transaction may not be satisfied or waived; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including the Schedule 13E-3 transaction statement and this proxy statement. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.shangpharma.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a “going private” transaction, the Company, Holdings, Parent and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 30, 2012 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since April 30, 2012 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations at +86 21 5132-0088, IR@shangpharma.com or ShangPharma Corporation, No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, the People’s Republic of China.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

SHANGPHARMA HOLDINGS LIMITED,

SHANGPHARMA PARENT LIMITED,

SHANGPHARMA MERGER SUB LIMITED,

and

SHANGPHARMA CORPORATION

Dated as of December 21, 2012

(contiuned)

Appendix 1: Cayman Plan of Merger

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2012 (this “Agreement”), among SHANGPHARMA HOLDINGS LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdings”), SHANGPHARMA PARENT LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), SHANGPHARMA MERGER SUB LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and SHANGPHARMA CORPORATION, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (2012 Revision) of the Cayman Islands (the “Cayman Companies Law”), Merger Sub be merged with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”), and;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery, and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company pursuant to the Cayman Companies Law and to whom the Company will send notice of the Shareholders’ Meeting (as defined below) to approve this Agreement after the execution and delivery of this Agreement;

WHEREAS, the board of directors of each of Holdings, Parent and Merger Sub has (i) approved the execution, delivery, and performance by Holdings, Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Holdings, Parent and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, each of (i) Mr. Michael Xin Hui (“Founder”), and (ii) TPG Star, L.P., a Delaware limited partnership (“TPG Star”), and TPG Biotechnology Partners II, L.P., a Delaware limited partnership (“TPG Biotech” and together with TPG Star, the “TPG Funds”) (each of Founder, TPG Star and TPG Biotech, a “Guarantor” and collectively, the “Guarantors”) are entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Holdings, Parent and Merger Sub under this Agreement;

WHEREAS, on the date of this Agreement, Holdings, Parent, the Rollover Shareholders (as defined below) are entering into the Contribution Agreement (the “Contribution Agreement”) pursuant to which the Rollover Shareholders have agreed, among other things and subject to the terms and conditions set forth therein, to not transfer their Rollover Shares (as defined below), and to contribute their Rollover Shares to Holdings in connection with the Merger in exchange for newly issued shares of Holdings prior to the consummation of the Merger; and

WHEREAS, on the date of this Agreement, the Rollover Shareholders, Holdings, Parent and the Company are entering into a Voting Agreement (the “Voting Agreement”) pursuant to which the Rollover Shareholders have agreed to vote all Shares owned by them at the Shareholders’ Meeting in favor of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Holdings, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Cayman Plan of Merger and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease by the Registrar of Companies striking Merger Sub off the Register of Companies. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and all the undertakings, property of every description, assets, rights, privileges, immunities, powers, and franchises of each of the Company and Merger Sub shall vest in the Company and all debts, liabilities, duties and obligations of each of Merger Sub and the Company shall become the debts, liabilities, duties and obligations of the Company and the Company shall continue to be governed by the Cayman Companies Law as a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company, Holdings, Merger Sub and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Ropes & Gray, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, commencing at 9:00 a.m. (Hong Kong time) on the first (1st) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. As soon as practicable on the Closing Date, subject to the provisions of this Agreement, (i) Merger Sub and the Company shall execute and file with the Registrar of Companies of the Cayman Islands a plan of merger substantially in the form contained in Appendix 1 hereto (the “Cayman Plan of Merger”) together with such other appropriate recordings, declarations and documents required to effect the Merger under, in such forms as are required by, and executed in accordance with, the Cayman Companies Law (the Cayman Plan of Merger together with such other recordings, declarations and documents are herein referred to as the “Merger Documents”) and (ii) Parent shall deliver an irrevocable request to the Lender to draw down the proceeds of the Debt Financing (or deliver an irrevocable request to the Financing Sources of the Alternative Financing, if applicable, to draw down the proceeds of the Alternative Financing). The Merger shall become effective at the date agreed by Parent and the Company as specified in the Cayman Plan of Merger (such date being no earlier than the Closing Date and no later than the fifth (5th) Business Day following the Closing Date) (the date and time the Merger becomes effective in accordance with the Cayman Companies Law being the “Effective Time”).

ARTICLE II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

Section 2.1 Memorandum and Articles of Association of the Surviving Corporation. As of the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum and articles of association of the Surviving Corporation (the “Surviving Corporation Memorandum and Articles of Association”) shall be amended to be and read as follows: “The name of the corporation is ShangPharma Corporation” until thereafter changed or amended as provided therein or by applicable Law. The rights and restrictions attached to the shares in the capital of the Surviving Corporation shall be as set out in the Surviving Corporation Memorandum and Articles of Association.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.1 Directors. Subject to applicable Law, the parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.2 Officers. Subject to applicable Law, the parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.3 Taking of Necessary Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to, and possession of, all assets, property, rights, privileges, immunities, powers and franchises of the Company and the Merger Sub, the Surviving Corporation and the directors and officers of the Surviving Company shall take all lawful and necessary action, consistent with this Agreement on behalf of the Company, the Merger Sub and the Surviving Corporation.

ARTICLE IV

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES; CERTAIN ADJUSTMENTS

Section 4.1 Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Holdings, Parent, Merger Sub or the holders of any Shares (including Shares represented by ADSs) of the Company:

(a) Merger Consideration. Each ordinary share, par value $0.001 per share, of the Company (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares (the “ADSs”), each representing 18 Shares, issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Shares owned by holders of Shares that have validly exercised and perfected and not effectively withdrawn or lost their appraisal or other rights pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shareholders” and the Shares owned by the Dissenting Shareholders, the “Dissenting Shares”), shall be cancelled and cease to exist and shall be converted into and exchanged for the right to receive $0.50 in cash per Share without interest (the “Per Share Merger Consideration”), and each Dissenting Share shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f). As each ADS represents 18 Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares and Dissenting Shares, shall represent the right to receive $9.00 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares (including Shares represented by ADSs) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share recorded as issued in the register of members of the Company immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, including Shares represented by a certificate or certificates (the “Share Certificates”) and Shares not represented by Share Certificates (the “Uncertificated Shares”), shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and each Dissenting Share shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f). For purposes of this Agreement, “Excluded Shares” means, collectively (i) the Rollover Shares, (ii) Shares and ADSs beneficially owned immediately prior to the Effective Time by the Company as treasury shares, held in brokerage accounts in the Company’s name, or issued to the Depositary and reserved for future grants under the Company Plans (the “Company Treasury Shares”), and (iii) such number of Shares owned by ChemExplorer Investment Holdings Limited and ChemPartner Investment Holdings Limited as are required to fully settle any and all Vested Company RSUs that are unsettled as of the Closing Date and were granted under (A) the Founder’s 2008 Equity and Performance Incentive Plan dated May 2008 or (B) the Company’s 2010 Share Incentive Plan (the “Founder Plan RSU Shares”).

(b) Treatment of Company Treasury Shares. Each of the Company Treasury Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be surrendered and cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(c) Treatment of Rollover Shares. Each of the Rollover Shares outstanding immediately prior to the Effective Time shall be exchanged for one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

(d) Treatment of Founder Plan RSU Shares. Each of the Founder Plan RSU Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be surrendered and cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(e) Treatment of ADSs Representing Company Treasury Shares or Rollover Shares. Each ADS that represents a Rollover Share or Company Treasury Share immediately prior to the Effective Time shall be surrendered to the Depositary for cancellation without payment of any consideration or distribution therefor, and each such Rollover Share underlying such cancelled ADS shall be treated as set forth in Section 4.1(c) and each such Company Treasury Share underlying such cancelled ADS shall be treated as set forth in Section 4.1(b).

(f) Merger Sub. Each ordinary share, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation. Such ordinary shares, together with the ordinary shares referred to in Section 4.1(c), shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(g) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders’ Meeting has been sent to such shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Corporation on demand and shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of the Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Corporation.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Holdings or Parent shall deposit, or shall cause to be deposited, with a bank, trust company or other entity selected by Parent and is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) for the benefit of the holders of Shares, ADSs, Company Options, and Vested Company RSUs a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1(a), Section 4.2(f), Section 4.3(b) and Section 4.3(c) (subject, in the case of amounts required to make payments under Section 4.3(b) and Section 4.3(c), to the provisions of Section 4.2(c)) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in the case of payments under Section 4.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Parent shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Parent. The Paying Agent shall invest the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations which have the full faith and credit of the United States of America for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a), Section 4.2(f), Section 4.3(b) and Section 4.3(c) shall be returned to the Surviving Corporation in accordance with Section 4.2(c). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Section 4.2(f), Section 4.3(b) and Section 4.3(c), Holdings or Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a), Section 4.2(f), Section 4.3(b) and Section 4.3(c).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of record holders and (y) three (3) Business Days in the case of the Depository Trust Company or its nominee on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), Holdings, Parent and the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares and Dissenting Shares and the Depositary), (i) a letter of transmittal (which shall be in customary form for a Cayman Islands-incorporated company and shall specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon delivery of such Share Certificates to the Paying Agent (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)), and the manner in which the delivery of the Payment Fund to registered holders of Ordinary Shares shall be effected, and such other provisions as Parent and the Company may reasonably agree), and (ii) instructions for effecting the delivery of Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificate as provided in Section 4.2(e)) and, in the case of Uncertificated Shares, such other documents as may be required in exchange for the Per Share Merger Consideration. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and either (A) in the case of Shares represented by Share Certificates, the applicable Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)), or (B) in the case of Uncertificated Shares, confirmation by the Company that the Uncertificated Shares have been cancelled, in each case, in accordance with the terms of such letter of transmittal, the holder of such Share Certificate or Uncertificated Shares shall be entitled to receive, in exchange therefor, payment in the amount (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)) or the number of Uncertificated Shares, as the case may be, multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so delivered shall forthwith be marked as cancelled. Prior to the Effective Time, Holdings, Parent and the Company shall establish procedures with the Paying Agent and the Depositary (and following the Effective Time, Holdings, Parent and the Surviving Corporation shall take such measures as are necessary) to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares or Dissenting Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (less any applicable ADS cancellation fees and related charges and expenses of the Depositary, and withholding Taxes as provided in Section 4.2(h)) pro rata to their holdings of ADSs upon delivery by them of the ADSs. No interest shall be paid or will accrue on any amount payable in respect of Shares, ADSs, Company Options, and Company RSUs pursuant to the provisions of this ARTICLE IV. In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the Paying Agent of such Person’s entitlement to the relevant Company Share and if the Person requesting such payment has paid to the Paying Agent any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Shares, or established to the satisfaction of the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(c) Payment of Company Options and Vested Company RSU Payments. As promptly as practicable after the Effective Time (and in any event not later than the third Business Day following the Effective Time), Holdings and Parent shall cause the Paying Agent to transmit to the Surviving Corporation and/or one of its subsidiaries an amount in cash in immediately available funds equal to the amounts required to be paid to former holders of Company Options and Vested Company RSUs pursuant to Section 4.3(b) and Section 4.3(c); provided, that, notwithstanding Section 4.2(a), Parent may, in lieu of depositing the amounts required to be paid under Section 4.3(b) and Section 4.3(c) to the Paying Agent pursuant to Section 4.2(a), transmit such amounts by wire transfer of immediately available funds to the Surviving Corporation and/or one of its subsidiaries at the Effective Time, whereupon all other obligations under this Section 4.2(c) shall terminate.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this ARTICLE IV upon due delivery of its letter of transmittal and Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)) or, in the case of Uncertificated Shares, such other documents as may be required by the Surviving Corporation to show such Person is entitled to the Per Share Merger Consideration in respect of such Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Holdings, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Holdings, Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares but shall instead be entitled to receive such payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares, provided that, notwithstanding the foregoing, if any holder of Shares fails to exercise or perfect their dissenter’s rights before the Effective Time, or any Dissenting Shareholder has withdrawn or lost such rights under Section 238 of the Cayman Companies Law, they will thereupon cease to be Dissenting Shareholders and their Shares will thereupon (i) cease to be Dissenting Shares and (ii) be cancelled and converted into, and will become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration in the manner provided in Section 4.1(a). The Company shall give Parent (i) prompt notice of any written objections, notices, petitions or attempted withdrawals of such objections, notices, petitions or other communications served pursuant to applicable Law that are received by the Company relating to the Company shareholders’ entitlement to dissent, and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the Cayman Companies Law. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares upon their exchange in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares (including Shares represented by ADSs), and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate or indemnity in relation to any missing Share Certificate, Uncertificated Share (together with such other documents as required under Section 4.2(b)) or ADS is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the shares underlying such Share Certificate, Uncertificated Share or ADS shall be cancelled and (except for Excluded Shares) exchanged for the cash amount as provided in this ARTICLE IV.

(h) Tax Withholding. Each of Holdings, Parent, the Surviving Corporation, the Paying Agent and the Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by Holdings, Parent, the Surviving Corporation, the Paying Agent or the Depositary, and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation, the Paying Agent or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement dated October 19, 2010 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(j) Agreement of Fair Value. Holdings, Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238 of the Cayman Companies Law.

Section 4.3 Company Options and Company RSUs.

(a) Company Actions. Prior to the Effective Time, the Company (or, as applicable, the board of directors of the Company or the Compensation Committee thereof) shall, and the Company, Holdings and Parent shall use their respective reasonable best efforts to cause the Founder to, adopt such resolutions and take such actions as are necessary to (i) terminate the Company Plans and all outstanding Company Options and Company RSUs as of the Effective Time, without any liability with respect thereto (other than as provided in this Section 4.3), (ii) provide Parent with copies of all proposed documentation relating to the foregoing, and (iii) ensure that from and after the Effective Time neither Holdings, Parent nor the Surviving Corporation will be required to issue Shares, other share capital of the Company or the Surviving Corporation, or any other consideration (other than as required by this Section 4.3) to any Person pursuant to or in settlement of the Company Options and the Company RSUs or have any liability with respect thereto (other than as provided in this Section 4.3).

(b) Treatment of Company Options. As of the Effective Time, each Company Option (or portion thereof) that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into and exchanged for the right to receive, and Parent shall cause the Surviving Corporation to pay to such holder of Company Options, at or as soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective time), a cash amount equal to (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration, over (y) the exercise price payable per Share issuable under such Company Option immediately prior to the Effective Time, net of any applicable withholding Taxes as provided in Section 4.2(h). Each holder of Company Options is personally responsible for the reporting and payment of all Taxes (other than the Company’s reporting and withholding obligations under applicable Law) related to such payment. For the avoidance of doubt, each holder of a Company Option with a per Share exercise price that is equal to or greater than the Per Share Merger Consideration shall not be entitled to receive any payment in exchange for the cancellation of such Company Option.

(c) Treatment of Vested Company RSUs. As of the Effective Time, each Company RSU that is then outstanding and vested, but not yet settled for Shares (each, a “Vested Company RSU”), other than any Vested Company RSUs (if any) constituting Rollover Shares, shall be cancelled and converted into and exchanged for the right to receive, and Parent shall cause the Surviving Corporation to pay to such holder of Vested Company RSUs, as soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective time), a cash amount equal to the product of (x) the number of Shares previously subject to such Vested Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration, net of any applicable withholding Taxes as provided in Section 4.2(h). Each holder of the Vested Company RSU is personally responsible for the reporting and payment of all Taxes (other than the Company’s reporting and withholding obligations under applicable Law) related to such payment.

(d) Treatment of Unvested Company RSUs. As of the Effective Time, each Company RSU that is then outstanding and unvested (each, an “Unvested Company RSU”) shall be cancelled and converted into and exchanged for the right to receive a restricted cash award (“RCA”) having an aggregate amount equal to the product of (x) the total number of Shares subject to such Unvested Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration. Each RCA shall be subject to the same terms and conditions, including vesting schedules, as were applicable to the corresponding Unvested Company RSUs without giving effect to the transactions contemplated herein. On the date, and to the extent, that the Unvested Company RSUs would have become vested without giving effect to the transactions contemplated herein, such corresponding portion of the RCA will be paid in US dollars (or an equivalent amount in RMB) to the holder of such RCA, net of any applicable withholding Taxes as provided in Section 4.2(h). Each holder of RCAs is personally responsible for the reporting and payment of all Taxes (other than the Surviving Corporation’s reporting and withholding obligations under applicable Law) related to such payment.

Section 4.4 Certain Adjustments. In the event that the Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding between the date of this Agreement and the Effective Time by reason of the occurrence or record date of any reclassification, share split (including a reverse share split) or combination, exchange or readjustment of shares, share dividend or distribution paid in shares, or any similar transaction, the Per Share Merger Consideration, the Per ADS Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend or distribution paid in shares or other similar transaction and to provide to the holders of Shares (including Shares represented by ADSs), Company Options and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Company Representations and Warranties. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), or as disclosed in reasonable detail in the SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein, other than any specific factual information contained therein), the Company hereby represents and warrants to Holdings, Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is an exempted company duly incorporated, organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company Subsidiaries is a legal entity duly organized or formed and validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of its organization or formation, and each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure of the Company or any Company Subsidiary to have such power or authority has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed or in good standing as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Memorandum and Articles of Association.

(i) The Company has furnished or otherwise made available to Parent a true, complete and correct copy of the memorandum and articles of association of the Company, as amended and restated to date (the “Company Memorandum and Articles of Association”) as currently in effect. The Company Memorandum and Articles of Association are in full force and effect and the Company is not in violation of any of its provisions in any material respect.

(ii) The Company has furnished or otherwise made available to Parent a true, complete and correct copy of the memorandum and articles of association or similar formation document of each Company Subsidiary (each, a “Company Subsidiary Memorandum and Articles of Association”) and each as so delivered is in full force and effect. The Company Subsidiary Memorandum and Articles of Association of each Company Subsidiary which is a significant subsidiary (as defined under Rule 1-02 of Regulation S-X of the SEC) is in full force and effect and no such Company Subsidiary is in violation of the provisions of its respective Company Subsidiary Memorandum and Articles of Association in any material respect.

(c) Capital Structure.

(i) The authorized share capital of the Company is US$500,000 divided into 500,000,000 Shares. As of December 14, 2012 (the “Reference Date”): (A) 353,600,000 Shares were issued and outstanding, which number includes 3,699,306 Shares represented by ADSs held in brokerage accounts in the Company’s name and 16,700,184 Shares issued to the Depositary in anticipation of the vesting of Company Options and Company RSUs granted under the Company Plans, and (B) no Shares were held by the Company as treasury shares and no Shares were held by any Company Subsidiary. As of the Reference Date, there were (A) outstanding Company Options to purchase 28,609,344 Shares in the aggregate, (B) outstanding Unvested Company RSUs with respect to 8,112,006 Shares in the aggregate, and (C) outstanding Vested Company RSUs that have not been settled by the Company or Founder, as the case may be, with respect to 15,003,792 Shares in the aggregate. From the close of business on the Reference Date until the date of this Agreement, no options or warrants to purchase, or other instruments convertible into, Shares have been granted and no share capital of the Company have been issued, except for (A) Shares issued pursuant to the exercise of Company Options outstanding as of the close of business on the Reference Date in accordance with their respective terms, or (B) Shares issued upon the vesting and settlement of the Company RSUs outstanding as of the close of business on the Reference Date, in accordance with their respective terms.

(ii) Except as set forth above in Section 5.1(c)(i) and save for the ADSs and the Deposit Agreement, as of the date of this Agreement, (A) there are no outstanding (1) shares of share capital or other securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of share capital or other securities of the Company, or (3) options, restricted share units, restricted shares, phantom shares, warrants, equity equivalent interests in the ownership or earnings of the Company or other similar rights, rights or other commitments or agreements to acquire from the Company, or obligations of the Company to issue, any shares of share capital or other securities of the Company, or securities convertible into or exchangeable for shares of share capital or other securities of the Company (the items in foregoing clauses (1), (2) and (3) are referred to collectively as the “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, all outstanding Shares are, and all Shares which may be issued pursuant to the exercise of Company Options outstanding and upon the vesting and/or settlement of the Company RSUs outstanding will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(A) Section 5.1(c)(ii)(A) of the Company Disclosure Schedule sets forth, as of the Reference Date, a list of all holders of Company Options and Company RSUs, and with respect to each Company Option and Company RSU, the date of grant, the number of Shares subject to each such award, the vesting provisions thereof (if any), and in the case of any Company Option, the price per share at which such Company Option may be exercised and the date on which such Company Option expires. Each grant of Company Options and Company RSUs was duly authorized no later than the date on which the grant of such Company Option and Company RSU was by its terms to be effective (the “Grant Date”) by all necessary corporate action, and such grant was made in material compliance with the terms of the applicable Company Plan, and in all material respects with all applicable Laws, including the rules and regulations of the NYSE. As of the Closing Date, the Company will have taken all actions such that each Company Option and Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 4.3.

(iii) Each of the Company Subsidiaries, as of the date hereof, together with the jurisdiction of organization of each such Company Subsidiary, is listed on Section 5.1(c)(iii) of the Company Disclosure Schedule. Except as set forth in Section 5.1(c)(iii) of the Company Disclosure Schedule, all of the issued and outstanding shares or other equity interests of each of the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). Each of the outstanding shares or other equity interests of each of the Company Subsidiaries (other than the PRC Subsidiaries) is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable). The registered capital of each PRC Subsidiary has been fully and duly paid up within the prescribed time. Except as set forth on Section 5.1(c)(iii) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other agreements or commitments, in each case issued by the Company or any Company Subsidiary, relating to the issuance, transfer, sales, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. As of the date of this Agreement, except for the Company Subsidiaries and as set forth on Section 5.1(c)(iii) of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person.

(d) Authority.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including the board of directors of the Company, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the Cayman Companies Law or otherwise) are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Holdings, Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares), (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (C) resolved to recommend to the shareholders of the Company that they authorize and approve this Agreement, the Cayman Plan of Merger and the Merger in accordance with the Cayman Companies Law (the “Company Recommendation”), which resolutions, subject to Section 6.6(c), have not been subsequently withdrawn or modified in a manner adverse to Parent. The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that the Merger, this Agreement and the Cayman Plan of Merger be submitted to the holders of Shares for their approval at the Shareholders’ Meeting. The only vote of the holders of any class or series of share capital of the Company necessary under applicable Law, the Company Memorandum and Articles of Association or otherwise to approve and adopt this Agreement and the Cayman Plan of Merger and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

(e) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (A) assuming the Company Requisite Vote is obtained, conflict with or violate the Company Memorandum and Articles of Association or any Company Subsidiary Memorandum and Articles of Association, (B) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, or (C) require the consent, approval, authorization of, or notice to or filing with, any third party with respect to, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to, individually or in the aggregate, (1) have a Material Adverse Effect, or (2) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement by the Company and the Company’s compliance with any of the provisions of this Agreement do not and will not require (with or without notification or lapse of time, or both) any consent, approval, authorization or permit of, action by, filing with or notification to, any United States, PRC, federal, state, local, or municipal, or foreign country or province, or other governmental or regulatory (including any stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (A) any consent, approval, authorization, filing or notification required under any U.S. federal or state securities Laws, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the Proxy Statement, (B) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), including any applications for delisting of the ADSs from NYSE, (C) the filing of the Merger Documents with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, and (D) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (1) have a Material Adverse Effect, or (2) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The Company does not have any secured creditors.

(f) Compliance; Permits.

(i) The Company and the Company Subsidiaries are, and since December 31, 2009, have been, in compliance with all Laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, except for such non-compliance that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. No investigation, charge, assertion or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity alleged any violation of any such Laws or indicated an intention to conduct any such investigation, charge, assertion or review of the Company or any Company Subsidiary, which has not been resolved except for (A) such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, and/or (B) such investigations or reviews in the trading in the securities of the Company related to the Merger.

(ii) The Company and the Company Subsidiaries have all permits, licenses, authorizations, exemptions, certificates, orders, consents, approvals, grants, registrations, clearances and franchises from Governmental Entities (“Licenses”) necessary for the Company and each Company Subsidiary to lawfully own, lease and operate their respective properties and assets, and to carry on and lawfully operate their respective businesses as now being conducted (the “Company Licenses”), except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Company Licenses of the Company and the Company Subsidiaries are valid and in full force and effect, except where the failure to be valid or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Licenses, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, all permits and licenses by, or filings and registrations with, the PRC Governmental Entities that are material to the Company and the Company Subsidiaries taken as a whole and required to be obtained or made in respect of the PRC Subsidiaries and their operations, including without limitation, the permits and licenses from the State Food and Drug Administration, the Ministry of Health, the Ministry of Science and Technology and the Ministry of Environmental Protection as well as their respective local counterparts, and approval, filings and registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, tax bureau and customs authorities as well as their respective local counterparts have been duly obtained or completed in accordance with the relevant rules and regulations.

(iii) Except as set forth in Section 5.1(f)(iii) of the Company Disclosure Schedule, to the knowledge of the Company, each holder or beneficial owner of Shares, who is a PRC Resident and is subject to any of the registration or reporting requirements of SAFE Circular 75, has complied with such reporting and/or registration requirements under SAFE Circular 75 and the Company and each of the Company Employees who is a PRC individual participating in the Company Plans, the Company Options and the Company RSUs have complied in all material respects with the reporting, registration and/or other procedural requirements under SAFE Stock Option Rules with respect to the Company Plans, the Company Options and the Company RSUs.

(iv) None of the Company, any Company Subsidiary nor any director or officer, nor, to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary (A) made or gave any bribe, rebate, payoff, influence payment, kickback or other payment to any officer, director, employee or official of or any other person acting in an official capacity for any Governmental Entity in violation of any Anti-Corruption Law, or (B) made an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity (including without limitation any Governmental Entity) in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such Person to act against the interest of his or her employer or principal in violation of any Anti-Corruption Law.

(g) SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(i) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), since October 18, 2010 (all such forms, reports, statements, certificates and other documents, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. As of its filing date or the date it was furnished (or, if amended or superseded by a subsequent SEC Report filed or furnished prior to the date hereof, as of the date of such subsequent SEC Report was filed or furnished), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act. To the knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(ii) The financial statements (including all related notes and schedules) of the Company and the Company Subsidiaries included or incorporated by reference in the SEC Reports (as amended) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(iii) Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to it and (B) the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

(iv) The Company and each of the Company Subsidiaries have established and maintained disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor to the Company’s knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board’s Statement of Auditing Standards 115) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(v) Except for liabilities or obligations (A) as reflected, accrued or reserved against in the Company’s consolidated balance sheet as of December 31, 2011(or the notes thereto) included in the Company’s Annual Report on Form 20-F filed prior to the date of this Agreement for the fiscal year ended December 31, 2011, (B) which have not had and would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, (C) incurred in the ordinary course of business since December 31, 2011, (D) which have been discharged or paid in full prior to the date of this Agreement, (E) incurred pursuant to the transactions contemplated by this Agreement, and (F) as set forth on Section 5.1(g)(v) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities, indebtedness, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, and whether or not required by GAAP to be reflected in a consolidated balance sheet or the notes thereto.

(h) Absence of Certain Changes or Events. From December 31, 2011 through the date of this Agreement, except in connection with this Agreement and the transactions contemplated herein (i) each of the Company and each of the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, and (ii) there has not been (A) any event, change, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, shares, property or otherwise in respect of the Company’s or any of the Company Subsidiaries’ share capital, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary thereof, (C) any redemption, repurchase or other acquisition of any shares of share capital of the Company or any of the Company Subsidiaries by the Company or any Company Subsidiaries (other than (1) the acquisition of Shares tendered by Founder or any Person controlled by him in connection with the issuance by the Company of Shares upon the vesting, settlement and/or exercise of equity awards granted under any Company Plan and (2) the repurchase of ADSs in accordance with the share repurchase program approved by the board of directors of the Company and announced publicly in August 2011), (D) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or (E) with respect to the Company or any Company Subsidiary, any material Tax election made, changed or revoked; any release, assignment, settlement or compromise of any material Tax liability or surrender of any refund; any adoption of or change to any method of Tax accounting or any annual Tax accounting period; any filing of an amended Tax Return; any incurrence of an obligation to make any payment of, or in respect of, any Taxes except in the ordinary course of business; or any agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes.

(i) Absence of Litigation. Except as set forth in Section 5.1(i) of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, hearings, arbitrations, mediations, investigations, demand letters or any other judicial or administrative proceedings, in Law or equity (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary which (a) has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) as of the date hereof challenges or seeks to enjoin, restrain or prevent the Merger. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are subject to any Order which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Employee Benefit Plans.

(i) Section 5.1(j)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan, including any material Company Benefit Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States. True and complete copies of all Company Benefit Plans listed on Section 5.1(j)(i) of the Company Disclosure Schedule, or, with respect to any unwritten Company Benefit Plan, a true and substantially complete summary of the material terms of such plan, including any trust instruments, insurance contracts, actuarial reports and, with respect to any equity plan, the forms of agreements granting any shares, options or other incentive awards (and any individual agreements to the extent they deviate from such forms in any material respect), and the forms of loan agreements (and any individual agreements to the extent they deviate from such forms in any material respect) forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent and Merger Sub.

(ii) None of the Company Benefit Plans has ever been or is subject to ERISA.

(iii) All contributions and premium payments with respect to Company Employees required to be made by the Company to any Company Benefit Plan prior to the Effective Date have been timely made in all material respects. Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of applicable Laws, rules and regulations (including any applicable Laws and regulations in the PRC governing individual income Tax). Other than as set forth in Section 5.1(j)(iii) of the Company Disclosure Schedule, each Company Plan and each award granted thereunder has been maintained and administered in material compliance with Section 409A of the Code.

(iv) No material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by any Governmental Entity.

(v) Except as set forth on Section 5.1(j)(v) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(vi) Except as set forth on Section 5.1(j)(vi) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (A) entitle any current or former employee, director, officer, shareholder or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment under any Company Benefit Plan or other Contract, (B) accelerate the time of payment or vesting, or increase the amount of compensation, benefits or awards due to any such employee, director, officer, shareholder or independent contractor under any Company Benefit Plan or other Contract, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan or other Contract, (E) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (F) result in any “parachute payment” that would not be deductible by reason of the application of Section 280G of the Code or (G) entitle any person to any Tax gross-up payment by the Company or any Company Subsidiary.

(k) Labor and Employment Matters.

(i) Except as described in Section 5.1(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before any other labor relations tribunal or authority, and there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(ii) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no complaints, charges or claims against the Company pending or, to knowledge of the Company, threatened that could be brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ any individual, and the Company is in material compliance with all labor and employment Laws, including all such Laws relating to wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, classification of employee and independent contractors and the collection and payment of withholding and/or social security Taxes, contribution to mandatory social security and housing funds required in the PRC and any similar Tax and contribution.

(l) Insurance. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) all insurance policies of the Company and each of the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (ii) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

(m) Personal Properties and Assets. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each Company Subsidiary has good title to all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property; provided that no representation is made under this Section 5.1(m) with respect to any Real Property, Intellectual Property or Intellectual Property rights.

(n) Real Property.

(i) Section 5.1(n)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) that is material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, (A) the Company or a Company Subsidiary, as the case may be, holds good, valid, legal and marketable title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, and (B) the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Entity and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. The Company and the Company Subsidiaries have duly complied in all material respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it and, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, has duly and timely paid all prices, Taxes and fees payable thereunder. The Owned Real Property remains in material conformity with, all applicable building codes and standards, fire prevention, safety, planning or zoning Law.

(ii) Section 5.1(n)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”) that is material to the business of the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Company and the Company Subsidiaries has valid leasehold interests in all of their respective Leased Real Property, free and clear of all Liens, except for Permitted Liens, (B) to the knowledge of the Company, each lease agreement of the Leased Real Property is valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary, and (C) each of the Company and the Company Subsidiaries is not delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the lease agreements and has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in such lease agreements in all material respects.

(iii) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened in writing, affecting any material portion of the Real Property. Neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order, and, to the knowledge of the Company, there is no such Order threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property, except for any such Orders that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

(o) Tax Matters.

(i) Except as set forth in Section 5.1(o)(i) of the Company Disclosure Schedule, (A) all income and other material Tax Returns required to be filed by the Company and each of the Company Subsidiaries through the date hereof have been timely filed (taking into account valid extensions of time within which to file), (B) all such filed Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, (C) the Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of all material amounts of Tax and all material amounts of Tax required to be withheld by the Company or any Company Subsidiary have been timely withheld and paid over to the appropriate Governmental Entity, (D) all material amounts of Taxes due and owing by any of the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid, other than such Taxes (a)(i) that are being contested in good faith or (ii) that have not been finally determined, and (b) that have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the SEC Reports filed prior to the date hereof, (E) the unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the SEC Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the SEC Reports and do not, as of the date hereof, exceed that reserve as adjusted for operations and transactions through the date hereof in accordance with GAAP applied consistently with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns, and (F) there are no Liens for material Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith that have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the SEC Reports filed prior to the date hereof (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) upon any of the assets of the Company or any Company Subsidiary.

(ii) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by or on behalf of the Company or the Company Subsidiaries for which the applicable statute of limitations period is still open.

(iii) No material deficiencies for Taxes against the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing or, to the knowledge of the Company, otherwise, and there are no pending, nor has the Company or any Company Subsidiary received written notice of the expected commencement of any audits, examinations, investigations, claims or other proceedings in respect of a material amount of Taxes of the Company or any Company Subsidiary.

(iv) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material amount of Tax or agreed to any extension of time with respect to any material Tax assessment or deficiency that remains in effect.

(v) No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Tax or Tax reporting in that jurisdiction.

(vi) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any Company Subsidiary that could affect material Tax Returns or material Taxes of the Company or any Company Subsidiary for taxable periods or portions thereof beginning on or after the Closing Date.

(vii) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any tax sharing agreement (other than (A) such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries and which is identified in Section 5.1(o)(vii) of the Company Disclosure Schedule and (B) commercial contracts entered into in the ordinary course of business and debt agreements that do not relate primarily to Taxes) or any other agreement described in clause (ii) of the definition of Tax.

(p) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Holdings, Parent or Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(q) Intellectual Property.

(i) Section 5.1(q)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all (A) Company Registered Intellectual Property that is owned by the Company or any Company Subsidiary (B) registerable Intellectual Property that is not yet the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Government Entity that is owned (solely or with others) by, registered or filed in the name of the Company or any Company Subsidiary, and (C) Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary and, in the case of (B) and (C), that are material to the respective businesses of the Company and the Company Subsidiaries as conducted as of the date hereof.

(ii) (A) except as would not be material to the Company and the Company Subsidiaries taken as a whole, the Company or a Company Subsidiary owns or has a valid and enforceable right or license to use all Intellectual Property in the manner in which the same is being used or proposed to be used by the Company or any Company Subsidiary in connection with their respective businesses on the date hereof (“Company Intellectual Property”), and in the case of such Company Intellectual Property owned by the Company or any Company Subsidiary, free and clear of all Liens, except Permitted Liens; (B) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, all Company Registered Intellectual Property is valid and subsisting, and all prosecution, maintenance, renewal and other similar fees therefor, as applicable, that are due as of the date hereof have been paid and are current, and all registrations and applications therefor, as applicable, remain in full force and effect; (C) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and other than Intellectual Property created or developed by the Company or any of the Company Subsidiaries (and their respective current and former employees, consultants, or contractors) for or on behalf of third parties in the provision of the Company’s business in the ordinary course, the Company (or an applicable Company Subsidiary) owns all right, title and interest in and to all Intellectual Property created or developed by, or for the Company or the Company Subsidiaries, and all current and former employees, consultants, or contractors who have participated in the creation or development of any such Intellectual Property, have executed and delivered to the Company or such Company Subsidiary a valid and enforceable agreement (1) providing for the non-disclosure by such Person of confidential information of the Company or the applicable Company Subsidiary, and (2) providing for the assignment to the Company or the applicable Company Subsidiary by such Person of any Intellectual Property developed or arising out of such Person’s employment by, engagement by or contract with the Company or Company Subsidiary, and the Company or such Company Subsidiary has agreed to in writing with such Person and paid all legally required rewards and remuneration for such Intellectual Property created by such Person to such Person that is due and payable as of the date hereof; (D) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any Company Subsidiary of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Company Intellectual Property or challenging the validity, enforceability, ownership of or the right to use any Company Intellectual Property , nor are there any written demands or unsolicited written offers to license any Intellectual Property of any other Person; (E) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third party in any way, and, to the knowledge of the Company, the conduct of the businesses of the Company and each of the Company Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (F) to the knowledge of the Company, no Person has infringed, diluted or misappropriated any Company Intellectual Property owned by the Company or any Company Subsidiary; (G) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (1) the Company’s software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business and the Company’s and Company Subsidiaries’ protection of Trade Secrets, and (2) the Company and the Company Subsidiaries have implemented reasonable backup, access controls, logging, security, breach and loss detection, and loss and disaster recovery measures and technology comparable with those implemented by similarly situated companies in the PRC operating in the Company’s industry;

(H) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there are no outstanding Orders issued against any Company Intellectual Property owned by the Company or any Company Subsidiary that restricts or limits the use or licensing thereof by the Company or any Company Subsidiary; (I) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (1) the Company or a Company Subsidiary owns or has a valid right or license to use or otherwise exploit all software and copyrights used in connection with the businesses of the Company and each of the Company Subsidiaries as currently conducted (the “Software”), and (2) the Company or a Company Subsidiary possesses the source code, object code and documentation for all Software that is proprietary to and owned by the Company or any Company Subsidiary (the “Company Owned Software”), (3) no third party has any ownership right or interest in any Company Owned Software, (4) the Company and the Company Subsidiaries have not disclosed the source code for any Company Owned Software to any third party, and (5) no Software is subject to any obligation that would require the Company or any Company Subsidiary to disclose to any Person any source code or Trade Secret that is part of any Company Owned Software; (J) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment or the restriction on use or other exploitation of any Company Intellectual Property under any of the agreements described in Section 5.1(s)(i)(G); (K) to the Company’s knowledge, no individual or entity for whom the Company has conducted research has notified the Company that such individual or entity has been subject to the FDA’s Application Integrity Policy, or otherwise investigated by any Governmental Entity in any jurisdiction, with regard to the integrity of data; (L) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company does not collect, nor has it ever collected, personally identifiable information (including name, address, telephone number or e-mail address) with respect to natural persons (other than with respect to the employees of the Company or any of the Company Subsidiaries solely to the extent necessary for employment purposes) (“NPI”); (M) to the Company’s knowledge, no claims have been asserted or threatened with respect to the Company’s receipt, collection, use, storage, processing, disclosure or disposal of NPI; and (N) except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the use and dissemination of any and all data and information concerning individuals by the Company and the Company Subsidiaries is in compliance in all material respects with all applicable privacy policies, terms of use and applicable Laws, and the transactions contemplated by this Agreement will not (1) violate in any material respect any privacy policy, terms of use or applicable Laws relating to the use, dissemination or transfer of any such data or information, or (2) result in the loss or impairment of, or give rise to any right of any third party to terminate or otherwise modify any of the Company’s rights or obligations under, any agreement regarding data.

(iii) The Company and the Company Subsidiaries have taken commercially reasonable measures, including having and effectively implementing in the business operations of the Company and the Company Subsidiaries Intellectual Property, information security and privacy measures comparable with those implemented by similarly situated companies in the PRC operating in the industry of the Company and the Company Subsidiaries, to protect the confidentiality of their confidential information, trade secrets and proprietary information and the confidential information, trade secrets and proprietary information entrusted to the Company or any Company Subsidiary by their customers, clients, or other Persons to whom the Company or any Company Subsidiary owes a written obligation of confidentiality (together, the “Trade Secrets”). To the knowledge of the Company, (A) there has been no unauthorized disclosure or use of any third party’s Trade Secrets by any employee or contractor of the Company or any Company Subsidiary, and none of the Company’s Trade Secrets have been disclosed to any third party except pursuant to valid and appropriate non-disclosure agreements and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law, and (B) there has been no material breach of the Company’s or any Company Subsidiary’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to any third party.

(r) Environmental Matters.

(i) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries are now and have been in compliance with all applicable Environmental Laws, and possess and are now and have been since December 31, 2009 in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (B) to the knowledge of the Company, there have been no releases of Hazardous Substances at or on any property owned or operated by the Company or any Company Subsidiary, (C) no property owned or operated by the Company or any Company Subsidiary has been contaminated with any Hazardous Substance, (D) neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of or liable under any Environmental Law, (E) neither the Company nor any Company Subsidiary is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances, and (F) subject to compliance with applicable Environmental Laws, the Company or any Company Subsidiary, in reasonable expectation, are not required to spend substantial capital expenditure due to environmental protection reasons, or change any Environmental Permits or obtain any additional Environmental Permits.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A) “Environmental Laws” means any applicable PRC local, provincial or national Law relating to: (1) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (2) Releases or threatened Releases of Hazardous Substances, (3) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (4) the environment, or (5) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

(B) “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(C) “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(D) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

(s) Contracts.

(i) Except for this Agreement (and the Contracts contemplated to be entered into hereunder by the Company or any Company Subsidiary) and except for Contracts filed as exhibits to the SEC Reports or set forth in Section 5.1(s)(i) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is party to or otherwise bound by, any Contract (in all cases other than Company Benefit Plans) that:

(A) would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of the Form 20-F under the Exchange Act;

(B) relate to a joint venture, partnership, limited liability company or other similar agreement or arrangement, or relate to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(C) relate to indebtedness for borrowed money having an outstanding amount in excess of $500,000 (or an equivalent amount in RMB), other than any indebtedness between or among any of the Company and any Company Subsidiary;

(D) constitutes a lease, sublease, license agreement, occupancy agreement, land grant contract or other Contract with respect to any Real Property that is material to the Company and the Company Subsidiaries taken as a whole (“Lease Agreements”);

(E) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person (1) that contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $125,000 (or an equivalent amount in RMB), or (2) entered into during the three year period prior to the date hereof that contain representations, warranties, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any Company Subsidiary in excess of $125,000 (or an equivalent amount in RMB) (in the case of each of clauses (1) and (2), other than Contracts in respect of acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business);

(F) prohibit the payment of dividends or distributions in respect of the capital shares of the Company or any of its wholly owned Company Subsidiaries, prohibits the pledging of the capital shares of the Company or any wholly owned Company Subsidiary or prohibits the issuance of any guaranty by the Company or any wholly owned Company Subsidiary;

(G) are license agreements that are material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries licenses in Intellectual Property (other than license agreements for commercially available software on standard terms) or licenses out Intellectual Property owned by the Company or the Company Subsidiaries (other than for non-exclusive licenses granted in the ordinary course of business);

(H) contain provisions that prohibit the Company or any Company Subsidiary from competing in any material line of business, grant a right of exclusivity to any Person which prevents the Company or a Company Subsidiary from entering any territory, market or field anywhere in the world or subject the Company or any Company Subsidiary to “most favored nation” obligations except for any such provisions, rights or obligations that are not material to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; or

(I) are agreements with any of the top ten (10) customers of the Company and the Company Subsidiaries taken as a whole as determined as of the date hereof based on aggregate purchases made over the ten consecutive fiscal quarter periods ended June 30, 2012 (other than any work orders or purchase orders that are governed by any of such Contracts).

The Contracts referred to in clauses (A) through (I) are each referred to herein as a “Material Contract” and collectively as the “Material Contracts”.

(ii) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been filed with the SEC or otherwise made available by the Company to Parent.

(iii) Except as would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (B) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any Company Subsidiary under any Material Contract, (C) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder, and (D) the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate any Material Contract.

(t) Customers and Suppliers. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice from any of its ten (10) largest customers or suppliers of the Company and the Company Subsidiaries taken as a whole (based on aggregate sales or purchases of the Company and the Company Subsidiaries taken as a whole during the fiscal year ended December 31, 2011) that any such customer or supplier intends to terminate, materially reduce, or not renew, its relationship with the Company or Company Subsidiary, as the case may be, and, to the knowledge of the Company, no such customer or supplier intends to terminate, materially reduce, cancel, or otherwise terminate its relationship with the Company or such Company Subsidiary, as the case may be.

(u) Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(v) Opinion of Financial Advisor. The Independent Committee has received the opinion of J.P. Morgan Securities (Asia Pacific) Limited to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares including holders of Shares represented by ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders and a copy of such opinion has been delivered to Parent, solely for informational purposes, following receipt thereof by the Independent Committee. It is understood and agreed that such opinion may not be relied on by Parent or any of its Affiliates.

(w) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company, through the Independent Committee, has engaged J.P. Morgan Securities (Asia Pacific) Limited as its financial advisor. Section 5.1(w) of the Company Disclosure Schedule sets forth a summary of the fees and expenses payable to J.P. Morgan Securities (Asia Pacific) Limited in connection with any of the transactions contemplated by this Agreement.

(x) Regulatory Matters.

(i) Good Laboratory Practices. Neither the Company nor any Company Subsidiary have received any written notice or report from any applicable Governmental Entity, including the PRC State Food and Drug Administration, regarding any actual or alleged failure of the Company or the Company Subsidiaries to comply materially with accepted and applicable good laboratory practices (as recognized by the PRC State Food and Drug Administration or such practices analogous to those for nonclinical laboratory studies set forth in regulations issued by the United States Food and Drug Administration and set forth in Title 21 of the Code of Federal Regulations, Part 58, and/or any foreign equivalents thereof) (“Good Laboratory Practices”) with respect to laboratory studies conducted by or on behalf of customers of the Company or the Company Subsidiaries. All nonclinical laboratory studies conducted by the Company or the Company Subsidiaries on behalf of its customers have been conducted in material compliance with applicable Good Laboratory Practices, if such nonclinical laboratory studies were required to be in compliance with Good Laboratory Practices according to the relevant agreements between the Company or any of the Company Subsidiaries and such customers

(ii) Protection of Laboratory Animals. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and the Company Subsidiaries have all necessary certificates for use of laboratory animals as issued by the PRC Ministry of Science and Technology or any other relevant Governmental Entity as well as all necessary certificates for domestication and reproduction of certain wild animals as issued by the PRC State Administration of Forestry or other relevant Governmental Entity.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, each of Holdings, Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary with respect to any other information provided to Holdings, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Holdings, Parent, Merger Sub or any other Person resulting from the distribution to Holdings, Parent or Merger Sub, or Holdings’, Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Holdings, Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 5.2 Holdings, Parent and Merger Sub Representations and Warranties. Holdings, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

(a) Organization.

(i) Each of Holdings, Parent and Merger Sub (A) is a legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, and (B) has the requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede the performance by Holdings, Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Holdings, Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Capital Structure.

(i) The authorized share capital of Holdings consists solely of 500,000,000 shares, par value $0.0001 per share, of which, as of the date hereof, 2,000 Class A shares and 2,000 Class B shares are validly issued and outstanding. At the Effective Time, the Rollover Shareholders will be the beneficial owners of 100% of the issued and outstanding ordinary shares of Holdings on a fully diluted basis. Holdings was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Buyer Group Contracts).

(ii) The authorized share capital of Parent consists solely of 50,000,000 ordinary shares, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Parent is, and at the Effective Time will be, owned by Holdings. Parent was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Buyer Group Contracts).

(iii) The authorized share capital of Merger Sub consists solely of 50,000,000 ordinary shares, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Buyer Group Contracts). The Merger Sub does not have any secured creditors.

(c) Authority. Each of Holdings, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Holdings, Parent and Merger Sub and the consummation by each of Holdings, Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by the boards of directors of Holdings, Parent and Merger Sub, and have been duly and validly authorized by all necessary actions by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Holdings, Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Cayman Registrar of Companies of the Cayman Plan of Merger as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by Holdings, Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Holdings, Parent and Merger Sub enforceable against each of Holdings, Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Holdings, Parent and Merger Sub do not and will not (A) conflict with or violate the respective memoranda and articles of association of Holdings, Parent or Merger Sub, (B) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (C) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdings, Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Holdings, Parent or Merger Sub is a party or by which Holdings, Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by each of Holdings, Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Holdings, Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (A) for any consent, approval, authorization, filing or notification required under by any federal or state securities Laws or the rules and regulations of the NYSE, including the filing of the Schedule 13E-3, (B) the filing with the Cayman Registrar of Companies of the Merger Documents as required by the Cayman Companies Law, and (C) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) Litigation. As of the date hereof, (i) there are no Legal Proceedings pending or, to the knowledge of Holdings, Parent or Merger Sub, threatened against Holdings, Parent, Merger Sub or any of their respective Affiliates, other than any such Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) neither Holdings, Parent, Merger Sub or any of their respective Affiliates is a party to or subject to the provisions of any Order which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(f) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by Holdings, Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Notwithstanding the foregoing, none of Holdings, Parent nor Merger Sub makes any representations or warranties with respect to any information supplied by the Company or any of the Company’s Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(g) Financing.

(i) Parent has delivered to the Company a true, complete and correct copy of an executed commitment letter (including term sheet) dated December 21, 2012 (the “Debt Financing Commitment Letter”) from Standard Chartered Bank (Hong Kong) Limited (the “Lender”) pursuant to which (until such time as the parties thereto enter into the Debt Financing Agreement on the terms set out in the Debt Financing Commitment Letter, in which case thereafter, pursuant to such Debt Financing Agreement), the Lender has committed to provide debt financing to Parent (the “Debt Financing”) in an aggregate amount set forth therein, subject to the terms and conditions set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses. Parent has delivered to the Company a true, complete and correct copy of (i) an executed equity commitment letter from the TPG Funds (the “TPG Equity Financing Commitment”) pursuant to which each TPG Fund has committed, subject to the terms and conditions set forth therein, to invest directly or indirectly in Holdings the cash amounts set forth therein (the “TPG Equity Financing”), and (ii) an executed equity commitment letter from Joint Benefit Group Limited (the “Joint Benefit Equity Financing Commitment”) pursuant to which Joint Benefit Group Limited has committed, subject to the terms and conditions set forth therein, to invest directly or indirectly in Holdings the cash amounts set forth there in (the “Joint Benefit Equity Financing”) . The TPG Equity Financing Commitment, Joint Benefit Equity Financing Commitment, the Debt Financing Commitment Letter (until such time as the parties thereto enter into the Debt Financing Agreement) and the Debt Financing Agreement are together referred to herein as the “Financing Documents” and the TPG Equity Financing together with the Debt Financing are referred to herein as the “Financing.” Parent has delivered to the Company a true, complete and correct copy of an executed Contribution Agreement dated as of the date hereof, pursuant to which the parties thereto have agreed, subject to the terms and conditions set forth therein, that (i) the Rollover Shareholders shall contribute all of the Rollover Shares to Holdings in exchange for newly issued shares of Holdings, and (ii) Holdings shall contribute the Rollover Shares to Parent, in each case, prior to the consummation of the Merger (the foregoing clauses (i) and (ii), collectively, the “Contribution”). The obligation of the Lender to fund the Debt Financing is not subject to any contractual conditions other than as set forth in the Debt Financing Commitment Letter (until such time as the parties thereto enter into the Debt Financing Agreement on the terms set out in the term sheet, in which case thereafter, other than as set forth in the Debt Financing Agreement) , the obligation of the TPG Funds to fund the TPG Equity Financing is not subject to any contractual conditions other than as set forth in the TPG Equity Commitment, and the obligation of Joint Benefit Group Limited to fund the Joint Benefit Equity Financing is not subject to any contractual conditions other than as set forth in the Joint Benefit Equity Financing Commitment. None of the Financing Documents or the Contribution Agreement has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Documents and the Contribution Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated (provided, however, that Holdings, Parent and Merger Sub may replace, amend or supplement any or all of the Financing Documents or the Contribution Agreement to the extent permitted by Section 6.12). There are no side letters or other agreements to which Holdings, Parent or Merger Sub is a party related to the Contribution or issuance of new shares of Holdings other than as expressly set forth in the Contribution Agreement and there are no side letters that impact the conditionality of the Debt Financing or other agreements to which Holdings, Parent or Merger Sub or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing (except for (i) any fee letter related to the Debt Financing (the “Fee Letter”), a complete copy of which has been provided to the Company, with only fee amounts in the Fee Letter being redacted and (ii) the Ancillary Debt Agreements; provided, that prior to the execution of this Agreement Parent shall have advised the Company of the maximum amount of fees and expenses (including any original issue discount (if any) payable by Holdings, Parent and Merger Sub under the Debt Financing). Parent has fully paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof, and the Financing Documents and the Contribution Agreement are in full force and effect and are the legal, valid, binding and enforceable obligations of Holdings, Parent and Merger Sub, as the case may be, and, to the knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, and subject to the accuracy of the representations and warranties of the Company set forth in Section 5.1 and compliance by the Company with its obligations hereunder, none of Holdings, Parent or Merger Sub has any knowledge of any occurrence which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Holdings, Parent or Merger Sub or any other party thereto under any of the Financing Documents or the Contribution Agreement or that would otherwise result in the Financing not becoming available in order to consummate the transactions contemplated hereunder. The Financing Documents (including the Fee Letter) contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent, as applicable, on the terms therein and the Contribution Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Contribution as described therein.

(ii) Assuming (A) the Financing is funded in accordance with the Financing Documents, (B) the Contribution contemplated by the Contribution Agreement is made in accordance with the terms of the Contribution Agreement, and (C) Holdings, Parent and Merger Sub are obligated to close pursuant to Section 1.2, Holdings, Parent and Merger Sub will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. As of the date hereof, assuming Holdings, Parent and Merger Sub are obligated to close pursuant to Section 1.2 and subject to the accuracy of the representations and warranties of the Company set forth in Section 5.1 and compliance by the Company with its obligations hereunder, none of Holdings, Parent or Merger Sub have any reason to believe that any of the conditions to the funding of the Financing set forth in the Financing Documents will not be satisfied or that the Financing will not be available to Holdings, Parent and Merger Sub at the Closing, any of the conditions to the Contribution contemplated in the Contribution Agreement will not be satisfied or that the Contribution contemplated by the Contribution Agreement will not be made prior to the Closing.

(h) Vote/Approval Required. No vote or consent of the holders of any class or series of shares of Holdings or Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(i) Solvency. None of Holdings, Parent or Merger Sub is entering into the transactions under this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the Company shall be able to pay its debts as they fall due in the ordinary course of business immediately prior to the Effective Time, (ii) the accuracy of the representations and warranties made by the Company in ARTICLE V, and (iii) the satisfaction of the conditions of Holdings, Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to the Merger and all of the other transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable), the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options and Company RSUs in accordance with Section 4.3, the payment of all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated in this Agreement (including fees associated with any Financing), and the payment of all related fees and expenses, the Surviving Corporation will be able to pay its debts as they fall due in the ordinary course of business at and immediately after the Effective Time.

(j) Ownership of Company Shares. Other than as a result of this Agreement, the Contribution Agreement or the Voting Agreement, (i) neither Holdings, Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other Company Securities as of the date hereof, and (ii) none of the Buyer Group Parties or their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other Company Securities except for (A) 181,996,830 Shares held by Founder and its Affiliates (other than the Company and the Company Subsidiaries) as of the date hereof, (B) 1,350,000 Shares issuable upon vesting of Company RSUs held by Founder as of the date hereof, (C) 31,715 ADSs held by Joint Benefit Group Limited as of the date hereof, (D) Unvested Company RSUs held by Founder representing 2,250,000 Shares as of the date hereof, and (E) 37,234,014 Shares held by TPG Star Charisma Limited and TPG Biotech II Charisma Limited as of the date hereof.

(k) Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and are valid, binding and enforceable obligations of the Guarantors, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law). No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

(l) Buyer Group Contracts. As of the date hereof, other than (i) the Agreement, (ii) the Guaranty, (iii) the Financing Documents (including any Ancillary Debt Agreements), (iv) the Voting Agreement, (v) the Contribution Agreement, (vi) the Consortium Agreement, (vii) the Interim Investors Agreement (the Contracts specified in foregoing clauses (iii), (iv), (v), (vi) and (vii) are referred to collectively as the “Buyer Group Contracts”), and (viii) agreements among any one or more Buyer Group Parties solely relating to the management and control of the Surviving Corporation following the Effective Time, there are no Contracts (whether oral or written) to which any of the Buyer Group Parties or any of their respective Affiliates (excluding the Company and its Subsidiaries) are a party or otherwise bound (A) relating to any of the Shares or the Company Securities, (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (C) relating to any individual’s retention or employment by the Company or any Company Subsidiaries or otherwise relating to the provision of any services by any individual for or behalf of the Company or any Company Subsidiaries following the Closing (other than existing Contracts to which the Company or any Company Subsidiary is party), (D) pursuant to which any current shareholder or employee of the Company has agreed to contribute or roll over any portion of such shareholder’s or employee’s Shares or other Company Securities to Holdings, Parent or Merger Sub, or (E) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Parent has furnished to the Company a true, complete and correct copy of each Buyer Group Contract prior to the date hereof.

(m) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Holdings, Parent, Merger Sub or any other Person on behalf of Holdings, Parent or Merger Sub makes any other express or implied representation or warranty with respect to Holdings, Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as (i) expressly contemplated or expressly permitted by this Agreement, (ii) set forth in Section 6.1 of the Company Disclosure Schedule, (iii) required by Law or regulation, or (iv) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed or conditioned) (the foregoing clauses (i) through (iv), collectively, the “Operational Exceptions”), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, and use its reasonable best efforts to preserve substantially intact its and each of the Company Subsidiaries’ business organizations and capital structure, maintain in effect all material Permits required for the Company and the Company Subsidiaries to carry on their respective business, keep available the services of present officers and key employees, and maintain its present relationships with customers, suppliers, distributors, employees and other Persons with which the Company or the Company Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, between the date hereof and the Effective Time, except for the Operational Exceptions, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend or otherwise change the Company Memorandum and Articles of Association, any Company Subsidiary Memorandum and Articles of Association or similar governing instruments;

(ii) issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any Lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any Company Subsidiary (in each case except for (A) the issuance of Shares upon the exercise of Company Options outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted, (B) the issuance of Shares upon the vesting and settlement of any Company RSUs outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted, or (C) the issuance of shares by a Company Subsidiary to the Company or another Company Subsidiary);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the share capital of the Company or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary) or enter into any agreement with respect to the voting of its share capital;

(iv) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company (other than the acquisition of Shares tendered by Founder or any Person controlled by him in accordance with any Company Plan and in connection with the issuance by the Company of Shares or ADSs upon the vesting, and in the case of Company Options, exercise of equity awards granted under such Company Plan), or reclassify, combine, split or subdivide or amend the terms of any share capital or other ownership interests of any of the Company Subsidiaries;

(v) (A) directly or indirectly acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in one transaction or any series of related transactions any equity interests in any corporation, partnership or other business organization or division thereof or any assets except any such acquisitions, that are consistent with past practice and are for consideration not in excess of $500,000 (or an equivalent amount in RMB) individually and $1,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries, or (B) sell, pledge, mortgage, lease, license (other than for non-exclusive licenses granted in the ordinary course of business), subject to any Lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of the property or assets of the Company or any Company Subsidiary having a current value in excess of $1,000,000 (or an equivalent amount in RMB) in the aggregate (other than in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets);

(vi) (A) other than in the ordinary course of business, enter into, terminate, cancel, transfer, assign, license, encumber or materially amend or modify any Material Contract or Contract that, if existing on the date hereof, would have been a Material Contract, or (B) agree to any waiver under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract;

(vii) (A) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material Company Intellectual Property owned or licensed by the Company or any Company Subsidiaries, other than cancellation, abandonment, allowing to lapse or expire such Company Intellectual Property that is no longer used or useful in any of the Company’s or Company Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; (B) grant any licenses or other Contracts to any third party or enter into any covenant not to sue with respect to any material Company Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business; (C) disclose to any Person any material Trade Secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law; (D) fail to notify Parent promptly of any (1) material infringement, misappropriation, misuse, unauthorized disclosure, or other violation of or conflict with any Company Registered Intellectual Property or Trade Secrets of the Company or any Company Subsidiary, or (2) security breach, or breach or non-compliance of or with Intellectual Property and information security and privacy measures and procedures of the Company or respective Company Subsidiaries, of which the Company or any Company Subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Intellectual Property and Trade Secrets; and (E) fail to continue to follow and practice the Intellectual Property and information security and privacy measures of the Company or respective Company Subsidiaries consistent with past practice in any material respect;

(viii) incur, issue, renew, prepay, redeem, otherwise acquire, refinance or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than guarantees of obligations of the Company or any a wholly owned Company Subsidiary), or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly owned Company Subsidiary), in each case, except for the incurrence or guarantee of indebtedness under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof (including any renewal, extension, refinancing or replacement of such contracts on substantially the same or similar terms) in order to fund working capital needs in the ordinary course of business;

(ix) except as required pursuant to existing Company Benefit Plans or other Contracts in effect on the date hereof or as otherwise required by applicable Law, (A) enter into any new employment, severance or other compensatory agreements (including the renewal of any consulting agreement) with any employee, officer, director, shareholder or other service providers of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have a total annual base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (B) grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary (other than annual salary increases to employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB) in the ordinary course of business consistent with past practice), (C) hire (or enter into any employment or other agreements with) any employees or other service providers other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have an annual total base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (D) grant any severance or termination pay, or any retention pay, (E) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, other than as required by any such Company Plan or expressly contemplated by this Agreement, (F) amend any employment, consulting or severance agreement or arrangement with any employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary (other than non-material amendments to agreements with employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB)), (G) establish, enter into or adopt any new Company Benefit Plan, or renew, amend or terminate any existing Company Benefit Plan (other than non-material amendments to the Company’s broad-based health and welfare plans), or (H) terminate the employment or services, as applicable, of any of its present directors, officers, employees or independent consultants who have a total annual base salary and incentive compensation opportunity in excess of $100,000 (or an equivalent amount in RMB);

(x) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitment Letter or the Debt Financing Agreement or cause any condition set forth in the Debt Financing Commitment Letter or the Debt Financing Agreement not to be satisfied;

(xi) make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) enter into or amend any Contract with any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) or any Affiliate of the Company (other than (A) Contracts solely between the Company and/or wholly-owned Company Subsidiaries and (B) Contracts relating to services with employees or directors of the Company (but subject to Section 6.1(a)(vi)), in each case, entered into or amended in the ordinary course of business consistent with past practice);

(xiii)(A) make, change or revoke any Tax election, (B) enter into any release, assignment, settlement or compromise of any Tax liability other than releases, assignments, settlements or compromises of non-material Tax liability where the Company has provided Parent and Merger Sub reasonable advance notice of such action, (C) file any amended Tax Return with respect to any Tax or waive any statute of limitations with respect to any Tax claim or assessment other than amendments or waivers with respect to non-material Taxes where the Company has provided Parent and Merger Sub reasonable advance notice of such action, (D) change (or file a request to make such change) any method of Tax accounting or any annual Tax accounting period except as required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto so long as advance written notice is provided to Holdings, Parent and Merger Sub prior to such change, (E) enter into or request any closing agreement relating to any Tax, (F) surrender any right to claim a Tax refund, (G) request or receive a ruling related to Taxes, (H) fail to duly and timely file all Tax Returns and other documents required to be filed with any taxing authority (taking into account any extension of time within which to file such Tax Return), (I) fail to pay any Taxes as they become due and payable, except Taxes which are being contested in good faith and that have been adequately reserved against in accordance with GAAP on the face of the balance sheets (rather than in any notes thereto) contained in the most recent financial statements included in the SEC Reports filed prior to the date hereof, or (J) incur an obligation to make any payment of, or in respect of, any material Taxes except in the ordinary course of business;

(xiv) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(a)(xiv) of the Company Disclosure Schedule;

(xv) except for this Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or a Company Subsidiary (other than any merger or consolidation among Company Subsidiaries);

(xvi) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(xvii) make or authorize capital expenditures except (A) as budgeted in the Company’s current plan approved by the board of directors of the Company that was provided to Parent, and (B) for any single capital expenditure not in excess of $500,000 or capital expenditures for the Company and the Company Subsidiaries not in excess of $1,000,000 in the aggregate; or

(xviii) authorize, agree or commit to do any of the foregoing.

(b) No Impeding Actions. Each of Holdings, Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Holdings, Parent or Merger Sub to consummate the Merger or the other transactions contemplated under this Agreement.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Holdings, Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Holdings’, Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Holdings, Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 6.2 Proxy Statement and Schedule 13E-3. In connection with the Shareholders’ Meeting, the Company, with the reasonable assistance of Holdings, Parent and Merger Sub, will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, and subject to compliance by Holdings, Parent and Merger Sub with this Section 6.2, in any event within 15 Business Days from the date of this Agreement) prepare and file with the SEC the Proxy Statement, (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Holdings, Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Shareholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Shareholders’ Meeting and the Merger. Holdings, Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company, as promptly as reasonably practicable upon request, with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company and Merger Sub will cooperate to (A) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (C) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (D) use their respective reasonable best efforts to have cleared by the SEC the Schedule 13E-3, and (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Holdings, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Holdings, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

Section 6.3 Shareholders’ Meeting. Subject to Section 6.6 and ARTICLE VIII, the Company will take, in accordance with applicable Law and the Company Memorandum and Articles of Association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”) to consider and vote upon the approval of this Agreement and the Merger, including sending notices and a statement containing relevant information regarding this Agreement and the Merger to the Company shareholders entitled to vote at the Shareholders’ Meeting, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement. Subject to Section 6.6, the Company shall include the Company Recommendation in the Proxy Statement and shall take all lawful actions to solicit proxies from the Company’s shareholders to obtain the Company Requisite Vote.

Section 6.4 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, afford Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, personnel, employees, systems, properties, offices and other facilities and to all books and records (including Tax Returns), and to furnish Parent with all financial, operating and other data, analyses, projections and plans, as Parent, through its Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, prejudice, jeopardy or contravention). No investigation shall affect the Company’s representations and warranties, covenants or agreements contained herein, or limit or otherwise affect the remedies available to Holdings, Parent or Merger Sub pursuant to this Agreement.

Section 6.5 Confidentiality. Prior to the Effective Time, each of Holdings, Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement dated as of July 30, 2012, by and between TPG Global, LLC and ShangPharma Corporation (the “Confidentiality Agreement”).

Section 6.6 Acquisition Proposals.

(a) No Solicitation or Negotiation; No Change of Recommendation. Except as otherwise set forth in this Section 6.6, the Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, neither it nor any of the Company Subsidiaries nor any of the officers and directors of it or any of the Company Subsidiaries shall, and it shall instruct and cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate (including by providing information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of the Company Subsidiaries in connection with, an Acquisition Proposal, (iii) (A) withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings, Parent or Merger Sub, the Company Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (D) fail to include the Company Recommendation in the Proxy Statement, or (E) publicly announce its intention to take any of the actions described in foregoing clauses (A) through (D) (any of such actions described in foregoing clauses (A), (B), (C), (D) or (E) being referred to as a “Change of Recommendation”), (iv) enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.6(b)) (each, an “Alternative Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, or (vii) propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company, the Independent Committee, or the board of directors of the Company permitted under Section 6.6(b), Section 6.6(c) or Section 8.3(a) shall not be deemed to be a breach of this Section 6.6(a). The Company acknowledges and agrees that the doing of any of the foregoing by any of the Company Subsidiaries or any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach by the Company of this Section 6.6(a). Upon the execution of this Agreement, the Company agrees, and the Independent Committee will direct, that the Company and the Company Subsidiaries and its and their Representatives will (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (B) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of the Company Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) Superior Proposals. Notwithstanding anything to the contrary in Section 6.6(a) at any time after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.6(a) and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information and data with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), and (ii) participate, through the Independent Committee, in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent.

(c) Permitted Change of Recommendation or Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Section 6.6 but subject to this Section 6.6(c) and Section 6.6(d), if, prior to obtaining the Company Requisite Vote, (i) the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, it may recommend a Change of Recommendation to the board of directors of the Company, which, upon receiving such recommendation from the Independent Committee, may effect a Change of Recommendation in accordance with this Section 6.6(c) or (ii) the Company receives a written bona fide Acquisition Proposal that did not result from a breach of Section 6.6(a) that the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, then (A) the Independent Committee may recommend that the board of directors of the Company make a Change of Recommendation or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, (B) the board of directors of the Company, upon receiving such recommendation from the Independent Committee, may make a Change of Recommendation or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement in accordance with this Section 6.6(c), and (C) the Company, upon receiving such authorization from the board of directors of the Company, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if, with respect to this clause (C), the Company concurrently terminates this Agreement pursuant to Section 8.3(a). The board of directors of the Company shall not be entitled to effect a Change of Recommendation or authorize the termination of this Agreement pursuant to Section 8.3(a) (and, for the avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.3(a)) unless the Company has provided written notice (a “Notice”) at least three (3) Business Days in advance of such Change of Recommendation or authorization to Parent and Merger Sub advising Parent that the Independent Committee has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Change of Recommendation or to authorize termination of this Agreement, as applicable, would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, and that the board of directors of the Company intends to effect a Change of Recommendation or authorize the termination of this Agreement pursuant to Section 8.3(a), as the case may be. For the avoidance of doubt, any purported termination of this Agreement pursuant to Section 8.3(a) shall be void and of no force and effect unless the Company complies with this Section 6.6(c) and Section 6.6(d) and pays the Termination Fee in accordance with Section 8.5(b) prior to or substantially concurrently with such termination. In the event that the basis of such proposed action by the Independent Committee, the board of directors of the Company and/or the Company is in connection with a Superior Proposal, (x) the Notice shall include the terms and conditions of such Superior Proposal (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any) and include with it copies of any proposed transaction documents with respect to such Superior Proposal, (y) during the three (3) Business Day period following receipt by Parent and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Documents so that such Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of the three (3) Business Day period, the board of directors of the Company and the Independent Committee shall have determined in good faith after consultation with their outside legal counsel and financial advisors, taking into account any changes to this Agreement and the Financing Documents irrevocably proposed in writing by Parent and Merger Sub in response to the Notice or otherwise, that the Superior Proposal giving rise to the Notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 6.6(c). In the event the basis of a proposed Change of Recommendation by the board of directors of the Company is not the result of a Superior Proposal, then (x) the Notice shall specify the reasons and findings for such proposed Change of Recommendation, (y) during the three (3) Business Day period following receipt by Parent and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith to amend this Agreement in such a manner that would otherwise obviate the need for such Change of Recommendation and (z) following the end of the three (3) Business Day period, the board of directors of the Company and the Independent Committee shall have determined in good faith after consultation with their outside legal counsel and financial advisors, taking into account any changes to this Agreement and the Financing Documents irrevocably proposed in writing by Parent and Merger Sub in response to the Notice or otherwise, that no change has been made that would obviate the need for such Change of Recommendation and the findings described in foregoing clause (x) above continue to be applicable such that a Change of Recommendation should be made if such changes were to be given effect.

(d) Notice. The Company shall promptly (and in any event within 48 hours of knowledge thereof) notify Parent in writing of (i) any written Acquisition Proposal received by the Company, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request; provided, in each case, that such Acquisition Proposal, request or inquiry is received by the board of directors of the Company or the Independent Committee or their respective agents or advisors, and (iv) any meeting of the board of directors of the Company or Independent Committee (in which case, at least 48 hours prior notice or such lesser notice as is provided to the members of the board of directors of the Company or the Independent Committee) at which the board of directors of the Company or Independent Committee is reasonably expected to consider any Acquisition Proposal. The Company shall keep Parent reasonably fully informed, on a reasonably current basis, in all material respects of the status and details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request; provided that this obligation shall be excused if and to the extent that the board of directors of the Company or Independent Committee and its Representatives shall be unaware of such status and details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request.

(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall be deemed to prohibit the board of directors of the Company, after consultation with the Independent Committee, or the Independent Committee, after providing prior notice to the board of directors of the Company, from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided that the board of directors of the Company shall expressly reaffirm the Company Recommendation in such disclosure. The parties agree and acknowledge that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal (including any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) and/or the operation of this Agreement with respect thereto shall not in and of itself be deemed a Change of Recommendation.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Holdings or one of its subsidiaries or Affiliates for (a) a merger, scheme of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Company Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities of the Company or 20% or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Independent Committee has determined in its good faith judgment after consultation with its outside legal counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than to Rollover Shareholders) from a financial point of view than the transaction contemplated by this Agreement (x) after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Parent in writing (including pursuant to Section 6.6(c)) and (y) after receiving the advice of a financial advisor (who shall be an internationally recognized investment banking firm (it being agreed that J.P. Morgan Securities (Asia Pacific) Limited is such a financial advisor)).

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification by and among the Company and its directors and certain of its executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of the Company or any of its subsidiaries (the “Indemnified Parties”). The Memorandum and Articles of Association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company Memorandum and Articles of Association as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds or expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or Company Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (x) the approval of this Agreement, the Merger or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any Company Subsidiary.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.7(c) shall terminate.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.7 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

(f) The agreements and covenants contained in this Section 6.7 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, and, without prejudice to any rights of the parties hereunder, shall consult, and cooperate and use its reasonable best efforts to (i) vigorously contest and defend all Legal Proceedings by or before any Governmental Entity or by any private party challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Nothing in this Section 6.8 shall require Parent, Merger Sub, or any Affiliate of Parent, Merger Sub, Founder, TPG Star or TPG Biotech to dispose, or cause the disposal of, any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits of the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in this Section 6.8 shall authorize the Company to commit or agree to any of the foregoing to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to any applicable Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to any applicable Law, If and to the extent this Section 6.8 shall require the Company to dispose any of its assets or limit its freedom of action with respect to any of its businesses, the Company may expressly condition any such disposal or limitation upon the consummation of the Merger and the other transactions contemplated hereby.

Section 6.9 Public Announcements. Unless and until a Change of Recommendation has occurred or, if earlier, the termination of this Agreement in accordance with its terms, the Company, Holdings, Parent and Merger Sub will consult with and provide to each other party the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Holdings and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) be deemed to amend or supplement the Company Disclosure Schedule, or (iii) limit the remedies available to the party receiving such notice or the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties hereto. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.11 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.12 Financing.

(a) Each of Holdings and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Documents, including using reasonable best efforts to (i) negotiate and enter into a definitive agreement (the “Debt Financing Agreement”) with respect to, and on the terms and conditions contained in, the term sheet set out in the Debt Financing Commitment Letter as promptly as reasonably practicable after the date hereof, the terms and conditions of which shall not impose new or additional conditions, or otherwise enhance or expand upon or adversely modify the conditions to the closing of the Debt Financing contained in the Debt Financing Commitment Letter, (ii) maintain in effect the Financing Documents in accordance with the terms thereof until the transactions contemplated by this Agreement are consummated, (iii) satisfy on a timely basis all conditions applicable to Holdings, Parent and Merger Sub in the Financing Documents (including by consummating the financing pursuant to the terms of the TPG Equity Financing and the Joint Benefit Equity Financing) and otherwise comply with its obligations thereunder, (iv) consummate the Financing at or prior to Closing, (v) seek to enforce its rights (including through litigation pursued in good faith) under the Debt Financing Commitment Letter and Debt Financing Agreement, and (vi) assuming all terms and conditions in the Debt Financing Agreement have been satisfied, cause the Financing Sources and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Each of Holdings and Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under any Financing Document (provided, however, that Holdings, Parent and Merger Sub may replace, amend or supplement the Debt Financing Commitment Letter and the Debt Financing Agreement, if such replacements, amendments or supplements, individually or in the aggregate, would not (i) impose new or additional conditions, or otherwise enhance or expand upon or adversely modify the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment Letter or the Debt Financing Agreement (as the case may be) in any way, (ii) prevent or impair the availability of the financing or materially delay the financing under the Debt Financing Commitment Letter or the Debt Financing Agreement (as the case may be) or the consummation of the transactions contemplated by this Agreement), or (iii) adversely impact the ability of Holdings, Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitment Letter or the Debt Financing Agreement. For purposes of this Section 6.12, references to “Financing” shall include the financing contemplated by the Financing Documents as permitted in the case of the Debt Financing Commitment Letter or the Debt Financing Agreement (as the case may be), to be replaced, amended or supplemented by this Section 6.12(a) and any Alternative Financing and references to “Financing Documents” or “Debt Financing Agreement” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.12(a) and any Alternative Financing Agreements.

(b) Without limiting the generality of Section 6.12(a), Holdings, Parent and Merger Sub shall give the Company prompt notice: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any such breach or default) by any party to any Financing Document which would result in any condition of the Financing Documents not to be satisfied or the termination of any Financing Document, of which Holdings, Parent or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any party to any Financing Document with respect to any alleged or potential material breach, default, termination or repudiation by any party to any Financing Document or any provisions of the Financing Document which would result in any condition of the Financing Documents not to be satisfied or the termination of any Financing Document, (iii) of any material dispute or disagreement between or among any parties to the Financing Documents, and (iv) if Holdings, Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Document. As soon as reasonably practicable after the date the Company delivers to Holdings, Parent or Merger Sub a written request therefor, Holdings, Parent and Merger Sub shall provide notice of the circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. If (after compliance by Holdings, Parent and Merger Sub of their obligations under Section 6.12(a) and the preceding provisions of this Section 6.12(b)) any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment Letter or the Debt Financing Documents, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing (the “Alternative Financing”) from alternative debt financing sources in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement on terms and conditions not less favorable, taken as a whole, to Holdings, Parent and Merger Sub (as determined in the reasonable judgment of Parent) than those in the Debt Financing Commitment Letter or the Debt Financing Agreement as promptly as practicable following the occurrence of such event but no later than five (5) Business Days immediately prior to the Closing Date. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Alternative Financing and shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Contracts or other arrangements (including fee letters) pursuant to which any such Financing Sources shall have committed to provide any such Alternative Financings , except for any such Contracts or other arrangements that do not impact the conditionality of the Alternative Financing (the “Alternative Financing Agreements”).

(c) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide to Holdings, Parent and Merger Sub, at Parent’s sole expense (such expenses to be reasonable and properly incurred), all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing (and, if applicable, the Alternative Financing), including (i) promptly furnishing to Holdings, Parent and Merger Sub and their Financing Sources financial statements required to be delivered to the Lender under the Debt Financing Commitment Letter and/or the Debt Financing Agreement and, if applicable, pertinent information with respect to the Company and the Company Subsidiaries as reasonably required by any alternative debt financing sources arranged by Parent in compliance with Section 6.12(b) in connection with the Alternative Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing (and, if applicable, the Alternative Financing) and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions and drafting sessions, (iii) assisting Holdings and Parent and their Financing Sources in the preparation of customary bank information memoranda and lender presentations relating to the Debt Financing (and, if applicable, the Alternative Financing), (iv) using reasonable best efforts to obtain legal opinions from the Company’s current legal counsel and facilitate the pledging of collateral in connection with the Debt Financing (and, if applicable, the Alternative Financing), in each case, as reasonably requested by Holdings or Parent and their Financing Sources and customary for financings similar to the Financing (and, if applicable, the Alternative Financing), (v) causing the taking of corporate actions by the Company and the Company Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Financing (and, if applicable, the Alternative Financing), provided that no such action shall be effective prior to the Effective Time, (vi) facilitating the execution and delivery at the Closing of any notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Debt Financing as required by the Debt Financing Commitment Letter and/or the Debt Financing Agreement (and, if applicable, the Alternative Financing) (each, an “Ancillary Debt Agreement”), and (vii) as promptly as reasonably practicable, furnishing Holdings, Parent and Merger Sub and their Financing Sources with financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Holdings or Parent; provided, however, that, (A) irrespective of the above, no obligation of the Company or any of the Company Subsidiaries under any Financing Document, Ancillary Debt Agreement, certificate or other document or instrument shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any Financing Document, Ancillary Debt Agreement, certificate or other document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, and (C) none of the Company or any of the Company Subsidiaries shall be required to issue any offering or information document prior to the Effective Time. The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing and, if applicable, the Alternative Financing (other than the TPG Equity Financing, the Joint Benefit Equity Financing and the Contribution Agreement) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Agreement, the Alternative Financing Agreements, if applicable, and any joinder agreements relating thereto. None of the Company or any of the Company Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Holdings, Parent and Merger Sub shall on a joint and several basis indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing, the Alternative Financing (if applicable) and the Contribution (including any action taken in accordance with this Section 6.12(c)) and any information utilized in connection therewith (other than historical and other information relating to the Company provided by the Company and other than arising out of the gross negligence, fraud, willful misconduct or breach of this Agreement by the Company or any of its Representatives). Holdings and Parent shall, promptly upon termination of this Agreement, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with this Section 6.12(c). In no event shall Holdings, Parent or any of their respective Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other transactions contemplated hereby, provided, however, that the foregoing will not prohibit Holdings, Parent or Merger Sub from entering into joinders and/or engagement letters with such potential provider of debt or equity financing that require such Persons to “run trees” within their respective organizations.

(d) Holdings, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, or the Contribution, is not a condition to Closing.

(e) Each of Holdings and Parent shall use its reasonable best efforts to consummate the transactions contemplated by the Contribution Agreement immediately prior to the Closing on the terms and conditions described in the Contribution Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Contribution Agreement until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Holdings and Parent in the Contribution Agreement, and (iii) cause the Persons providing the Contribution to provide the Contribution on the Closing Date (subject to the conditions set forth in the Contribution Agreement). Neither Holdings nor Parent shall agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreement without the prior written consent of the Company and the Independent Committee if such amendment, modification or waiver would (i) impose new or additional conditions or otherwise enhance or expand upon or adversely modify the conditions precedent to the Contribution as set forth in the Contribution Agreement in any way or (ii) reasonably be expected to prevent or materially delay the ability of Holdings, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Following the Contribution Closing and the Company’s receipt of all relevant documentation and evidence of the transfers of the Rollover Shares in the manner contemplated under the Contribution Agreement, the Company shall promptly, and in any event prior to the Closing, (i) ensure that its obligations pursuant to this last sentence of Section 6.12(e) have been duly and validly authorized by the board of directors of the Company, (ii) cause the register of members of the Company to be updated to reflect the Contribution, and (iii) deliver to Parent a certified true copy of such updated register of members of the Company showing the transfer of the Rollover Shares to Holdings, and the subsequent transfer of such Rollover Shares to Parent, and therefore showing Parent as the registered owner of the Rollover Shares.

Section 6.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take or cause to be taken, and following the Effective Time, Parent shall use reasonable best effectors to take or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Shares and ADSs from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.14 Resignations. The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company and any Company Subsidiary identified by Parent in writing to the Company. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and the Company Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.

Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16 Takeover Laws. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other transactions contemplated by this Agreement.

Section 6.17 Expenses. Except as otherwise specifically provided herein (including Section 6.12(c) and Section 8.5(e)), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.18 Voting at the Shareholders’ Meeting. Provided there is no Change of Recommendation, Parent shall use its reasonable best efforts to cause (including by exercising any powers of attorney, irrevocable proxy, written consent or other similar rights it may have under the Voting Agreement) all of the Rollover Shares to (a) appear at Shareholders’ Meeting (including any adjournments thereof) or otherwise be counted as present thereat for purposes of determining whether a quorum is present and (b) be voted in favor of the authorization and approval of this Agreement and the Cayman Plan of Merger and the transactions contemplated hereby (including the Merger).

Section 6.19 Knowledge of Inaccuracies. It is agreed that neither Holdings nor Parent shall have any right to (a) terminate this Agreement under Section 8.4(b), or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Section 5.1 to the extent (i) both (A) Founder and (B) TPG Star Charisma Limited, TPG Biotech II Charisma Limited or any of their respective Affiliates had actual knowledge of such breach of or inaccuracy in such representation or warranty as of the date hereof, or (ii) if such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of both (A) Founder and (B) TPG Star Charisma Limited, TPG Biotech II Charisma Limited or any of their respective Affiliates without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Orders. As of the Closing, no Order (whether temporary, preliminary or permanent) is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Holdings, Parent and Merger Sub. The obligations of Holdings, Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representation and warranties set forth in Section 5.1(c)(i), Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(ii)(A) and Section 5.1(w) shall be true and correct (without giving effect to any “in all material respects”, “material” or “materially” qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (iii) the representations and warranties set forth in Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(ii)(A) and Section 5.1(w) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of such date; and (iv) the representations and warranties set forth in Section 5.1(c)(i) shall be true and correct in all respects except for inaccuracies that do not, individually or in the aggregate, require payments at or after the Closing under Section 4.1 or at or after the Closing under Section 4.3 in excess of $100,000 (or an equivalent amount in RMB) as of the date of this Agreement and as of the Closing Date as if made on and as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Holdings, Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Holdings, Parent and Merger Sub. Each of Holdings, Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed by a designated director of each of Holdings, Parent and Merger Sub certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Holdings, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.8 and Section 6.12.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company, by action of its board of directors, acting upon the recommendation of the Independent Committee, and Parent, by action of its board of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, at the direction of the Independent Committee, if:

(a) the Merger shall not have been consummated by six months after the date of Merger Agreement, whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose action or failure to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(b) the Shareholders’ Meeting shall have been held and completed and approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders’ Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that prior to termination pursuant to this Section 8.2(c), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order and shall have complied in all material respects with its obligations under Section 6.8; provided, further that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, such Order.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice by the Company acting upon the recommendation of the Independent Committee, to the Parent:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company, subject to complying with the covenants and agreements in Section 6.6, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5;

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Holdings, Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice (which shall specify the nature of such breach and the Company’s intention to terminate this Agreement if such breach or failure is not cured) thereof is given by the Company to Parent or (ii) five (5) Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c) at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five (5) Business Days after the delivery of such notice.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice by Parent, by action of its board of directors, to the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if the board of directors of the Company or the Independent Committee shall have made a Change of Recommendation; or

(b) at any time prior to the Effective Time, (i) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (except the covenants and agreements in Section 6.6), or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable, or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice (which shall specify the nature of such breach and Parent’s intention to terminate this Agreement if such breach or failure is not cured) thereof is given by Parent to the Company or (B) five (5) Business Days prior to the Termination Date; or (ii) the Company shall have breached in any material respect its obligations under Section 6.6 such that the conditions set forth in Section 7.2(b) would not be satisfied and such breach or condition is not curable, or if curable, is not cured prior to the earlier of (A) ten (10) Business Days after written notice of such breach, or (B) five (5) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.5, Section 6.9 (Public Announcements), Section 6.12(c) (with respect to Parent’s and Merger Sub’s reimbursement and indemnification obligations), Section 6.17 (Expenses), Section 9.4 (Notices), Section 9.6 (Entire Agreement; Assignment), Section 9.7 (Parties in Interest), and Section 9.8 (Governing Law and Arbitration), the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE VIII.

(b) In the event that:

(i) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) or by the Parent pursuant to Section 8.4(b)(i), (B) an Acquisition Proposal, whether or not conditional, shall have been made public and not withdrawn prior to the termination of this Agreement pursuant to Section 8.2(a) or Section 8.4(b)(i) or, with respect to termination pursuant to Section 8.2(b), prior to the Shareholders’ Meeting, and (C) after the date of this Agreement and prior to the date that is twelve (12) months following the termination of this Agreement, the Company enters into, agrees to or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the preceding clause (A)) (provided that for purposes of this Section 8.5(b)(i), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (x) in the case of clause (i) above, within two (2) Business Days after the earlier of the date on which the Company enters into an agreement with respect to, or consummates, the Acquisition Proposal referred to in subclause (b)(i)(C) above, (y) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (z) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” means $2,550,000.

(c) In the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $5,950,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties would not enter into this Agreement, and, therefore, the Termination Fee and Parent Termination Fee are not penalties, but rather liquidated damages, and if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.5(e) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.5(e) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (A) the Company’s receipt and acceptance of the Parent Termination Fee from Parent or the Guarantors pursuant to this Section 8.5 (including the right to enforce the Guaranty with respect thereto) shall, subject to Section 9.11, be the sole and exclusive remedy of the Company and the Company Subsidiaries against Holdings, Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first (1st) sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations contained in Section 6.12(c)) and (B) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall, subject to Section 9.11, be the sole and exclusive remedy of Holdings, Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, the Company Subsidiaries or any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any reimbursement and expense obligations of the Company pursuant to the first (1st) sentence of this Section 8.5(d) and Section 8.5(e)).

(e) In the event this Agreement is terminated by (i) either Parent or the Company pursuant to Section 8.2(b) and the Company Requisite Vote required the affirmative vote of holders of Shares (other than the Rollover Shares) representing a majority of the outstanding Shares (other than the Rollover Shares) present and voting in person or by proxy at the Shareholders’ Meeting, (ii) the Company pursuant to Section 8.3(a) or (iii) by Parent pursuant to Section 8.4(a) or 8.4(b), then the Company shall, within thirty (30) Business Days following receipt of an invoice therefor, reimburse Parent or its designees for all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) up to a maximum amount equal to $850,000 (the “Parent Expenses”) by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.5(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.5(e); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.5(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(b) except to the extent indicated in Section 8.5(b).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company, by action taken (a) with respect to Holdings, Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee in writing; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.3 Waiver. At any time prior to the Effective Time, any party hereto (a) with respect to Holdings, Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee, may (to the extent legally permitted and except as otherwise set forth herein) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by international overnight courier or by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Holdings, Parent or Merger Sub:

c/o Mr. Michael Hui

289 Taiyuan Road, Building 2, Apt. 1503

Shanghai 200031

China

Facsimile: +8621 64736926; and

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

USA

Attention: Legal Department

Facsimile: +1 817 871-408

with additional copies (which shall not constitute notice) to:

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Scott A. Jalowayski

                   Paul W. Boltz, Jr.

Facsimile: +852 3664 6588

(b)	if to the Company:

ShangPharma Corporation

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park, Pudong New

Area Shanghai, 201203

The People’s Republic of China

Attention: William Dai

Facsimile: +86 21 5132-0110

E-mail: Williamdai@shangpharma.com

with additional copies (which shall not constitute notice) to:

O’Melveny & Myers LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.

Chao Yang District

Beijing 100022

Attention:       David J. Roberts

                        Paul S. Scrivano

Facsimile:      +86 10 6563 4201

Email:            DRoberts@omm.com

Email:            pscrivano@omm.com

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Contribution Agreement, the Voting Agreement, the Confidentiality Agreement, the TPG Equity Financing Commitment, the Joint Benefit Equity Financing Commitment, and the Guaranty constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of applicable Law or otherwise without the prior written consent of each of the other parties; provided, however, that Merger Sub may assign all (but not less than all) of its rights, interests and obligations under this Agreement to another company all of the outstanding voting securities of which are owned by Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement will be void ab initio.

Section 9.7 Parties in Interest. Except (i) as provided in Section 6.7, (ii) with respect to the indemnification and reimbursement obligations of Parent and Merger Sub pursuant to Section 6.12(c), and (iii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in ARTICLE IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of the Parent, Merger Sub and Surviving Corporation and the Merger and exercise of any dissenter’s rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York with respect to such provision.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of New York sitting in the County of New York or the federal courts of the United States of America sitting in the Southern District of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the parties hereby explicitly acknowledge and agree that the Company’s right, prior to the Closing, to seek an injunction, specific performance or other equitable relief to cause Holdings, Parent and/or Merger Sub to draw down the full proceeds of the TPG Equity Financing and the Joint Benefit Equity Financing and to cause Holdings, Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, shall be subject to the requirements that (A) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Holdings, Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.12, pursuant to the Alternative Financing Agreements respect thereto) has been funded in accordance with the terms thereof or will be funded at the Closing in accordance with the terms thereof if the TPG Equity Financing and Joint Benefit Equity Financing are funded at the Closing, and (D) the Company has irrevocably confirmed in writing that if specific performance is granted and the TPG Equity Financing, Joint Benefit Equity Financing and Debt Financing are funded, then the Closing will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.5. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of injunction, specific performance or other equitable relief under this Section 9.11 that results in a Closing and (y) monetary damages, including all or any portion of the Parent Termination Fee.

Until such time as the Company pays the Termination Fee, the remedies available to each of Holdings, Parent and Merger Sub pursuant to this Section 9.11 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Holdings, Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.5. This Section 9.11 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Document (including the expiration or termination provisions thereof). For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (a) the Parent Termination Fee, and (b) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and the indemnification, reimbursement and expense obligations contained in Section 6.12(c), and (2) under no circumstances will Holdings, Parent or Merger Sub be entitled to monetary damages in excess of the aggregate amount of (a) the Termination Fee, (b) any reimbursement obligation of the Company pursuant to the first sentence of Section 8.5(d) and (c) any reimbursement obligation of the Company pursuant to Section 8.5(e).

Section 9.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, unless otherwise stated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.14 Waiver Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15 Certain Definitions. For purposes of this Agreement, the terms:

“Acquisition Proposal” has the meaning set forth in Section 6.6(f)(i);

“ADSs” has the meaning set forth in Section 4.2(a);

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, for all purposes under this Agreement, Founder shall be deemed to be an Affiliate of Parent;

“Agreement” has the meaning set forth in the Preamble;

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a);

“Alternative Financing” has the meaning set forth in Section 6.12(b);

“Alternative Financing Agreements” has the meaning set forth in Section 6.12(b);

“Ancillary Debt Agreement” has the meaning set forth in Section 6.12(c);

“Anti-Corruption Laws” means any anti-corruption Law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, applicable to the Company and the Company Subsidiaries;

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required to close in New York, the Cayman Islands, Hong Kong or the PRC;

“Buyer Group Parties” means Holdings, Parent, Merger Sub, ChemExplorer Investment Holdings Limited, ChemPartner Investment Holdings Limited, TPG Star Charisma Ltd., TPG Biotech II Charisma Ltd., and Joint Benefit Group Limited;

“Cayman Companies Law” has the meaning set forth in the Recitals;

“Cayman Plan of Merger” has the meaning set forth in Section 1.3;

“Change of Recommendation” has the meaning set forth in Section 6.6(a);

“Closing” has the meaning set forth in Section 1.1;

“Closing Date” has the meaning set forth in Section 1.2;

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Company” has the meaning set forth in the Preamble;

“Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, or other employee benefit plan, program, arrangement or agreement of any kind providing for compensation or benefits, whether or not reduced to writing, in each case maintained by the Company, any Company Subsidiary or Founder for the benefit of any Company Employee or which respect to which the Company, any Company Subsidiary or Founder has any liability;

“Company Disclosure Schedule” has the meaning set forth in Section 5.1;

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary (or any dependent of any such person);

“Company Intellectual Property” has the meaning set forth in Section 5.1(q)(ii);

“Company Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Company Memorandum and Articles of Association” has the meaning set forth in Section 5.1(b)(i);

“Company Option” means an option granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan to purchase Shares;

“Company Owned Software” has the meaning set forth in Section 5.1(q)(ii);

“Company Plan” means any of (i) the Company’s 2008 Equity and Performance Incentive Plan as amended and restated on February 24, 2010, (ii) the Founder’s 2008 Equity and Performance Incentive Plan dated May 2008, (iii) the Company’s 2010 Share Incentive Plan, and (iv) the Company’s 2011 Share Incentive Plan, as amended;

“Company Recommendation” has the meaning set forth in Section 5.1(d)(ii);

“Company Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications ; (ii) registered trademarks and applications to register trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case of (i) – (v) that are owned (solely or with others) by, registered or filed in the name of the Company or any Company Subsidiary as of the date of this Agreement;

“Company Requisite Vote” means the approval of this Agreement by a special resolution of the Company, meaning the affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the Cayman Companies Law; provided, however, that, in the event (i) there has been a Change of Recommendation pursuant to Section 6.6(c)(i), (ii) the sole reason for such Change of Recommendation is that an event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company or the Company Subsidiaries that is unknown to the Independent Committee as of the date of this Agreement becomes known to the Independent Committee prior to obtaining the Company Requisite Vote, and (iii) this Agreement has not been terminated by Parent, then, in addition to the special resolution described in the immediately above in this definition, the “Company Requisite Vote” shall also require (and be deemed to include) the affirmative vote of holders of Shares (other than the Rollover Shares) representing a majority of the outstanding Shares (other than the Rollover Shares) present and voting in person or by proxy at the Shareholders’ Meeting;

“Company RSU” means a restricted share unit granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan and includes both Vested Company RSUs and Unvested Company RSUs;

“Company Securities” has the meaning set forth in Section 5.1(c)(ii);

“Company Subsidiary” means each Person which is a subsidiary of the Company;

“Company Subsidiary Memorandum and Articles of Association” has the meaning set forth in Section 5.1(b)(i);

“Company Treasury Shares” has the meaning set forth in Section 4.1(a);

“Confidentiality Agreement” has the meaning set forth in Section 6.5;

“Consortium Agreement” means that certain consortium agreement, dated July 6, 2012, by and among Founder, ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited and TPG Star Charisma Limited;

“Contract” has the meaning set forth in Section 5.1(e)(i);

“Contribution” has the meaning set forth in Section 5.2(g)(i);

“Contribution Agreement” has the meaning set forth in the Recitals;

“Contribution Closing” has the meaning assigned to such term in the Contribution Agreement;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Damages” has the meaning set forth in Section 6.7(b);

“Debt Financing” has the meaning set forth in Section 5.2(g)(i);

“Debt Financing Agreement” has the meaning set forth in Section 6.12(a);

“Debt Financing Commitment Letter” has the meaning set forth in Section 5.2(g)(i);

“Debt Financing Documents” means the Debt Financing Agreement and the Ancillary Debt Agreements;

“Deposit Agreement” has the meaning set forth in Section 4.2(i);

“Depositary” has the meaning set forth in Section 4.2(i);

“Dissenting Shareholders” has the meaning set forth in Section 4.1(a);

“Dissenting Shares” has the meaning set forth in Section 4.1(a);

“Effective Time” has the meaning set forth in Section 1.3;

“e-mail” has the meaning set forth in Section 9.4;

“Environmental Laws” has the meaning set forth in Section 5.1(r)(ii)(A);

“Environmental Permits” has the meaning set forth in Section 5.1(r)(ii)(B);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” has the meaning set forth in Section 5.1(g)(i);

“Exchange Fund” has the meaning set forth in Section 4.2(a);

“Excluded Shares” has the meaning set forth in Section 4.1(a);

“Fee Letter” has the meaning set forth in Section 5.2(g)(i);

“Financing” has the meaning set forth in Section 5.2(g)(i);

“Financing Documents” has the meaning set forth in Section 5.2(g)(i);

“Financing Sources” has the meaning set forth in Section 6.12(c);

“Founder” has the meaning set forth in the Recitals;

“Founder Plan RSU Shares” has the meaning set forth in Section 4.1(a);

“GAAP” has the meaning set forth in Section 5.1(g)(i);

“Good Laboratory Practices” has the meaning set forth in Section 5.1(x)(i);

“Governmental Entity” has the meaning set forth in Section 5.1(e)(ii);

“Grant Date” has the meaning set forth in Section 5.1(c)(ii)(A);

“Guarantor” and “Guarantors” has the meaning set forth in the Recitals;

“Guaranty” has the meaning set forth in the Recitals;

“Hazardous Substance” has the meaning set forth in Section 5.1(r)(ii)(C);

“Holdings” has the meaning set forth in the Preamble;

“Indemnified Parties” has the meaning set forth in Section 6.7(a);

“Independent Committee” means a committee of the Company’s board of directors consisting of the members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of Company’s management;

“Intellectual Property” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (iii) domain names, rights of privacy and publicity, and moral rights, and (iv) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing;

“Interim Investors Agreement” means that certain interim investors agreement, dated as of the date hereof, by and among ChemExplorer Investment Holdings Ltd., ChemPartner Investment Holdings Limited, TPG Star Charisma Limited and TPG Biotech II Charisma Limited;

“Joint Benefit Equity Financing” has the meaning set forth in Section 5.2(g)(i);

“Joint Benefit Equity Financing Commitment” has the meaning set forth in Section 5.2(g)(i);

“knowledge” (i) with respect to the Company means the actual or constructive knowledge after due inquiry of any of the Persons listed in Section 9.15 of the Company Disclosure Schedule, and (ii) with respect to Holdings, Parent or Merger Sub means the actual or constructive knowledge after due inquiry of any of the directors of Holdings, Parent or Merger Sub;

“Law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“Lease Agreements” has the meaning set forth in Section 5.1(s)(i)(D);

“Leased Real Property” has the meaning set forth in Section 5.1(n)(ii);

“Legal Proceeding” has the meaning set forth in Section 5.1(i);

“Lender” has the meaning set forth in Section 5.1(g)(i);

“Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Lien” means any lien, mortgage, pledge, encumbrance, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) changes or developments in any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, (D) any change in the price or trading volume of the ADSs, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (E) any outbreak or escalation of hostilities or war or any act of terrorism, (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, (G) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement of this Agreement or the identity of the parties to this Agreement, or (I) the performance of or compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement (other than the performance of, or compliance with, the Company’s or any Company Subsidiary’s obligations under Section 6.1, provided that this parenthetical shall not apply with respect to (x) any action taken by the Company or the Company Subsidiaries that is described in Section 6.1 that was taken at Parent’s written request or upon Parent’s advance written consent or (y) the failure by the Company or the Company Subsidiaries to take any action that is prohibited by this Agreement to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 6.1), provided that the provisions of this clause (I) shall not apply to the representations and warranties set forth in Section 5.1(e), provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (A), (B), (C), (E) and (F), may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and the Company Subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate;

“Material Contract” has the meaning set forth in Section 5.1(s)(i);

“Merger” has the meaning set forth in the Recitals;

“Merger Sub” has the meaning set forth in the Preamble;

“Notice” has the meaning set forth in Section 6.6(c);

“NPI” has the meaning set forth in Section 5.1(q)(ii);

“NYSE” has the meaning set forth in Section 5.1(e)(ii);

“Operational Exceptions” has the meaning set forth in Section 6.1(a);

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction;

“Owned Real Property” has the meaning set forth in Section 5.1(n)(i);

“Parent” has the meaning set forth in the Preamble;

“Parent Material Adverse Effect” has the meaning set forth in Section 5.2(a)(i);

“Parent Termination Fee” has the meaning set forth in Section 8.5(c);

“Paying Agent” has the meaning set forth in Section 4.2(a);

“Per ADS Merger Consideration” has the meaning set forth in Section 4.1(a);

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a);

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated, (iii) any matter listed in or referred to in any title policy, search or report which was provided to Parent by the Company prior to the date of this Agreement, (iv) any immaterial Lien which does not interfere with day-to-day operations of the business of the Company and the Company Subsidiaries, (v) limitations or restrictions under any Lease Agreement or other Contract or otherwise imposed by the Law of PRC or another government or quasi-governmental agency having jurisdiction over the Real Property and/or operations thereat, (vi) limitations or restrictions on transfers imposed by the Securities Act, blue sky Laws and comparable foreign Laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions and (vii) non-exclusive licenses to Intellectual Property of the Company or any of its Subsidiaries granted in the ordinary course of business;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“PRC Resident” is a PRC resident legal person or PRC resident individual as defined under SAFE Circular 75;

“PRC Subsidiary” means all Company Subsidiaries organized under the Laws of the PRC;

“Proxy Statement” has the meaning set forth in Section 5.1(p);

“RCA” has the meaning set forth in Section 4.3(d);

“Real Property” has the meaning set forth in Section 5.1(n)(iii);

“Reference Date” has the meaning set forth in Section 5.1(c)(i);

“Release” has the meaning set forth in Section 5.1(r)(ii)(D);

“Representatives” means, when used with respect to Holdings, Parent, Merger Sub, the Company or any other Person, the Affiliates, directors, officers, employees, agents, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders, and other agents, advisors and representatives of Holdings, Parent, Merger Sub, the Company or any other Person, as applicable, and their respective subsidiaries;

“Rollover Shareholders” means the ChemExplorer Investment Holdings Limited, ChemPartner Investment Holdings Limited, TPG Star Charisma Limited, TPG Biotech II Charisma Limited, Joint Benefit Group Limited and Han Ming Tech Investment Limited;

“Rollover Shares” means all (a) Shares and ADSs owned by Holdings, Parent or Merger Sub or any of their respective Affiliates immediately prior to the Effective Time, including all Shares and ADSs owned as of the date hereof by Joint Benefit Group Limited, ChemExplorer Investment Holdings Limited, ChemPartner Investment Holdings Limited, Han Ming Tech Investment Limited, TPG Biotech II Charisma Limited, TPG Star Charisma Limited (other than (i) with respect to ChemPartner Investment Holdings Limited or ChemExplorer Investment Holdings Limited, (A) any Founder Plan RSU Shares and (B) any Shares transferred by ChemExplorer Investment Holdings Limited to Han Ming Tech Investment Limited following the date hereof, such amount not to exceed 1,260,000 Shares, and (ii) with respect to Han Ming Tech Investment Limited, any Shares beneficially owned by it in excess of 1,802,506 Shares), and (b) any Vested Company RSUs held by the Founder (or if any such Vested Company RSUs of the Founder are settled into Shares, then such Shares), in each case, which are to be contributed by such Persons to Holdings prior to the Effective Time pursuant to, and subject to the terms of, the Contribution Agreement;

“SAFE” means the State Administration of Foreign Exchange of the PRC;

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 together with its implementing rules, including the “Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” issued by SAFE on May 29, 2007 and effective as of the same day, and the “Implementation Directives On Foreign Exchange Administration Relating to Financing and Round-trip Investments by PRC Residents Through Offshore Special Purpose Vehicles”, issued by SAFE on May 20, 2011 and effective as of July 1, 2011, or any successor rule or supplemental or regulation under PRC Law;

“SAFE Stock Option Rules” means Circular 7, issued by SAFE on February 12, 2012, titled “Notice of the SAFE on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Listed Companies”, effective as of February 15, 2012, or any successor or supplemental rule or regulation under PRC Law;

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.1(g)(iii)

“Schedule 13E-3” has the meaning set forth in Section 5.1(e)(ii);

“SEC” has the meaning set forth in Section 5.1(g)(i);

“SEC Reports” has the meaning set forth in Section 5.1(g)(i);

“Securities Act” has the meaning set forth in Section 5.1(g)(i);

“Share” or “Shares” has the meaning set forth in Section 4.1(a);

“Share Certificate” has the meaning set forth in Section 4.1(a);

“Shareholders’ Meeting” has the meaning set forth in Section 6.3;

“Software” has the meaning set forth in Section 5.1(q)(ii);

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which: (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s subsidiaries, (ii) at least fifty percent (50%) of the equity interests is controlled by such Person or by any one or more of such Person’s subsidiaries or (iii) such party or any subsidiary of such party is a general partner, (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

“Superior Proposal” has the meaning set forth in Section 6.6(f)(ii);

“Surviving Corporation” has the meaning set forth in Section 1.1;

“Surviving Corporation Memorandum and Articles of Association” has the meaning set forth in Section 2.1;

“Takeover Statute” has the meaning set forth in Section 5.1(u);

“Tax Return” means any return, report, estimates, disclosures, document, declaration, claim for refund, election or other information filing or statement (including information returns) required to be filed with or provided to any Governmental Entity or other Person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof;

“Taxes” means (i) any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, transfer, recapture, environmental, unemployment, registration, and estimated and government fees, duties, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, and (ii) any amount owed as a result of being party to any (1) tax sharing agreement, (2) tax allocation agreement, arrangement or understanding, or (3) tax indemnification agreement;

“Termination Date” has the meaning set forth in Section 8.2(a);

“Termination Fee” has the meaning set forth in Section 8.5(b);

“TPG Biotech” has the meaning set forth in the Recitals;

“TPG Equity Financing” has the meaning set forth in Section 5.2(g)(i);

“TPG Equity Financing Commitment” has the meaning set forth in Section 5.2(g)(i);

“TPG Funds” has the meaning set forth in the Recitals;

“TPG Star” has the meaning set forth in the Recitals;

“Trade Secrets” has the meaning set forth in Section 5.1(q)(iii);

“Uncertificated Shares” has the meaning set forth in Section 4.1(a);

“Unvested Company RSU” has the meaning set forth in Section 4.3(d);

“Vested Company RSU” has the meaning set forth in Section 4.3(c); and

“Voting Agreement” has the meaning set forth in the Recitals.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Holdings, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHANGPHARMA HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
Name: Michael Xin Hui Title: Director

By:	/s/ Ronald Cami
Name: Ronald Cami Title: Director

SHANGPHARMA PARENT LIMITED

By:	/s/ Michael Xin Hui
Name: Michael Xin Hui Title: Director

By:	/s/ Ronald Cami
Name: Ronald Cami Title: Director

SHANGPHARMA MERGER SUB LIMITED

By:	/s/ Michael Xin Hui
Name: Michael Xin Hui Title: Director

By:	/s/ Ronald Cami
Name: Ronald Cami Title: Director

[Signature Page to Merger Agreement]

SHANGPHARMA CORPORATION

By:	/s/ Yuk Lam Lo
Name: Yuk Lam Lo Title: Director

[Signature Page to Merger Agreement]

Appendix 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on                     2012.

BETWEEN

(1)	ShangPharma Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on 10 December, 2012, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)	ShangPharma Corporation, an exempted company incorporated under the laws of the Cayman Islands on 30 August 2007, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Scientist” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Scientist have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated December 21, 2012 made between ShangPharma Holdings Limited, ShangPharma Parent Limited, Merger Sub and Scientist, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2012 Revision) of the Cayman Islands (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and Scientist.

THE SURVIVING CORPORATION

2.	The surviving corporation (as defined in the Companies Law) shall be the Surviving Corporation.

REGISTERED OFFICE

3.	The registered office of the Merger Sub is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.	The Surviving Corporation shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

5.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share, of which 1,000 shares have been issued.

6	Immediately prior to the Effective Date the authorized share capital of Scientist was US$500,000 divided into 500,000,000 ordinary shares of a par value of US$0.001 each, of which 353,600,000 ordinary shares have been issued fully paid.

7.	The authorized share capital of the Surviving Corporation shall be US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share.

8.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Agreement.

9.	The rights and restrictions attaching to the shares in the Surviving Company as of immediately prior to the Merger are set out in the Surviving Corporation Memorandum and Articles of Association (as defined below).

EFFECTIVE DATE

10.	The Merger shall take effect on [•] 2013 (the “Effective Date”).[1]

PROPERTY

11.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

12.	As of the Effective Time, and without any further action on the part of Merger Sub or the Surviving Corporation, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, paragraph 1 of the memorandum of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the corporation is ShangPharma Corporation” (the “Surviving Corporation Memorandum and Articles of Association”), in each case, until thereafter changed or amended as provided therein or by applicable Law. The rights and restrictions attached to the shares in the capital of the Surviving Corporation shall be as set out in the Surviving Corporation Memorandum and Articles of Association.

[1]	Such date shall be no later than the fifth (5th) business day after the Closing Date.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

14.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS

SECURED CREDITORS

15. (a)	The Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger; and

(b)	Scientist has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger.

RIGHT OF TERMINATION AND AMENDMENT

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

17.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and Scientist pursuant to section 233(3) of the Companies Law.

18.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and Scientist pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of ShangPharma Merger Sub Limited:

[Name] Director

For and on behalf of ShangPharma Corporation:

[Name] Director

ANNEX B

December 21, 2012

Independent Committee of the Board of Directors

ShangPharma Corporation

Cricket Square, Hutchins Drive,

P.O. Box 2681,

Grand Cayman, KY1-1111,

Cayman Islands

Members of the Independent Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing 18 Shares (the “ADSs”), of ShangPharma Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with SHANGPHARMA MERGER SUB LIMITED (“Merger Sub”), a wholly-owned subsidiary of SHANGPHARMA PARENT LIMITED (“Parent”, and collectively with SHANGPHARMA HOLDINGS LIMITED (“Holdings”), Merger Sub, Michael Xin Hui and entities affiliated with him, the Guarantors (as defined in the Agreement) and the Rollover Shareholders (as defined in the Agreement), the “Acquiror Group”). Pursuant to the Agreement and Plan of Merger, dated as of December 21, 2012 (the “Agreement”), among the Company, Holdings, Parent and Merger Sub, Merger Sub will be merged with and into the Company and each of the Shares issued and outstanding immediately prior to the effective time of the merger, other than Excluded Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement), will be converted into and exchanged for the right to receive US$0.50 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents 18 Shares, each ADS issued and outstanding immediately prior to the effective time, other than ADSs representing Excluded Shares and Dissenting Shares, will represent the right to receive US$9.00 in cash per ADS without interest (the “Per ADS Merger Consideration”).

In arriving at our opinion, we have, among other things, (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

Chater House, 19, 20, 22-29/F, 8 Connaught Road Central, Hong Kong

Telephone: 852 2800 1000 Facsimile: 852 2836 9755 Telex: 73437 CHASM HX

J.P. Morgan Securities (Asia Pacific) Limited

In addition, we have held discussions with certain members of the management of the Company and the Acquiror Group with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror Group or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any member of the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, Holdings, Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection with the Transaction to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Independent Committee and we will receive a fee from the Company for the delivery of this opinion. We may also receive a discretionary fee payable at the sole discretion of the Independent Committee, whether or not the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had, and may continue to have in the future, commercial and/or investment banking relationships with the Company and affiliates of certain members of the Acquiror Group, for which we and such affiliates have received and may in the future receive customary compensation. Such services for the Company and affiliates of certain members of the Acquiror Group during such period have included acting as: (i) joint bookrunner and stabilization agent in the initial public offering of the Company in October 2010, and (ii) providing or arranging debt and equity financing, M&A advisory services, treasury and securities services and asset and wealth management services to affiliates of certain members of the Acquiror Group. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of certain members of the Acquiror Group, for which it receives customary compensation or other financial benefits. As of September 28, 2012, J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Securities (Asia Pacific) Limited, held an aggregate number of ADSs representing approximately 5.4% of the outstanding Shares as of September 30, 2012 as reported in the Company’s Form 6-K filing on November 23, 2012. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and affiliates of certain members of the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid to the holders of the Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Independent Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company (including any holder of Shares represented by ADSs) as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

/s/ J.P. Morgan Securities (Asia Pacific) Ltd.

ANNEX C

238.	Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 (21) 5132-0088. The name, business address, present principal employment and citizenship of each director and executive officer of the Company is set forth below.

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Company

Directors and Executive Officers	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, the People’s Republic of China, 201203	Chairman of the board of directors and chief executive officer	United States

Kevin Penghui Chen	No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, the People’s Republic of China, 201203	Director	United States

Julian Ralph Worley	5B Scenic Villas, 4 Scenic Villa Drive, Pokfulam, Hong Kong	Independent director	British

Yuk Lam Lo	Lucky Comm. Building, 103 Des Voeux Rd. West, Hong Kong	Independent director	Canadian

Benson Tsang	Unit 1701, Block 19, Heng Fa Chuen, Chai Wan, Hong Kong	Independent director	Canadian

William Dai	No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, the People’s Republic of China, 201203	Chief financial officer	United States

Directors and Executive Officers of Holdings

Holdings is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The name, business address, present principal employment and citizenship of each director of Holdings are set forth below. As of the date of this proxy statement, Holdings does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Chairman of the board of directors and chief executive officer of the Company	United States

Ronald Cami	c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Unites States of America	Vice president and secretary of TPG Group Holdings (SBS) Advisors, Inc.	United States

During the last five (5) years, none of Holdings or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Chairman of the board of directors and chief executive officer of the Company	United States

Ronald Cami	c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Unites States of America	Vice president and secretary of TPG Group Holdings (SBS) Advisors, Inc.	United States

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Chairman of the board of directors and chief executive officer of the Company	United States

Ronald Cami	c/o TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Unites States of America	Vice president and secretary of TPG Group Holdings (SBS) Advisors, Inc.	United States

During the last five (5) years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of ChemPartner Investment Holdings Limited

ChemPartner Investment Holdings Limited is a company incorporated under the laws of the British Virgin Islands with its principal business address at c/o No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, The People’s Republic of China and its telephone number is +86-21- 5132 0088.

The name, business address, present principal employment and citizenship of the directors and officers of ChemPartner Investment Holdings Limited are set forth below. As of the date of this proxy statement, ChemPartner Investment Holdings Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Chairman of the board of directors and chief executive officer of the Company	United States

Wenjuan Xiao(1)	c/o No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Director of ChemPartner Investment Holdings Limited, ChemExplorer Investment Holdings Ltd., China Gateway Investment Limited and Joint Benefit Group Limited	The People’s Republic of China

(1)	Wenjuan Xiao is Michael Xin Hui’s mother.

During the last five (5) years, none of ChemPartner Investment Holdings Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of ChemExplorer Investment Holdings Ltd.

ChemExplorer Investment Holdings Ltd. is a company incorporated under the laws of the British Virgin Islands with its business address at c/o No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, The People’s Republic of China and its telephone number is +86-21- 5132 0088.

The name, business address, present principal employment and citizenship of the directors and officers of ChemExplorer Investment Holdings Ltd. are set forth below. As of the date of this proxy statement, ChemExplorer Investment Holdings Ltd. does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Michael Xin Hui	No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Chairman of the board of directors and chief executive officer of the Company	United States

Wenjuan Xiao(1)	c/o No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Director of ChemPartner Investment Holdings Limited, ChemExplorer Investment Holdings Ltd., China Gateway Investment Limited and Joint Benefit Group Limited	The People’s Republic of China

(1)	Wenjuan Xiao is Michael Xin Hui’s mother.

During the last five (5) years, none of ChemExplorer Investment Holdings Ltd., its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Joint Benefit Group Limited

Joint Benefit Group Limited is a company incorporated under the laws of the British Virgin Islands with its business address at c/o No. 5 Building, 998 Halei Road, Zhangjiang Hi-Tech Park, Pudong New Area, Shanghai, 201203, The People’s Republic of China and its telephone number is +86-21- 5132 0088.

The name, business address, present principal employment and citizenship of the sole director of Joint Benefit Group Limited are set forth below. As of the date of this proxy statement, Joint Benefit Group Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Wenjuan Xiao(1)	c/o No. 5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 20123 The People’s Republic of China	Director of ChemPartner Investment Holdings Limited, ChemExplorer Investment Holdings Ltd., China Gateway Investment Limited and Joint Benefit Group Limited	The People’s Republic of China

(1)	Wenjuan Xiao is Michael Xin Hui’s mother.

During the last five (5) years, none of Joint Benefit Group Limited, its director or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of TPG Star, L.P., TPG Biotechnology Partners II, L.P., TPG Star Charisma Limited and TPG Biotech II Charisma Limited

TPG is a private investment partnership that was founded in 1992 and currently has $54.5 billion of assets under management. Through its investment platforms, TPG Capital and TPG Growth, the firm has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has offices in San Francisco, Fort Worth, Houston, New York, Sao Paulo, Hong Kong, London, Paris, Luxembourg, Melbourne, Moscow, Mumbai, Shanghai, Chongqing, Beijing, Singapore and Tokyo.

TPG Star, L.P.

TPG Star, L.P. is a Delaware limited partnership with its registered address at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America, and its telephone number is +1 817 871 4000.

TPG Biotechnology Partners II, L.P.

TPG Biotechnology Partners II, L.P. is a Delaware limited partnership with its registered address at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America, and its telephone number is +1 817 871 4000.

TPG Star Charisma Limited

TPG Star Charisma Limited is a company incorporated in Hong Kong with its registered address at 57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, and its telephone number is +852 3515 8888. TPG Star, L.P. is the sole shareholder of TPG Star Charisma Limited.

TPG Biotech II Charisma Limited

TPG Biotech II Charisma Limited (together with TPG Star Charisma Limited, “TPG”) is a company incorporated in Hong Kong with its registered address at 57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, and its telephone number is +852 3515 8888. TPG Biotechnology Partners II, L.P. is the sole shareholder of TPG Biotech II Charisma Limited.

Controlling Persons

TPG Group Holdings (SBS) Advisors, Inc. is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership (“TPG Holdings”), which is the sole member of TPG Star GenPar Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Star GenPar, L.P., a Delaware limited partnership, which is general partner of TPG Star, L.P., a Delaware limited partnership, which is the sole shareholder of TPG Star. TPG Holdings is also the sole member of TPG Biotechnology GenPar II Advisors LLC, a Delaware limited liability company, which is the general partner of TPG Biotechnology Partners GenPar II, L.P., a Delaware limited partnership, which is general partner of TPG Biotechnology Partners II, L.P., a Delaware limited partnership, which is the sole shareholder of TPG Biotech.

The business address of TPG Group Holdings (SBS) Advisors, Inc. is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America, and its telephone number is +1 817 871 4000.

The name and present principal employment of each director and executive officer of TPG Group Holdings (SBS) Advisors, Inc. are set forth below. The business address of each individual set forth below is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, United States of America. Each individual set forth below is a United States citizen.

Name	Present Principal Employment
David Bonderman	President and chairman of the board

James G. Coutler	Senior vice president and director

John E. Viola	Vice present and treasurer

Ronald Cami	Vice president and secretary

David C. Reintjes	Chief compliance officer and assistant secretary

G. Douglas Puckett	Assistant treasurer

Steven A. Willman	Assistant treasurer

During the past five years, none of TPG Star, L.P., TPG Biotechnology Partners II, L.P., TPG Star Charisma Limited, TPG Biotech II Charisma Limited and TPG Group Holdings (SBS) Advisors, Inc. (or, to the knowledge of each of them, any of the individuals set forth above) (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Han Ming Tech Investment Limited

Han Ming Tech Investment Limited is a company incorporated under the laws of the British Virgin Islands with its registered office at c/o Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is + 1284 494 5296.

The name, business address, present principal employment and citizenship of the directors and officers of Han Ming Tech Investment Limited are set forth below. As of the date of this proxy statement, Han Ming Tech Investment Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Zhongji Zhi	c/o No. 758 Beijing West Road Apt 1602, Building 16 Shanghai The People’s Republic of China	Director of Han Ming Tech Investment Limited	Hong Kong

During the last five (5) years, none of Han Ming Tech Investment Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PROXY CARD

SHANGPHARMA CORPORATION

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: SHP)

Form of Proxy for Extraordinary General Meeting

to Be Held on             , 2013

(or any adjourned or postponed meeting thereof)

I/We                                                                                                                                                                                                          of                                                                                                                                                                                                                 ,

being the registered holder of                                                           ordinary shares 1, par value US$0.001 per share, of ShangPharma Corporation (the “Company”), hereby appoint the Chairman of the extraordinary general meeting 2 or                                                                                                         of

as my/our proxy to attend and act for me/us at the extraordinary general meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong on             , 2013 at      a.m. (Hong Kong time), and in the event of a poll, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit 3.

No.	PROPOSALS	FOR[3]	AGAINST [3]	ABSTAIN [3]
1.	As a special resolution, THAT the agreement and plan of merger, dated December 21, 2012 (the “Merger Agreement”), by and among ShangPharma Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), ShangPharma Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings (“Parent”), ShangPharma Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company.	☐	☐	☐

2.	As a special resolution, THAT the directors and the chief financial officer of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement; and	☐	☐	☐

3.	As an ordinary resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the meeting to pass the special resolutions to be proposed at the meeting.	☐	☐	☐

Dated , 20	Signature(s) [4]

[1]

Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).

[2]

If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

[3]

IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR”. If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST”. If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN”.

[4]

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

ADS VOTING INSTRUCTION CARD

SHANGPHARMA CORPORATION

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS ("ADRs")
REPRESENTING ORDINARY SHARES OF
SHANGPHARMA CORPORATION

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

	FOR	AGAINST	ABSTAIN
Res. 1	☐	☐	☐
Res. 2	☐	☐	☐
Res. 3	☐	☐	☐

Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above. ☐

Address Change ☐ Mark box, sign and indicate changes/comments below:

Sign Below Date:____________________

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

AGENDA

ShangPharma Corporation
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64506, St. Paul, MN 55164-0506

Voting Instruction Card

JPMorgan Chase Bank, N.A. (the "Depositary") has received notice that the Extraordinary General Meeting of Shareholders (the "Meeting") of ShangPharma Corporation (the "Company") will be held at 10:00 a.m. (Hong Kong time), on TBD, 2013 at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong, for the purposes set forth on this card.

If you wish to have the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs in respect of the Resolutions at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions, as the case may be. You may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m., TBD, 2013. Only the registered ADR holders of record at the close of business on TBD, 2013, will be entitled to execute the attached Voting Instruction Card. If no Voting Instruction Card is received by the Depositary before 12:00 p.m., TBD, 2013 or in the manner required, the Depositary shall deem that you have instructed the Depositary to give a discretionary voting proxy to a person designated by the Company to vote unvoted Ordinary Shares.

The signatory, a registered holder of ADRs representing Ordinary Shares of the Company of record on TBD, 2013, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the Ordinary Shares of the Company represented by such ADRs registered in the name of the signatory, on the Resolutions at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be returned before 12:00 p.m., TBD, 2013. The proxy materials are available on the Company's website at http://ir.shangpharma.com.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.